As filed with the Securities and Exchange Commission on January 11, 2008

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ON SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3674	36-3840979
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5005 E. McDowell Road

Phoenix, Arizona 85008

(602) 244-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George H. Cave, Esq.

Senior Vice President, General Counsel and Secretary

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

(602) 244-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Pidgeon, Esq. Diane Holt Frankle, Esq. David P. Lewis, Esq. DLA Piper US LLP 2415 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (480) 606-5100	Darlene Gerry, Esq. Senior Vice President, General Counsel and Secretary AMIS Holdings, Inc. 2300 Buckskin Road Pocatello, Idaho 83201 (208) 233-4690	William M. Kelly, Esq. Mischa Travers, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	113,293,704(1)	N/A	$951,667,114(2)	$37,401

(1)	The number of shares of common stock of the registrant being registered is based upon (x) an estimate of the maximum number of shares of common stock, par value $0.01 per share, of AMIS Holdings, Inc. (“AMI”) presently outstanding or issuable or expected to be issued in connection with the merger of a wholly-owned subsidiary of the registrant with AMI multiplied by (y) the exchange ratio of 1.15 shares of common stock, par value $0.01 per share, of the registrant, for each such share of common stock of AMI.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for the common stock is the product of (x) $8.40, the average of the high and low sales prices of AMI common stock, as quoted on The Nasdaq Stock Market, on January 9, 2008, and (y) 98,516,264, the estimated maximum number of shares of AMI common stock that may be exchanged for the shares of common stock of the registrant being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 11, 2008

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Each of the boards of directors of ON Semiconductor Corporation (“ON”) and AMIS Holdings, Inc. (“AMI”) has approved a strategic merger combining ON and AMI. We believe that the proposed merger will allow ON and AMI to be better positioned to compete in the rapidly evolving semiconductor industry.

ON and AMI have entered into an Agreement and Plan of Merger and Reorganization under which a newly formed, wholly-owned, subsidiary of ON will merge with and into AMI, with AMI becoming a wholly-owned subsidiary of ON.

In the proposed merger, AMI stockholders will receive 1.15 shares of ON common stock for each share of AMI common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. ON’s stockholders will continue to own their existing shares, which will not be exchanged in connection with the merger. Upon completion of the merger, AMI’s former stockholders will own approximately     % of the then outstanding ON common stock, based on the number of shares of ON and AMI outstanding on                    , 2008. The value of the merger consideration to be received in exchange for each share of AMI common stock will fluctuate with the market price of ON common stock.

Based on the closing sale price for ON common stock on December 12, 2007, the last trading day before public announcement of the merger, the 1.15 exchange ratio represented approximately $10.14 in value for each share of AMI common stock. Based on the closing sale price for ON common stock on                     , 2008, the latest practicable date before the printing of this joint proxy statement/prospectus, which we refer to as this “Proxy Statement,” the 1.15 exchange ratio represented approximately $             in value for each share of AMI common stock.

ON common stock is listed on The Nasdaq Stock Market under the symbol “ONNN.” AMI common stock is listed on The Nasdaq Stock Market under the symbol “AMIS.” We urge you to obtain current market quotations for the shares of ON and AMI.

Your vote is very important. The merger cannot be completed unless ON stockholders adopt and approve the amendment to ON’s certificate of incorporation and the issuance of ON common stock in the merger and AMI stockholders adopt and approve the merger agreement. Each of ON and AMI is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by stockholders is contained in this Proxy Statement. We urge you to read this Proxy Statement carefully. You should also carefully consider the risk factors beginning on page 22.

Whether or not you plan to attend your respective company’s special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The ON board of directors recommends that you vote FOR the proposal to amend ON’s certificate of incorporation to increase the number of authorized shares of ON common stock and FOR the proposal to approve the issuance of ON common stock in the merger.

The AMI board of directors recommends that you vote FOR the proposal to adopt and approve the merger agreement.

Keith D. Jackson	Christine King
Chief Executive Officer and President	Chief Executive Officer
ON Semiconductor Corporation	AMIS Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this Proxy Statement is accurate or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement is dated                     , 2008, and is first being mailed to stockholders of ON and AMI on or about                     , 2008.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                     , 2008

To the Stockholders of ON Semiconductor Corporation:

A special meeting of stockholders of ON Semiconductor Corporation will be held at            , on                     , 2008 at             a.m., local time, for the following purposes:

1. To adopt and approve an amendment to ON’s certificate of incorporation to increase the number of authorized shares of ON stock from 600,100,000 shares to 750,100,000 shares, of which 100,000 shares shall be designated as preferred stock, par value $0.01 per share, and 750,000,000 shares shall be designated as common stock, par value $0.01 per share (the “Charter Amendment”).

2. To approve the issuance of ON common stock, par value $0.01 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semiconductor Corporation, Orange Acquisition Corporation and AMIS Holdings, Inc., as the same may be amended from time to time (the “Share Issuance”).

3. To approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first two proposals listed above.

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The first two proposals listed above are conditioned upon each other and the approval of each of the first two proposals is required for completion of the merger. The accompanying Proxy Statement further describes the matters to be considered at the meeting. A copy of the merger agreement has been included as Annex A to the Proxy Statement.

The ON board of directors has set                    , 2008 as the record date for the special meeting. Only holders of record of ON common stock at the close of business on                    , 2008 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The special meeting will begin promptly at     a.m., local time. Check-in will begin at     a.m., local time, and you should allow ample time for check-in procedures. Any stockholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of ON common stock. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

The ON board of directors recommends that you vote FOR the proposal to amend ON’s certificate of incorporation to increase the number of authorized shares of ON common stock, FOR the proposal to approve the issuance of ON common stock in the merger and FOR the proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies.

By Order of the Board of Directors,

Keith D. Jackson

President and Chief Executive Officer

Phoenix, Arizona

                    , 2008

PLEASE SUBMIT A PROXY FOR YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR SUBMITTING A PROXY ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT SUBMITTING A PROXY FOR YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL FREE) OR (212) 929-5500 (COLLECT) OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                    , 2008

To the Stockholders of AMIS Holdings, Inc.:

A special meeting of stockholders of AMIS Holdings, Inc. will be held at            , on                    , 2008 at             a.m., local time, for the following purposes:

1. To adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semiconductor Corporation, Orange Acquisition Corporation and AMIS Holdings, Inc., as the same may be amended from time to time (the “Merger Proposal”).

2. To approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal listed above.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The accompanying Proxy Statement further describes the matters to be considered at the special meeting. A copy of the merger agreement has been included as Annex A to this Proxy Statement.

The AMI board of directors has set                    , 2008 as the record date for the special meeting. Only holders of record of shares of AMI common stock at the close of business on                    , 2008 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The special meeting will begin promptly at     a.m., local time. Check-in will begin at     a.m., local time, and you should allow ample time for check-in procedures. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

The AMI board of directors recommends that you vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies.

By Order of the Board of Directors,

Christine King

Chief Executive Officer

Pocatello, Idaho

                    , 2008

PLEASE SUBMIT A PROXY FOR YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR SUBMITTING A PROXY ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT SUBMITTING A PROXY FOR YOUR SHARES, PLEASE CALL THE ALTMAN GROUP AT (866) 406-2289 (TOLL FREE) OR (201) 806-7300 (COLLECT) OR VIA EMAIL AT AMISINFO@ALTMANGROUP.COM.

ADDITIONAL INFORMATION

This Proxy Statement incorporates by reference important business and financial information about ON and AMI from other documents that are not included in or delivered with this Proxy Statement. For a listing of the documents incorporated by reference into this Proxy Statement, see “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You may obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

ON Semiconductor Corporation 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008 Attn: Office of Investor Relations (602) 244-3437	AMIS Holdings, Inc. 2300 Buckskin Road Pocatello, Idaho 83201 Attn: Investor Relations (208) 233-4690

In addition, you may obtain copies of this information by making a request through ON’s or AMI’s investor relations departments by sending an email to investor@onsemi.com or investor@amis.com, respectively.

You may also obtain documents incorporated by reference into this Proxy Statement by requesting them in writing or by telephone from MacKenzie Partners, Inc., ON’s proxy solicitation agent, or The Altman Group, AMI’s proxy solicitation agent, at the following addresses and telephone numbers:

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885 (toll free) (212) 929-5500 (collect)	The Altman Group 1200 Wall Street West, 3rd Floor Lyndhurst, New Jersey 07071 (866) 406-2289 (toll free) (201) 806-7300 (collect)

To receive timely delivery of the documents in advance of the meetings, you should make your request no later than                    , 2008.

SUBMITTING A PROXY BY INTERNET OR BY TELEPHONE

ON stockholders of record on the close of business on                     , 2008, the record date for the ON special meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact MacKenzie Partners, Inc. by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect) or via email at proxy@mackenziepartners.com.

AMI stockholders of record on the close of business on                    , 2008, the record date for the AMI special meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact The Altman Group by telephone at (866) 406-2289 (toll free) or (201) 806-7300 (collect) or via email at amisinfo@altmangroup.com.

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(Continued)

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ANNEXES

Annex A	Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semiconductor Corporation, Orange Acquisition Corporation and AMIS Holdings, Inc.

Annex B	Form of Voting Agreement by and among ON, AMI and certain ON stockholders

Annex C	Form of Voting Agreement by and among ON, AMI and executive officers, directors, and certain other stockholders of AMI

Annex D	Certificate of Incorporation of Orange Acquisition Corporation, which will be the Certificate of Incorporation of AMI following completion of the merger

Annex E	Opinion of Credit Suisse Securities (USA) LLC

Annex F	Opinion of Goldman, Sachs & Co.

Annex G	Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation

QUESTIONS AND ANSWERS ABOUT THE MEETINGS

The following questions and answers briefly address some commonly asked questions about the ON and the AMI special meetings. The following questions and answers may not include all the information that is important to stockholders of ON and AMI. We urge stockholders to read carefully this entire Proxy Statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving these materials?

A:	We are sending you these materials to help you decide how to vote your shares of ON or AMI stock with respect to their proposed merger and related transactions.

The merger cannot be completed unless ON stockholders approve the amendment of ON’s certificate of incorporation and the issuance of ON common stock in the merger, and AMI stockholders adopt and approve the merger agreement. Each of ON and AMI is holding its special meeting of stockholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by stockholders is contained in this Proxy Statement.

We are delivering this document to you as both a joint proxy statement of ON and AMI and a prospectus of ON. It is a joint proxy statement because each of our boards of directors is soliciting proxies from its stockholders. It is a prospectus because ON will exchange shares of its common stock for shares of AMI common stock in the merger.

Q:	What will stockholders receive in the merger?

A:	At the effective time of the merger, each outstanding share of AMI common stock will be converted into the right to receive 1.15 shares of ON common stock in the merger, which we refer to as the exchange ratio. Holders of AMI common stock will not receive any fractional ON shares in the merger. Instead, the total number of shares that each holder of AMI common stock will receive in the merger will be rounded down to the nearest whole number, and ON will pay cash for any resulting fractional share that an AMI stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of ON common stock will be determined by multiplying the fraction by the closing price for ON common stock on The Nasdaq Stock Market on the date that the merger becomes effective.

ON’s stockholders will continue to own their existing shares, and will not need to exchange their existing shares in connection with the merger.

Q:	When do ON and AMI expect to complete the merger?

A:	ON and AMI expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including the receipt of stockholder approvals at the special meetings of ON and AMI and the receipt of all required regulatory approvals. ON and AMI currently expect to complete the merger during the first half of 2008. However, it is possible that factors outside of either company’s control could cause the merger to be competed at a later time or not at all.

Q:	How do the boards of directors of ON and AMI recommend that I vote?

A:	The ON board of directors recommends that holders of ON common stock vote FOR the proposal to amend ON’s certificate of incorporation, FOR the proposal to approve the issuance of ON common stock in the merger and FOR the proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first two proposals.

The AMI board of directors recommends that AMI stockholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the previous proposal.

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Q:	What vote is required to approve each proposal?

A:	For ON Stockholders:

To adopt and approve the amendment to ON’s certificate of incorporation: the affirmative vote of a majority of the outstanding shares of common stock of ON entitled to vote is required to adopt and approve an amendment to ON’s certificate of incorporation to increase the number of authorized shares of ON stock from 600,100,000 shares to 750,100,000 shares, of which 100,000 shares shall be designated as preferred stock, par value $0.01 per share, and 750,000,000 shares shall be designated as common stock, par value $0.01 per share, which is referred to in this Proxy Statement as the “Charter Amendment.”

To approve the issuance of ON common stock in the merger: the affirmative vote of a majority of votes cast by holders of ON common stock entitled to vote at the meeting is required to approve the issuance of ON common stock in the merger, which is referred to in this Proxy Statement as the “Share Issuance.”

The two proposals listed above are conditioned upon each other and the approval of each of the two proposals is required for completion of the merger.

For AMI Stockholders:

To adopt and approve the merger agreement: the affirmative vote of a majority of the outstanding shares of AMI common stock entitled to vote is required to adopt and approve the merger agreement, which is referred to in this Proxy Statement as the “Merger Proposal.”

Q:	What if I do not vote on the matters relating to the merger?

A:	If you are an ON stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote your shares on the Charter Amendment, your failure to vote or instruct your broker or other nominee how to vote will have the same effect as a vote against the Charter Amendment. If you “abstain” from voting on the Charter Amendment, your shares will be counted as present for purposes of determining whether a quorum exists but will be counted as voting against this proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Charter Amendment, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Charter Amendment.

If you are an ON stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote your shares on the Share Issuance, your failure to vote or instruct your broker or other nominee how to vote will have no effect on the outcome of the vote for this proposal. Similarly, if you “abstain” from voting on the Share Issuance vote, your shares will be counted as present for purposes of determining whether a quorum exists but will have no effect on the outcome of the vote for this proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Share Issuance, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Share Issuance.

The approval of the Charter Amendment and the Share Issuance are conditioned on each other, and approval of each is required for completion of the merger.

If you are an AMI stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote against the Merger Proposal. If you “abstain” from voting on the Merger Proposal, your shares will be counted in the same way as if they had been voted against the Merger Proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Merger Proposal, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Merger Proposal.

Q:	How do I submit a proxy?

A:	You may submit a proxy before your company’s special meeting in one of the following ways:

•	by telephone, using the toll free number shown on your proxy card;

•	via the Internet, by visiting the website shown on your proxy card; or

•	by mail, by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your company’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this Proxy Statement, please submit a proxy to vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	When and where are the ON and AMI special meetings of stockholders?

A:	The special meeting of ON stockholders will be held at , on , 2008 at a.m., local time. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at a.m., local time.

The special meeting of AMI stockholders will be held at                     , on                     , 2008 at     a.m., local time. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at     a.m., local time.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	Your broker or other nominee does not have authority to vote on the proposals described in this Proxy Statement without receiving instructions from the beneficial owner as to how the shares are to be voted. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions that your broker or other nominee provides.

Q:	What constitutes a quorum?

A:	Stockholders who hold a majority of the ON stock issued and outstanding as of the close of business on the record date for the ON special meeting and who are entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the ON special meeting.

Stockholders who hold a majority in voting power of the AMI common stock issued and outstanding as of the close of business on the record date for the AMI special meeting and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the AMI special meeting.

Q:	What if I hold shares in both ON and AMI?

A:	If you are a stockholder of both ON and AMI, you will receive two separate packages of proxy materials. A vote as an ON stockholder for the Charter Amendment and the Share Issuance will not constitute a vote as an AMI stockholder for the Merger Proposal, or vice versa. Therefore, please complete, sign, date and return all proxy cards that you receive, whether from ON or AMI, or submit a proxy to have your shares as both an ON and AMI stockholder voted by telephone or via the Internet.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of ON or AMI, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•

by submitting a later dated proxy via the Internet in the same manner that you submitted your earlier proxy via the Internet or by calling the telephone number specified on your proxy card, in each case if you are eligible to submit a proxy by Internet or telephone and following the instructions on the proxy card; or

•	by attending the applicable special meeting and voting in person.

Your attendance at your company’s special meeting alone will not revoke any proxy. If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable special meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What are the material United States federal income tax consequences of the merger?

A:	ON and AMI intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” for United States federal income tax purposes. Accordingly, a holder of AMI common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of AMI common stock for shares of ON common stock pursuant to the merger, except for any gain or loss recognized in connection with any cash received instead of a fractional share of ON common stock.

Q:	Do I have appraisal rights?

A:	Neither the holders of ON common stock nor the holders of AMI common stock will be entitled to exercise any appraisal rights in connection with the merger.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

If you are a holder of AMI common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your AMI stock certificates for certificates representing shares of ON common stock. ON stockholders will not be exchanging their stock certificates in connection with the merger. Accordingly, ON stockholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:	What if I hold AMI and ON stock options or other stock-based awards?

A:	ON stock options and other equity-based awards, including restricted stock units, will remain outstanding and will not be exchanged in connection with the merger.

In the merger, all outstanding AMI employee stock options and restricted stock unit awards will be converted into options and restricted stock unit awards of ON, and those options and awards will entitle the holder to receive ON common stock. The number of shares issuable under those options and awards, and the exercise prices for those options, will be adjusted based on the exchange ratio.

Q:	Whom should I contact if I have any questions about the merger, the proxy materials or voting power?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the Proxy Statement or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are an ON stockholder, you should contact MacKenzie Partners, Inc., the proxy solicitation agent for ON, by telephone at (800) 322–2885 (toll free) or (212) 929–5500 (collect) or via email at proxy@mackenziepartners.com. If you are an AMI stockholder, you should contact The Altman Group, the proxy solicitation agent for AMI, by telephone at (866) 406-2289 (toll free) or (201) 806-7300 (collect) or via email at amisinfo@altmangroup.com. If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus, referred to as this Proxy Statement, and does not contain all the information that may be important to you. Each section of this summary is qualified in its entirety by reference to the full discussions of the related matters in the body of this Proxy Statement, and ON and AMI urge you to read carefully this Proxy Statement, including the annexes, in its entirety. Additional important information is also contained in the documents incorporated by reference into this Proxy Statement—see “Where You Can Find More Information” beginning on page 117. Unless stated otherwise, all references in this Proxy Statement to ON are to ON Semiconductor Corporation, all references to AMI are to AMIS Holdings, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON, Orange Acquisition Corporation and AMI, a copy of which is attached as Annex A to this Proxy Statement.

The Merger

Each of the boards of directors of ON and AMI has approved a strategic merger of ON and AMI. ON and AMI have entered into an Agreement and Plan of Merger and Reorganization under which a newly formed, wholly-owned, subsidiary of ON will merge with and into AMI, with AMI thereupon becoming a wholly-owned subsidiary of ON. In the proposed merger, AMI stockholders will receive 1.15 shares of ON common stock for each share of AMI common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. ON’s stockholders will continue to own their existing shares, and will not need to exchange them in connection with the merger.

A copy of the merger agreement is attached as Annex A to this Proxy Statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see “The Merger Agreement” beginning on page 70.

The Parties

ON

ON is a global supplier of power and data management semiconductors and standard semiconductor components. ON designs, manufactures and markets an extensive portfolio of semiconductor components that address the design needs of sophisticated electronic systems and products. ON’s power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. ON’s data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. ON’s standard semiconductor components serve as “building block” components that may be applied to virtually all electronic devices.

For the year ended December 31, 2006, ON had revenues of approximately $1.53 billion and net income of approximately $272.1 million. For the nine months ended September 28, 2007, ON had revenues of approximately $1.16 billion and net income of approximately $181.1 million.

ON’s headquarters are located at 5005 E. McDowell Road, Phoenix, Arizona 85008, and its telephone number is (602) 244-6600. ON has major design operations in Arizona, Rhode Island, Texas, Oregon, China, Slovakia, the Czech Republic, Korea, France and Ireland, and it currently operates manufacturing facilities in Arizona, Oregon, China, the Czech Republic, Japan, Malaysia, the Philippines and Slovakia.

AMI

AMI is a leader in the design and manufacture of customer-specific mixed signal semiconductor products. AMI focuses on the automotive, medical, industrial, communications and military and aerospace markets, where there is a significant need for electronic products to interact with the real world through analog signals, such as light, heat, pressure, power and radio waves. These analog signals are captured, processed, controlled and converted into digital signals by mixed signal semiconductors provided by AMI. AMI’s integrated mixed signal products combine analog and digital circuitry on a single integrated circuit, or IC, to perform functions that range from monitoring of human heart rates to determining air pressure in a tire.

For the year ended December 31, 2006, AMI had revenues of approximately $605.6 million and net income of approximately $37.4 million. For the nine months ended September 29, 2007, AMI had revenues of approximately $462.0 million and net income of approximately $19.4 million.

AMI is a holding company and conducts all its business operations through AMI Semiconductor, Inc., its wholly-owned subsidiary, and its subsidiaries. AMI was incorporated in Delaware in 1988. AMI’s headquarters are located at 2300 Buckskin Road, Pocatello, Idaho 83201 and its telephone number is (208) 233-4690. AMI has wafer fabrication facilities in Pocatello, Idaho and Oudenaarde, Belgium, as well as test operations in Calamba, the Philippines.

Merger Sub

Orange Acquisition Corporation, or Merger Sub, a wholly-owned subsidiary of ON, is a Delaware corporation formed on December 11, 2007 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into AMI, and AMI will become a wholly-owned subsidiary of ON.

Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

ON’s Reasons for the Merger (see page 35)

In the course of determining that the merger and the merger agreement are advisable and in the best interests of ON and its stockholders, the ON board of directors consulted with ON’s management, as well as its financial and legal advisors. The ON board of directors concluded that the merger could enhance stockholder value by:

•	accelerating ON’s transformation from a discrete supplier to a key supplier with scale;

•	strengthening ON’s end-market presence, facilitating ON’s entry into new markets and deepening customer relationships;

•	providing ON with significant scale and cash flow generation; and

•	leveraging ON’s operational excellence to achieve cost saving and accelerate the ramp of activity in ON’s Gresham, Oregon wafer fabrication facility.

The ON board of directors also considered a number of other factors and risks concerning the merger, which are described in greater detail on pages 35 to 37.

AMI’s Reasons for the Merger (see page 38)

AMI’s board of directors considered a number of factors in making its determination that the merger and the merger agreement are advisable and in the best interests of AMI and its stockholders, including the following:

•

the merger consideration to be received by AMI stockholders, which AMI’s board of directors concluded would be likely to deliver greater long-term value to AMI’s stockholders than would be expected if AMI remained independent;

•

participation by AMI’s stockholders in the future growth of an organization with considerably greater scale and breadth than AMI alone, and their ability to benefit from the synergies that are expected to be realized as a result of the merger;

•

AMI’s prospects as an independent company, including the significant risks associated with remaining independent and the AMI board of directors’ view that AMI could best realize long-term stockholder value as part of a global semiconductor enterprise with greater scale and reach;

•	the extensive process conducted during the several months prior to the signing of the merger agreement;

•

the opinion of Goldman Sachs dated December 13, 2007 that, based on and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the consideration of 1.15 shares of ON common stock to be received for each share of AMI common stock pursuant to the merger agreement was fair from a financial point of view to holders of shares of AMI common stock;

•	the terms of the merger agreement, including its termination provisions, the “breakup” and “reverse breakup” fees and AMI’s ability to respond to and accept a superior proposal;

•	the relatively limited nature of the closing conditions included in the merger agreement and the likelihood that the merger will be completed; and

•	the fact that the merger is expected to be tax-free to AMI stockholders for U.S. federal income tax purposes, other than with respect to cash received for fractional shares.

AMI’s board of directors also identified and considered a number of countervailing factors and risks that could arise from the merger, which are described in detail on pages 39-40.

What AMI Stockholders Will Receive in the Merger (see page 70)

At the effective time of the merger, each outstanding share of AMI common stock will be converted into the right to receive 1.15 shares of ON common stock in the merger, which we refer to as the exchange ratio. Holders of AMI common stock will not receive any fractional ON shares in the merger. Instead, the total number of shares that each holder of AMI common stock will receive in the merger will be rounded down to the nearest whole number, and ON will pay cash for any resulting fractional share that an AMI stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of ON common stock will be determined by multiplying the fraction by the closing price for ON common stock on The Nasdaq Stock Market on the date that the merger becomes effective.

Example: If you currently own 25 shares of AMI common stock, absent the treatment of the fractional shares described above, you would be entitled to receive (25 x 1.15) or 28.75 shares of ON common stock. Since fractional shares will not be issued, you will be entitled to 28 shares of ON common stock and a check for the market value of 0.75 shares of ON common stock based on its closing price on the date that the merger becomes effective.

The merger agreement provides for adjustments to the exchange ratio to reflect fully the effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction with respect to ON common stock or AMI common stock with a record date prior to the merger.

Treatment of Stock Options and Other Stock-Based Awards (see page 71)

At the effective time of the merger, all outstanding AMI employee stock options and restricted stock unit awards will be assumed by ON and converted into options and restricted stock unit awards of ON, and those options and awards will entitle the holder to receive ON common stock. The number of shares issuable under those options and awards, and the exercise prices for options, will be adjusted based on the exchange ratio.

ON stock options and other equity-based awards, including restricted stock unit awards, will remain outstanding and will not be exchanged in connection with the merger.

Directors and Executive Management Following the Merger (see page 65)

Upon the consummation of the merger, ON will increase the size of its board of directors by one member, to eight directors, and Christine King, AMI’s Chief Executive Officer, will become a member of the board of directors of ON. The other members of the board of directors of ON will remain the same.

Recommendations of the ON Board of Directors (see page 35)

After careful consideration, the ON board of directors recommends that holders of ON common stock vote FOR the Charter Amendment and the Share Issuance.

Recommendation of the AMI Board of Directors (see page 38)

After careful consideration, the AMI board of directors recommends that holders of AMI common stock vote FOR the Merger Proposal.

Opinions of the Parties’ Financial Advisors

ON Financial Advisor (see page 40)

ON’s financial advisor, Credit Suisse Securities (USA) LLC, which we refer to as “Credit Suisse,” rendered its oral opinion to the ON board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) that, as of December 12, 2007, and based upon and subject to the various considerations described in its written opinion, the exchange ratio was fair to ON, from a financial point of view.

The full text of the Credit Suisse opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex E to this Proxy Statement and is incorporated by reference in its entirety. Holders of ON common stock are urged to carefully read the opinion in its entirety. Credit Suisse provided its opinion for the information and assistance of the board of directors of ON in connection with its consideration of the merger. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to ON of the exchange ratio as of the date of the Credit Suisse opinion. The Credit Suisse opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the Credit Suisse opinion.

AMI Financial Advisor (see page 47)

The AMI board of directors considered the analyses of Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” and Goldman Sachs’ opinion to AMI’s board of directors that, as of December 13, 2007, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of AMI common stock.

The full text of the written opinion of Goldman Sachs, dated December 13, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this Proxy Statement. The summary of the Goldman Sachs opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided its opinion for the information and assistance of AMI’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of AMI’s common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between AMI and Goldman Sachs, AMI has agreed to pay Goldman Sachs a transaction fee of 0.85% of the aggregate consideration paid in the transaction, or approximately $9 million based on the closing share prices of AMI and ON as of December 12, 2007, all of which is payable upon consummation of the transaction. In addition, AMI has agreed to reimburse Goldman Sachs for certain of its expenses in connection with its engagement and to indemnify Goldman Sachs and its affiliates against certain damages and liabilities in connection with or resulting from its engagement.

Interests of AMI’s Directors, Executive Officers and Certain Significant Stockholders in the Merger (see page 61)

You should be aware that some of AMI’s directors, executive officers and significant stockholders have interests in the merger that are different from, or are in addition to, the interests of AMI stockholders generally. These interests relate to equity and equity-linked securities held by such persons; change of control severance arrangements covering AMI’s executive officers; indemnification of AMI’s directors and officers by ON following the merger; and the appointment of Christine King, currently AMI’s Chief Executive Officer, as a member of the board of directors of ON.

Interests of ON’s Directors and Executive Officers in the Merger (see page 65)

You should be aware that some of ON’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of ON stockholders generally. Keith Jackson, the Chief Executive Officer of ON, and Donald Colvin, the Chief Financial Officer of ON, were granted 145,000 and 120,000 restricted stock units, respectively, on October 1, 2007, that vest based upon achievement of product revenue and gross margin hurdles. If this merger is completed, the combined results of operations, together with the recently completed acquisition of the voltage regulation and thermal monitoring products for computing applications business from Analog Devices, Inc., could facilitate the earlier vesting of some or all of these units.

Material U.S. Federal Income Tax Consequences of the Merger (see page 68)

The merger has been structured as a tax-free “reorganization” for U.S. federal income tax purposes. Accordingly, holders of AMI common stock will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their AMI common stock for ON common stock in the merger, except for any gain or loss recognized in connection with any cash received instead of a fractional share of ON common stock. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of AMI and ON to complete the merger that each receives a legal opinion from its outside counsel that the merger will be a “reorganization” for U.S. federal income tax purposes.

The U.S. federal income tax consequences described above may not apply to all holders of AMI common stock, including certain holders specifically referred to on page 68. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment of the Merger (see page 65)

The merger will be accounted for as an acquisition by ON of AMI under the purchase method of accounting according to U.S. generally accepted accounting principles.

No Appraisal Rights (see page 66)

Under Section 262 of the General Corporation Law of the State of Delaware, neither the holders of ON common stock nor the holders of AMI common stock will have appraisal rights in connection with the merger.

Regulatory Matters (see page 66)

The merger is subject to the expiration or termination of the waiting period under the U.S. antitrust laws and the receipt of any consents or approvals required under applicable foreign competition laws. ON and AMI have each agreed to use their reasonable best efforts to take all actions proper or advisable under the merger agreement and applicable laws, rules and regulations to complete the merger, as well as other specified actions, as promptly as practicable. However, the foregoing does not require ON to agree to or carry out any divestiture, sale, license or imposition of any material limitation on the ability of ON to conduct its business or to hold or exercise full ownership of the AMI shares, except in each case as would not involve any assets that are material to ON and its subsidiaries, taken as a whole. In addition, subject to certain conditions, either party can terminate the merger agreement if the merger has not been effected by June 13, 2008; provided, that either party may extend this deadline to September 13, 2008 if all conditions to closing have been satisfied other than required antitrust and competition law approvals. In either case, no termination fee is due. Each of ON and AMI has the right to terminate the merger agreement if a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger. In this case, the terminating party would not be required to pay a termination fee.

Conditions to Completion of the Merger (see page 75)

ON and AMI expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after the receipt of stockholder approvals at the special meetings of ON and AMI and the receipt of all required regulatory approvals. ON and AMI currently expect to complete the merger during the first half of 2008. However, it is possible that factors outside of either company’s control could cause the merger to be competed at a later time or not at all.

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the receipt of the required stockholder approvals;

•	the expiration or termination of the waiting period under U.S. antitrust laws and the receipt of any consents or approvals required under applicable foreign competition laws;

•	the effectiveness of the registration statement of which this Proxy Statement is a part, and the registration statement not being subject to any stop order or threatened stop order;

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger;

•	the receipt of opinions of counsel relating to the U.S. federal income tax treatment of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, including the other party’s representation that no material adverse effect has occurred;

•	the other party’s compliance in all material respects with its obligations under the merger agreement; and

•	the receipt of authorization from The Nasdaq Stock Market for listing of ON common stock to be issued in connection with the merger.

The merger agreement provides that certain of these conditions may be waived, in whole or in part, by ON or AMI, to the extent legally allowed. Neither ON nor AMI currently expects to waive any material condition to the completion of the merger. If either ON or AMI determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to ON or AMI stockholders (including any change in the tax consequences of the transaction to AMI stockholders), proxies would be resolicited from the ON or AMI stockholders, as applicable.

Termination of the Merger Agreement (see page 79)

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (including after stockholder approval):

•	by mutual written consent of ON, Merger Sub and AMI;

•	by either ON or AMI, if:

–	the merger is not consummated on or before June 13, 2008; except that right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure and provided that this date (referred to herein as the “outside date”) may be extended to September 13, 2008 if any applicable antitrust or competition law approvals have not been received but all other conditions to the closing of the merger have been satisfied;

–	a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger;

–	the required ON or AMI stockholder vote has not been obtained at the applicable stockholder meeting or any adjournment or postponement thereof (except that this right is not available to any party who is in material breach of or has materially failed to fulfill its obligations under the merger agreement);

–	the board of directors of the other party changes its recommendation that its stockholders vote in favor of the Merger Proposal (in the case of AMI) or in favor of the Charter Amendment and the Share Issuance (in the case of ON), or if the other party enters into an acquisition agreement relating to an alternative transaction; or

–	the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured after 20 days’ written notice;

•	by ON, if:

–	AMI willfully and materially breaches its covenants with respect to non-solicitation of an alternative acquisition proposal or its obligations to call its stockholders’ meeting and mail this Proxy Statement to its stockholders; or

–	ON’s board of directors determines to accept an alternative acquisition proposal for a change of control transaction and pays the applicable termination fee (as described below); or

•

by AMI to accept a proposal from a third party to acquire AMI that AMI’s board of directors determines to be superior to the terms of ON’s proposed acquisition of AMI, if AMI’s board of directors changes or withdraws its recommendation of the merger in response to such superior proposal and pays the applicable termination fee (as described below).

Termination Fees and Expenses (see page 79)

Each party is required to pay the other party a $30.2 million termination fee, referred to herein as the “termination fee,” if the merger agreement has been terminated because:

•	the board of directors of the non-terminating party has made an adverse recommendation change or failed to reconfirm its recommendation as required by the merger agreement, or the non-terminating party has entered into an acquisition agreement relating to an alternative transaction, in which case the termination fee will be paid by the non-terminating party;

•

the terminating party has entered into an acquisition agreement relating to an alternative transaction (in the case of AMI) or determined to accept a parent acquisition proposal (in the case of ON), in which case the termination fee will be paid by the terminating party;

•

either the outside date has passed or the required AMI stockholder vote has not been obtained at the AMI stockholder meeting, and (i) prior to such termination, there has been a publicly announced alternative acquisition proposal for AMI and (ii) within twelve months after such termination, AMI consummates an alternative transaction or enters into an acquisition agreement relating to an alternative proposal, in which case the termination fee will be paid by AMI (treating in the definition of acquisition proposal, as described on page 78, references to 20% as references to 50%); or

•

either the outside date has passed or the required ON stockholder vote has not been obtained at the ON stockholder meeting, and (i) prior to such termination, there has been a publicly announced alternative acquisition proposal for ON and (ii) within twelve months after such termination, ON undergoes a change of control or enters into an acquisition agreement providing for a change of control, in which case the termination fee will be paid by ON.

In addition, AMI is required to pay the termination fee if it terminates the merger agreement to accept a superior proposal or if ON terminates the merger agreement following a willful and material breach of AMI’s covenants with respect to non-solicitation of an alternative acquisition proposal or its obligations to call its stockholders’ meeting and mail this Proxy Statement to its stockholders.

This termination fee could discourage other companies from seeking to acquire or merge with either AMI or ON.

Debt Refinancing (see page 25)

As a result of the merger, AMI’s outstanding debt will become due and payable and will be required to be repaid or refinanced prior to or concurrent with completion of the merger. At September 29, 2007, the aggregate principal amount of AMI’s outstanding debt was approximately $277.5 million. ON expects to refinance all or a portion of AMI’s debt pursuant to the accordion feature of ON’s existing credit facility.

Timing of the Merger

The merger is expected to be completed during the first half of 2008, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

No Solicitation of Other Offers (see page 77)

In the merger agreement, AMI has agreed that it will not directly or indirectly:

•

solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any alternative acquisition proposal; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any alternative acquisition proposal.

The merger agreement does not, however, prohibit AMI from considering a bona fide acquisition proposal from a third party if certain specified conditions are met.

Matters to be Considered at the ON Special Meetings (see page 86)

At the ON stockholder meeting, ON stockholders will be asked to vote on the following proposals:

•

to adopt and approve an amendment to ON’s certificate of incorporation to increase the number of authorized shares of ON stock from 600,100,000 shares to 750,100,000 shares, of which 100,000 shares shall be designated as preferred stock, par value $0.01 per share, and 750,000,000 shares shall be designated as common stock, par value $0.01 per share, which is referred to in this Proxy Statement as the “Charter Amendment;”

•	to approve the issuance of ON common stock, par value $0.01 per share, in the merger, which is referred to in this Proxy Statement as the “Share Issuance;” and

•

to approve any motion to adjourn or postpone the ON special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first two proposals listed above.

The first two proposals listed above are conditioned upon each other and the approval of each such proposal is required for completion of the merger.

The ON board of directors recommends that ON stockholders vote FOR all of the proposals set forth above.

Matters to be Considered at the AMI Special Meetings (see page 91)

At the AMI stockholder meeting, AMI stockholders will be asked to vote on the following proposals:

•	to adopt and approve the merger agreement, which is referred to in this Proxy Statement as the “Merger Proposal;” and

•

to approve any motion to adjourn or postpone the AMI special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal listed above.

The AMI board of directors recommends that AMI stockholders vote FOR all of the proposals set forth above.

Voting Agreements (see page 81)

ON’s directors and executive officers, who, as of December 13, 2007, in the aggregate owned less than 1% of the shares of ON common stock outstanding and beneficially owned approximately 1% of the shares of ON common stock outstanding, have executed voting agreements agreeing to vote their shares of ON common stock in favor of the Charter Amendment and Share Issuance proposals.

AMI’s directors, executive officers and certain of its significant stockholders, who, as of December 13, 2007, in the aggregate owned approximately 24.4% of the shares of AMI common stock outstanding and beneficially owned approximately 25.4% of the shares of AMI common stock outstanding, have executed voting agreements agreeing to vote their shares of AMI common stock in favor of the Merger Proposal.

Risk Factors (see page 22)

The combined company may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the sections entitled “Risk Factors” beginning on page 22 and “Forward-Looking

Statements” beginning on page 20. Such risks include risks relating to the uncertainty that ON and AMI will be able to integrate their businesses successfully, uncertainties as to whether the combined company will achieve synergies expected to result from the merger and uncertainties relating to the performance of the combined company following the merger.

SELECTED HISTORICAL FINANCIAL DATA OF ON

The following table sets forth certain of ON’s consolidated financial data as of and for each of the periods indicated. The financial information for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, and as of December 31, 2006, 2005, 2004, 2003 and 2002, is derived from ON’s audited consolidated financial statements. The audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 are incorporated by reference into this Proxy Statement. The consolidated financial information as of and for the nine month periods ended September 28, 2007 and September 29, 2006 is derived from ON’s unaudited consolidated financial statements, which, in ON’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of ON’s financial position and results of operations for such periods. Interim results for the nine months ended September 28, 2007 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2007.

The selected historical financial data below should be read in conjunction with the consolidated financial statements that are incorporated by reference into this document and their accompanying notes.

	Year ended December 31,					Nine months ended September 28, 2007	Nine months ended September 29, 2006
	2006(7)	2005	2004	2003	2002
	(in millions, except per share data)
Consolidated Statement of Operations Data (1):
Revenues	$1,531.8	$1,260.6	$1,266.9	$1,069.1	$1,093.7	$1,158.3	$1,130.2
Restructuring, asset impairments and other, net (2)	(6.9)	3.3	19.6	61.2	27.7	2.0	3.3
Loss on debt prepayment (3)	(1.3)	—	(159.7)	(7.7)	(6.5)	(0.1)	—
Income (loss) before cumulative effect of accounting change	272.1	103.5	(123.7)	(145.2)	(141.9)	181.1	184.7
Cumulative effect of accounting change (4)	—	(2.9)	—	(21.5)	—	—	—
Net income (loss)	272.1	100.6	(123.7)	(166.7)	(141.9)	181.1	184.7
Diluted earnings (loss) per common share before cumulative effect of accounting change (5)	$0.80	$0.22	$(0.55)	$(0.83)	$(0.86)	$0.57	$0.54
Diluted earnings (loss) per common share (5)	$0.80	$0.21	$(0.55)	$(0.94)	$(0.86)	$0.57	$0.54

Consolidated Balance Sheet Data:
Total assets	$1,416.5	$1,148.5	$1,110.1	$1,164.5	$1,258.4	$1,526.3	$1,416.7
Long-term debt, less current portion	1,148.1	993.1	1,131.8	1,291.5	1,403.4	1,112.2	972.0
Redeemable preferred stock (6)	—	—	131.1	119.7	110.1	—	—
Stockholders’ deficit	(225.4)	(300.3)	(537.8)	(644.6)	(662.1)	(53.5)	(20.3)

(1)	In the second quarter of 2003, ON adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as amended

December 2003” (“FIN No. 46”), and further amended by FIN No. 46R. FIN No. 46 requires that certain variable interest entities be consolidated by the primary beneficiary, as that term is defined in FIN No. 46. ON determined that its investment in Leshan-Phoenix Semiconductor Company Limited meets the definition of a variable interest entity and that ON is the primary beneficiary; therefore, ON’s investment in Leshan should be consolidated under FIN No. 46. ON had previously accounted for its investment in Leshan using the equity method. While consolidation of ON’s investment in Leshan did not impact ON’s previously reported net income (loss) or stockholders’ deficit, financial information for periods beginning on or after January 1, 2001 has been revised for comparative purposes as allowed by FIN No. 46.

(2)	Restructuring, asset impairments and other, net include employee severance and other exit costs associated with ON’s worldwide profitability enhancement programs, asset impairments, executive severance costs, a $5.7 million gain in 2006 associated with insurance proceeds received to replace damaged equipment in ON’s Gresham, Oregon wafer fabrication facility, a $4.5 million gain in 2006 on the sale of a building at ON’s corporate headquarters in Phoenix, Arizona and a manufacturing facility at ON’s East Greenwich, Rhode Island location, a $4.6 million gain in 2003 associated with the sale of ON’s Guadalajara property and a $12.4 million gain in 2002 associated with the settlement of various contractual issues with Motorola.

(3)	The $1.3 million loss on debt prepayment in 2006 was due to the prepayment of $374.1 million of ON’s senior bank facilities prior to maturity. In 2004, this charge included $114.0 million in redemption premiums, consent fees, incentive fees, dealer manager fees and certain third party costs and $45.7 million in capitalized closing costs and unamortized debt discounts that were written off associated with ON’s various refinancing activities. In 2003 and 2002, and in the nine months ended September 28, 2007, the charge represents the write-off of capitalized debt issuance costs and certain third party expenses in connection with the prepayment of a portion of our senior bank facilities.

(4)	During the second quarter of 2003, ON changed its method of accounting for net unrecognized actuarial gains or losses relating to its defined benefit pension obligations. Historically, ON amortized its net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. Effective January 1, 2003, ON no longer defers actuarial gains or losses and will recognize such gains and losses during the fourth quarter of each year, which is the period in which ON’s annual pension plan actuarial valuations are prepared. The impact of this change for periods prior to January 1, 2003 was a charge of $21.5 million, both before and after income taxes.

In 2005, ON adopted FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143” (“FIN No. 47”). FIN No. 47 clarifies that the term conditional asset retirement obligation, as used in FASB Statement No. 143 “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The impact of the adoption of FIN No. 47 to ON’s financial condition and results of operations was a charge of $2.9 million, net of an income tax benefit of $0.3 million, for the year ended December 31, 2005.

(5)

Diluted earnings per common share for the years ended December 31, 2005, 2004, 2003 and 2002 are calculated by deducting: dividends on ON’s redeemable preferred stock of $9.2 million, $9.9 million, $9.2 million, $8.5 million and $2.4 million, respectively; the accretion of the increase in redemption value of ON’s redeemable preferred stock of $(1.0) million in 2005, $1.5 million in 2004 and $0.5 million in 2003; the dividend from inducement shares issued upon conversion of convertible redeemable preferred stock of $20.4 million in 2005; the allocation of undistributed earnings to preferred shareholders of $9.7 million in 2005; and the accretion of the beneficial conversion feature on redeemable preferred stock of $13.1 million in 2001 from net income (loss) for such periods and then dividing the resulting amounts by the weighted average number of common shares outstanding (including the incremental shares issuable upon the assumed exercise of stock options and conversion of preferred stock to the extent they are not anti-dilutive) during such periods. On November 10, 2005, ON entered into a Conversion and Termination Agreement with an affiliate of Texas Pacific Group (“TPG”) to convert its preferred stock into approximately 49.4 million shares of ON’s common stock. To induce the conversion, ON issued approximately 3.9 million additional shares of its common stock to such affiliate of TPG. Following the conversion, none of the authorized shares of preferred stock remained outstanding.

(6)	The redeemable preferred stock outstanding at December 31, 2004, 2003 and 2002 was issued to an affiliate of TPG in September 2001. As described above, on November 10, 2005, ON entered into a Conversion and Termination Agreement with TPG to convert the preferred stock into shares of its common stock. As of December 31, 2006 and 2005, and as of September 28, 2007 and September 29, 2006, there were no shares of redeemable preferred stock outstanding.

(7)	In 2006, ON adopted Statements of Financial Accounting Standards No. 123R (“SFAS No. 123R”), which requires ON to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award. As a result of the adoption of SFAS No. 123R, ON’s results of operations include $10.2 million of stock compensation expense during the year ended December 31, 2006, and $10.9 million and $7.2 million during the nine months ended September 28, 2007 and September 29, 2006, respectively.

SELECTED HISTORICAL FINANCIAL DATA OF AMI

The following table sets forth certain of AMI’s consolidated financial data as of and for each of the periods indicated. The annual historical information of AMI is derived from the audited consolidated financial statements of AMI as of and for each of the years ended December 31, 2002 through 2006. The AMI data for the nine months ended September 29, 2007 and September 30, 2006, have been derived from the interim unaudited consolidated financial statements of AMI, which include, in management’s opinion, all adjustments, consisting of normal recurring adjustments, necessary to state fairly the results of operations and financial position of AMI for the periods and dates presented. The information is only a summary and should be read in conjunction with AMI’s historical consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of AMI and in conjunction with other information that AMI has filed with the Securities and Exchange Commission, or SEC, and incorporated by reference. See “Where You Can Find More Information” beginning on page 117.

						Nine months ended
	Year ended December 31,					September 29,	September 30,
	2006	2005	2004	2003	2002	2007	2006
						(unaudited)	(unaudited)
	(in millions, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$605.6	$503.6	$517.3	$454.2	$345.3	$462.0	$448.6
Gross profit	271.1	237.2	246.3	198.8	130.3	205.4	200.9
Net income (loss)	37.4	21.7	52.4	(0.4)	5.1	19.4	25.4
Net income (loss) attributable to common stockholders	37.4	21.7	52.4	(46.7)	(57.4)	19.4	25.4
Net income (loss) per common share:
Basic	$0.43	$0.25	$0.63	$(0.84)	$(1.24)	$0.22	$0.29
Diluted	$0.42	$0.25	$0.60	$(0.84)	$(1.24)	$0.22	$0.28

Consolidated Balance Sheet Data:
Cash and cash equivalents	$77.1	$96.7	$161.7	$119.1	$62.2	$89.3	$91.5
Accounts receivable, net	110.1	99.9	78.6	73.6	66.0	104.4	111.0
Inventories	77.5	64.3	52.2	45.6	39.4	89.6	75.1
Total assets	791.2	740.8	643.2	550.1	502.5	823.7	787.9
Long-term liabilities	10.0	8.2	2.4	0.4	3.1	11.3	5.4
Long-term debt, including current portion	279.6	317.9	253.5	254.7	160.1	277.5	315.5
Series A Senior Redeemable Preferred Stock	—	—	—	—	233.7	—	—
Series B Junior Redeemable Preferred Stock	—	—	—	—	190.5	—	—
Series C Senior Redeemable Preferred Stock	—	—	—	—	79.3	—	—
Total stockholders’ equity (deficit)	$382.7	$299.8	$286.0	$205.0	$(240.4)	$431.9	$359.2

The above selected historical financial data for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and as of December 31, 2006, 2005, 2004, 2003 and 2002 were derived from AMI’s audited consolidated financial statements. The audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005 were included in its annual report on Form 10-K for the fiscal year ended December 31, 2006, including the amendment that AMI has filed thereto, which is incorporated by reference into this Proxy Statement. The selected historical financial data for the years ended December 31, 2003 and 2002 and as of December 31, 2004, 2003 and 2002 were derived from AMI’s audited consolidated financial statements not included or incorporated by reference into this Proxy Statement. When comparing the 2006, 2005 and 2004 consolidated financial position and operating results to prior periods, you should note that the initial public offering of AMI’s common stock and the issuance of its senior subordinated notes during 2003 had a significant impact on AMI’s financial position and operating results.

When comparing AMI’s 2006, 2005, 2004 and 2003 consolidated financial position and operating results to prior periods, you should note that the MSB acquisition in June 2002 had a significant impact on AMI’s 2006, 2005, 2004 and 2003 financial position and operating results. The Starkey Laboratories and NanoAmp acquisitions in 2006, the Flextronics acquisition in 2005 and the Dspfactory acquisition in 2004 also affect the consolidated financial position and operating results when comparing those periods to prior periods. You should read AMI’s audited consolidated financial statements and related notes and other financial information contained in its annual reports filed with the SEC.

In 2006, AMI adopted SFAS No. 123R, which requires AMI to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award. As a result of the adoption of SFAS No. 123R, AMI’s results of operations include $7.9 million of stock compensation expense during the year ended December 31, 2006, and $5.6 million and $5.9 million during the nine months ended September 29, 2007 and September 30, 2006, respectively. Prior period financial data has not been restated to reflect this adoption.

AMI adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109” (FIN 48) on January 1, 2007. FIN 48 clarifies the accounting and financial reporting for uncertainties in income taxes. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. As a result of the implementation of FIN 48, AMI recognized a $0.9 million increase in the liability for uncertain tax positions, which was accounted for as a reduction to the January 1, 2007, balance of retained earnings. Prior period financial data has not been restated to reflect this adoption; however, the balance sheet as of December 31, 2006 has been reclassified to conform to the September 29, 2007 presentation.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of ON and AMI might have affected historical financial statement information if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by ON and AMI. The following should be read in connection with “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 94 and the ON and AMI audited consolidated financial statements, which are incorporated by reference into this Proxy Statement.

The unaudited pro forma balance sheet data assumes that the merger took place on September 28, 2007 and combines ON’s consolidated balance sheet as of September 28, 2007 with AMI’s consolidated balance sheet as of September 29, 2007. The unaudited pro forma statements of operations data for the nine months ended September 28, 2007 and for the year ended December 31, 2006 give effect to the merger as if it occurred on January 1, 2006. Although ON’s and AMI’s fiscal years end on December 31 of each year, ON’s and AMI’s interim periods do not end on the same dates. The fiscal period covering the first nine months of 2007 ended on September 28, 2007 for ON and on September 29, 2007 for AMI. AMI’s balance sheet as of September 29, 2007 has been used to prepare the unaudited pro forma balance sheet data as of September 28, 2007, and AMI results for the nine months ended September 29, 2007 have been used to prepare the unaudited pro forma statements of operations data for the nine months ended September 28, 2007.

The pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

	Year Ended December 31, 2006	Nine Months Ended September 28, 2007
	(In millions, except per share amounts)
Statements of Operations Data:
Net revenues	$2,137.4	$1,620.3
Operating income	363.6	231.6
Net income	308.3	200.1
Income per common share:
Basic	$0.73	$0.51
Diluted	$0.69	$0.48
Weighted average common shares outstanding:
Basic	422.6	393.1
Diluted	444.9	420.4

		As of September 28, 2007
Balance Sheet Data:
Cash and cash equivalents		$138.9
Property, plant and equipment, net		851.3
Goodwill		401.9
Intangible assets, net		424.4
Total assets		2,631.7
Long-term debt, less current portion		1,112.2
Accumulated deficit		(1,126.3)
Total stockholders’ equity		849.8

COMPARATIVE PER SHARE DATA

The following table shows per share data regarding income (loss) from continuing operations, book value per share and cash dividends for ON and AMI on a historical and on a pro forma combined basis. The pro forma book value per share information was computed as if the merger had been completed on September 28, 2007. The pro forma income (loss) from continuing operations information was computed as if the merger had been completed on January 1, 2006. The AMI pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 1.15. This information shows how each share of AMI common stock would have participated in the combined companies’ earnings from continuing operations and book value per share if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of earnings (losses) from continuing operations and book value per share of ON.

The following comparative per share data is derived from the historical consolidated financial statements of each of ON and AMI. The information below should be read in conjunction with the audited and unaudited consolidated financial statements and accompanying notes of ON and AMI, which are incorporated by reference into this Proxy Statement. We urge you also to read “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 94.

ON Historical Financial Data:

	As of and for the
	Nine months ended September 28, 2007	Year ended December 31, 2006
Net income per common share—basic	$0.62	$0.85
Net income per common share—diluted	0.57	0.80
Cash dividends per common share	—	—
Book value per common share (1)	(0.18)	(0.70)

AMI Historical Financial Data:

	As of and for the
	Nine months ended September 29, 2007	Year ended December 31, 2006
Net income per common share—basic	$0.22	$0.43
Net income per common share—diluted	0.22	0.42
Cash dividends per common share	—	—
Book value per common share (1)	4.86	4.37

ON Pro Forma Combined Financial Data:

	As of and for the
	Nine months ended September 29, 2007	Year ended December 31, 2006
Net income per common share—basic	$0.51	$0.73
Net income per common share—diluted	0.48	0.69
Cash dividends per common share	—	—
Book value per common share	2.16	N/A

AMI Pro Forma Equivalent Financial Data (2)

	As of and for the
	Nine months ended September 29, 2007	Year ended December 31, 2006
Net income per common share—basic	$0.60	$0.80
Net income per common share—diluted	0.60	0.80
Cash dividends per common share	—	—
Book value per common share	2.50	N/A

(1)	The historical book value per common share is computed by dividing stockholder’s equity at the end of the period by the basic number of shares outstanding at the end of the period.

(2)	AMI pro forma equivalent amounts are calculated by multiplying pro forma combined per share amounts by the exchange ratio of 1.15.

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

Stock Prices

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of ON common stock and AMI common stock, both of which trade on The Nasdaq Stock Market under the symbols “ONNN” and “AMIS,” respectively.

	ON Common Stock		AMI Common Stock
	High	Low	High	Low
2006
First Quarter	$7.68	$5.54	$11.20	$7.83
Second Quarter	7.54	5.37	10.84	8.01
Third Quarter	6.65	5.12	10.18	8.48
Fourth Quarter	7.94	5.75	11.05	8.88

2007
First Quarter	10.88	7.33	12.50	9.84
Second Quarter	11.75	8.74	13.05	10.78
Third Quarter	13.15	10.24	13.05	8.84
Fourth Quarter	13.07	7.78	10.40	6.50

2008
First Quarter (through January 10, 2008)	9.06	7.22	10.16	8.20

On December 12, 2007, the last trading day before the public announcement of the signing of the merger agreement, the last sales price per share of ON common stock was $8.82 and the last sales price per share of AMI common stock was $7.35, in each case on The Nasdaq Stock Market. On January 10, 2008, the latest practicable date before the date of this Proxy Statement, the last sales price per share of ON common stock was $7.71 and the last sales price per share of AMI common stock was $8.75, in each case on The Nasdaq Stock Market.

Dividends and Other Distributions

ON has never paid cash dividends on its common stock. It currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The terms of ON’s outstanding notes and the terms of its credit facilities restrict its ability to pay dividends.

AMI has never paid any dividends on its common stock. It currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The terms of AMI’s credit facilities restrict its ability to pay dividends.

RECENT EVENTS

On December 31, 2007, Semiconductor Components Industries, LLC (“SCI”), a wholly-owned subsidiary and primary operating company of ON, together with certain other subsidiaries of ON, purchased from Analog Devices, Inc. and its subsidiaries (“ADI”) certain assets, including patents, patent applications and related technology, related to ADI’s voltage regulation and thermal monitoring products for its computing applications business (the “ADI Transaction”). At the closing of the ADI Transaction, the parties entered into several ancillary agreements, including a licensing agreement, a one-year manufacturing supply agreement, a transition services agreement, and an escrow agreement covering certain post-closing indemnification obligations of ADI. The aggregate consideration payable by SCI at the closing of the ADI Transaction was approximately $184 million, which includes minimum amounts payable under the supply agreement.

The acquisition of ADI will be accounted for by ON as an acquisition of a business. The ADI acquisition has not been included or given effect in any of the pro forma information presented in this Proxy Statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

ON and AMI make forward-looking statements in this Proxy Statement and in the documents that are incorporated by reference. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to future business prospects, number of subscribers, revenue, income and financial condition; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect management judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to obtain governmental approvals of the merger on the proposed terms and time schedule, and without the imposition of significant conditions, obligations or restrictions;

•	the risk that the businesses will not be integrated successfully;

•	the risk that expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	the risk that the combined company’s revenues following the merger may be lower than expected;

•	the effects of vigorous competition in the markets in which ON and AMI operate;

•	an adverse change in the ratings afforded to ON’s debt securities;

•

the possibility of one or more of the markets in which ON and AMI compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which they have no control;

•	the ability of ON to obtain debt financing on terms favorable to it or at all, whether to complete any required refinancing of outstanding debt or otherwise;

•	dilution to stockholders of the combined company as a result of any financing that involves equity or equity-linked securities;

•	changes in general economic and market conditions; and

•

other risks referenced from time to time in ON’s and AMI’s filings with the SEC and those factors listed or incorporated by reference into this Proxy Statement under “Risk Factors” beginning on page 22.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Proxy Statement, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither ON nor AMI undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by ON and AMI. See “Where You Can Find More Information” beginning on page 117 for a list of the documents incorporated by reference.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this Proxy Statement, you should carefully consider the following risk factors in deciding how to vote on the merger. In addition, you should read and consider the risks associated with each of the businesses of ON and AMI because these risks will also relate to ON following completion of the merger. Certain of these risks can be found in the documents incorporated by reference into this Proxy Statement.

Because the market price of ON common stock will fluctuate, AMI stockholders cannot be sure of the market value of the ON common stock that they will receive.

When we complete the merger, shares of AMI common stock will be converted into the right to receive 1.15 shares of ON common stock. The exchange ratio is fixed and will not be adjusted for changes in the market price of either ON common stock or AMI common stock. The merger agreement does not provide for any price-based termination right for either party. Accordingly, the market value of the shares of ON common stock that ON grants and AMI stockholders will be entitled to receive when the parties complete the merger will depend on the market value of shares of ON common stock at the time that the parties complete the merger and could vary significantly from the market value on the date of this Proxy Statement or the date of the AMI special meeting. The market value of ON common stock will continue to fluctuate after the completion of the merger. For example, during the third and the fourth calendar quarters of 2007, the sales price of ON common stock ranged from a low of $7.78 to a high of $13.15, all as reported on The Nasdaq Stock Market. See “Market Prices and Dividends and Other Distributions” on page 19.

These variations could result from changes in the business, operations or prospects of ON or AMI prior to or following the merger, market assessments as to whether and when the merger will be consummated, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of ON or AMI. The parties may complete the merger a considerable period after the date of the ON special meeting and the AMI special meeting.

The issuance of shares of ON common stock to AMI stockholders in the merger will substantially dilute the interest in ON held by ON stockholders prior to the merger.

If the merger is completed, ON will issue up to approximately 102.8 million shares of ON common stock in the merger. Based on the number of shares of ON and AMI common stock outstanding on the ON and AMI record dates, AMI stockholders before the merger will own, in the aggregate, approximately 26% of the shares of common stock outstanding immediately after the merger on a fully diluted basis. The issuance of shares of ON common stock to AMI stockholders in the merger and to holders of assumed options and restricted stock unit awards to acquire shares of AMI common stock will cause a significant reduction in the relative percentage interest of current ON stockholders in earnings, voting, liquidation value and book and market value.

Uncertainty about the merger and diversion of management could harm ON and AMI, whether or not the merger is completed.

In response to the announcement of the merger, existing or prospective customers of ON or AMI may delay or defer their purchasing or other decisions concerning ON or AMI, or they may seek to change their existing business relationship. In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with ON or AMI, and either organization could lose key employees as a result. In addition to retention, these uncertainties may also impair each company’s ability to recruit or motivate key personnel. Completion of the merger will also require a significant amount of time and attention from management. The diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Failure to complete the merger could adversely affect ON’s and AMI’s stock prices and their future business and financial results.

Completion of the merger is conditioned upon, among other things, the receipt of certain antitrust approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the laws of certain foreign jurisdictions, and approval of ON’s and AMI’s stockholders. There is no assurance that the parties will receive the necessary approvals or satisfy the other conditions to the completion of the merger. Failure to complete the proposed merger would prevent ON and AMI from realizing the anticipated benefits of the merger. Each company will also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of each company’s common stock may reflect various market assumptions as to whether the merger will occur. Consequently, the completion of, or failure to complete, the merger could result in a significant change in the market price of ON’s and AMI’s common stock.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of ON and AMI that may prevent, delay or otherwise materially adversely affect completion of the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 66 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 75. ON and AMI cannot predict with certainty whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that ON and AMI expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

The anticipated benefits of the merger, including anticipated costs savings, may not be realized fully or at all or may take longer to realize than expected.

The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. Due to legal restrictions, ON and AMI are able to conduct only limited planning regarding the integration of the two companies prior to completion of the merger. ON will be required to devote significant management attention and resources to integrating the two companies. Delays in this process could adversely affect ON’s business, financial results, financial condition and stock price following the merger.

ON estimates that approximately $50 million in pre-tax savings in 2009 may be achieved through the integration of AMI into ON and rationalization of combined infrastructure of ON and AMI. As with any estimate, it is possible that the estimates of the potential cost savings could turn out to be incorrect. Moreover, even if ON were able to integrate AMI’s business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time.

Additionally, as a condition to their approval of the merger, regulatory agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. If ON and AMI were to agree to these requirements, limitations, costs, divestitures or restrictions, the ability to realize the anticipated benefits of the merger may be impaired.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

ON and AMI expect to incur significant costs associated with completing the merger and combining the operations of the two companies. The exact magnitude of these costs is not yet known. In addition, there may be unanticipated costs associated with the integration. Although ON and AMI expect that the elimination of duplicative costs and other efficiencies may offset incremental transaction and merger-related costs over time, these benefits may not be achieved in the near term, or at all.

The ability to complete the merger is subject to the receipt of consents and approvals from government entities, which may impose conditions that could have an adverse effect on ON or AMI or could cause either party to abandon the merger.

In deciding whether to grant antitrust and competition approvals, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdictions. The terms and conditions of the approvals that are granted, if accepted, may impose requirements, limitations or costs or place restrictions on the conduct of ON’s business following the merger.

Neither ON nor AMI can provide any assurance that either company will obtain the necessary approvals or that any other conditions, terms, obligations or restrictions sought to be imposed, and if accepted, would not have a material adverse effect on ON following the merger. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 66 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 75.

Because AMI’s directors, executive officers and certain of its significant stockholders have interests in seeing the merger completed that are different than those of AMI’s other stockholders, these persons may have conflicts of interest in recommending that AMI stockholders vote to adopt and approve the merger agreement.

AMI’s directors, executive officers and certain of its significant stockholders have interests in the merger that are different from, or are in addition to, the interests of AMI stockholders generally. This difference of interests stems from the equity and equity-linked securities held by such persons; the change of control severance arrangements covering AMI’s executive officers under which such officers are entitled to severance payments and other benefits if their employment is terminated following the merger; ON’s obligation under the merger agreement to indemnify AMI’s directors and officers following the merger; and the appointment of Christine King, currently AMI’s Chief Executive Officer, as a member of the board of directors of ON following the consummation of the merger. These and other material interests of the directors and executive officers of AMI in the merger that are different than those of the other AMI stockholders are described under “The Merger—Interests of AMI’s Directors, Executive Officers and Certain Significant Stockholders in the Merger” beginning on page 61.

Because certain of ON’s directors and executive officers have interests in seeing the merger completed that are different than those of ON’s stockholders, these persons may have conflicts of interest in recommending that ON stockholders vote to adopt and approve the merger agreement.

Certain of ON’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of ON stockholders generally. This difference of interests stems from the equity and equity-linked securities held by such persons. These and other material interests of the directors and executive officers of ON in the merger that are different than those of the other ON stockholders are described under “The Merger—Interests of ON’s Directors and Executive Officers in the Merger” beginning on page 65.

The merger agreement contains provisions that could discourage a potential alternative acquirer that might be willing to pay more to acquire AMI or that may be willing to acquire ON.

The merger agreement contains “no shop” provisions that restrict AMI’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to AMI’s agreement that its board of directors will not withdraw or adversely qualify its recommendation regarding the merger agreement. Although AMI’s board of directors is permitted to terminate the merger agreement in response to an unsolicited third party proposal to acquire AMI, which AMI’s board of directors determines to be more favorable than the merger with ON, and ON’s board of directors is permitted to terminate the merger agreement in response to an offer to acquire ON, in each case if such board of directors determines that a failure to do so would result in a breach of its fiduciary duties, its doing so would entitle the other party to collect a $30.2 million termination fee from the terminating party. In addition, either party is entitled to be paid the termination fee by the other party if (i) either party terminates the merger agreement before June 13, 2008 (which under certain circumstances may be extended to September 13, 2008) or a party terminates the merger agreement because the other party does not obtain its required stockholder vote, (ii) at the time of the merger termination, a third party has publicly announced an acquisition proposal for the other party and (iii) within twelve months of the date of the merger termination, the other party or any of its subsidiaries executes or consummates an acquisition proposal. We describe these provisions under “The Merger Agreement—Termination” beginning on page 79 and “—Termination Fees and Expenses” beginning on page 79.

These provisions could discourage a potential third party acquirer from considering or proposing an alternative acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential third party acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

AMI’s existing indebtedness will need to be repaid or refinanced in connection with the merger.

As a result of the merger, AMI’s outstanding debt will become due and payable and will be required to be repaid or refinanced prior to or concurrent with completion of the merger. At September 29, 2007, the aggregate principal amount of AMI’s outstanding debt was approximately $277.5 million. ON expects to refinance all or a portion of AMI’s debt pursuant to the accordion feature of ON’s existing credit facility. Following the completion of the merger, ON may also raise additional debt or refinance its then-existing debt. Due to prevailing conditions in the debt markets, however, debt financing may not be available on terms favorable to ON or at all.

Resales of shares of ON common stock following the merger, additional obligations to issue shares of ON common stock and repurchases of common stock by ON may cause the market price of ON common stock to fluctuate.

As of December 31, 2007, ON had approximately 292.6 million shares of common stock outstanding and approximately 23.1 million shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. ON currently expects that it will issue approximately 102.8 million shares of ON common stock in connection with the merger. The issuance of these new shares of ON common stock and the sale of additional shares of ON common stock that may become eligible for sale in the public market from time to time upon exercise of options (including a substantial number of ON options that will replace existing AMI options) and other equity-linked securities could have the effect of depressing the market price for shares of ON common stock.

In connection with the announcement of the merger agreement and the merger, ON also announced that it has increased the number of shares of ON common stock authorized for repurchase under its share repurchase program from 30 million shares to 50 million shares. ON expects to commence repurchasing its common stock as soon as practicable given legal restrictions associated with the pendency of the merger. Any repurchases by ON could have the effect of raising or maintaining the market price of ON’s common stock above levels that would have otherwise prevailed or preventing or slowing a decline in the market price of ON’s common stock.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this Proxy Statement.

ON’s future results may be materially different from those shown in the unaudited pro forma financial statements presented in this Proxy Statement that show only a combination of ON’s and AMI’s historical results. ON expects to incur significant costs associated with completing the merger and combining the operations of the two companies, and the exact magnitude of these costs is not yet known. Furthermore, these costs may decrease ON’s capital that could be used for income-earning investments in the future.

The opinions obtained by ON and AMI from their respective financial advisors do not and will not reflect changes in circumstances subsequent to the date of the merger agreement.

On December 12, 2007, Credit Suisse rendered its oral opinion to the ON board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) regarding the fairness, from a financial point of view, to ON of the exchange ratio as of December 12, 2007. AMI’s board of directors obtained the opinion of its financial advisor, Goldman Sachs, on December 13, 2007 regarding the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of AMI common stock. Neither AMI nor ON has obtained, and neither will obtain, updated opinions.

Changes in the operations and prospects of ON or AMI, general market and economic conditions and other factors that may be beyond the control of ON or AMI, and on which either of the opinions was based, may alter the value of ON or AMI or the price of shares of ON common stock or AMI common stock by the time the merger is completed. The opinions rendered by Credit Suisse and Goldman Sachs do not speak to the time when the merger will be completed or to any other date other than the date of such opinions. As a result, the opinion rendered by Credit Suisse does not and will not address the fairness, from a financial point of view, to ON of the exchange ratio at the time the merger is completed and the opinion rendered by Goldman Sachs does not and will not address the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of AMI common stock at the time the merger is completed. For a more complete description of the opinions rendered by Credit Suisse and Goldman Sachs, see “The Merger—Opinion of Financial Advisor to the ON Board of Directors” beginning on page 40 and “—Opinion of Financial Advisor to the AMI Board of Directors” beginning on page 47 and the full text of the opinions contained in Annex E and Annex F to this Proxy Statement.

The trading price of shares of ON common stock after the merger may be affected by factors different from those affecting the price of shares of ON common stock or shares of AMI common stock before the merger.

When the merger is completed, holders of AMI common stock will become holders of ON common stock. The results of operations of ON, as well as the trading price of ON common stock, after the merger may be affected by factors different from those currently affecting ON’s or AMI’s results of operations and the trading price of AMI common stock. For a discussion of the businesses of ON and AMI and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this Proxy Statement and referred to under “Where You Can Find More Information” beginning on page 117.

AMI has reported a material weakness in its internal control over financial reporting, and ON has not yet assessed the impact of this material weakness on ON’s internal controls.

Public companies in the United States are required to review their internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote.

AMI reported in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2007 that its disclosure controls and procedures were not effective as of September 29, 2007 as a result of a material weakness in its internal control over financial reporting. As explained in greater detail in the AMI Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2007, AMI management concluded that there were errors in certain aspects of AMI’s standard cost valuation process and that system coding issues had resulted in certain errors in recording inventory value and, as a result, that AMI has a material weakness in its internal control over financial reporting related to its inventory accounting. ON has not assessed the impact that AMI’s material weakness will have on ON’s disclosure controls and procedures or internal control over financial reporting.

There can be no assurance that the combined company or its independent registered public accounting firm will not identify a material weakness in the combined company’s internal controls in the future. A material weakness in internal controls over financial reporting would require management and the combined company’s independent public accounting firm to evaluate its internal controls as ineffective. If internal controls over financial reporting are not considered adequate, the combined company may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between ON and AMI. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein.

Background of the Merger

AMI has periodically reviewed and assessed trends and conditions impacting AMI and the semiconductor industry generally. From time to time, the AMI board of directors has reviewed the strategic options potentially available to achieve AMI’s desired scale, including internal growth through customer and product initiatives and growth through acquisitions of other businesses. As a result of increased competition in AMI’s industry and ongoing consolidation within the semiconductor industry generally, AMI has considered the possibility of various strategic combinations and commercial arrangements and, in the past, has had discussions from time to time with potential strategic partners.

From time to time, the ON board of directors has also reviewed numerous strategic opportunities to grow ON’s revenue and gross margin, to expand ON’s analog and mixed signal capabilities, to increase the utilization of ON’s Gresham, Oregon wafer fabrication facility and that would be earnings and cash flow accretive to ON. As a result of increased competition and consolidation in the semiconductor industry, ON regularly reviews possible strategic actions, including acquisitions and combinations, and has discussions from time to time with various parties regarding such possible actions. For example, and as part of pursuing this strategic agenda, on December 31, 2007, ON completed its acquisition of the voltage regulation and thermal monitoring products for computing applications business from Analog Devices, Inc. for approximately $183.9 million, which includes a one-year manufacturing supply arrangement with Analog Devices, Inc.

Discussions regarding a transaction between ON and AMI began in early 2006 when representatives of AMI engaged in discussions with representatives of ON as well as four other potential strategic partners. Although ON and AMI signed a mutual nondisclosure agreement in connection with such discussions, the discussions did not lead, at that time, to a proposal for a transaction between AMI and ON or between AMI and any of the other four companies engaged in discussions with AMI.

In early 2006, representatives of ON met with representatives of Credit Suisse to discuss engaging Credit Suisse to act as financial advisor to ON to evaluate the merits of a possible combination with AMI and to assist in discussions regarding a possible transaction with AMI. During the following weeks, representatives of ON and Credit Suisse met a number of times to review a potential combination of ON and AMI. However, these discussions did not at that time lead to any proposal by ON for a transaction with AMI.

In November 2006, AMI approached ON to explore ON’s interest in renewing discussions regarding a potential strategic combination of the two companies. In December 2006 and January 2007 representatives of ON and AMI engaged in discussions regarding the merits of such a combination. In furtherance of these discussions, on January 25, 2007, an informal committee of the ON board of directors reviewed preliminary financial and other analyses regarding a possible transaction with AMI, including analyses prepared by ON management and Credit Suisse, and determined that ON should continue to investigate a transaction involving AMI. While ON continued to evaluate AMI internally at this time, the discussions between AMI and ON did not lead to a firm proposal by ON or otherwise progress to more advanced negotiations at this time.

Throughout the first half of 2007, representatives of ON continued to monitor AMI’s publicly available financial information and business outlook. As a result of an increased focus on a strategic transaction as a way to create stockholder value, on August 1, 2007, the ON board of directors convened a special meeting during which it established a formal Mergers and Acquisition Committee, referred to as the “M&A Committee,” consisting of J. Daniel McCranie (Chair), John Marren and Keith D. Jackson, ON’s Chief Executive Officer and President, to provide oversight to ON management’s continuing review, evaluation and negotiation of various proposed strategic acquisitions being reviewed and considered by ON. In establishing this M&A Committee, the ON board of directors reserved the right to approve the final binding terms of any definitive agreements and financing arrangements.

On August 15, 2007, the AMI board of directors reviewed AMI’s strategic alternatives; determined that AMI should explore whether it could best realize long-term stockholder value as part of a larger global semiconductor enterprise with greater scale and reach; determined to concentrate on large strategic players and to de-emphasize smaller merger-of-equals alternatives; and with the assistance of Goldman Sachs identified several prospective strategic partners, including ON. The AMI board of directors also concluded that in light of the current market environment, a strategic partner would likely be able to deliver both higher value to AMI’s stockholders and a greater probability of completing a transaction than a financial sponsor, and accordingly determined to focus AMI’s discussions on strategic partners.

At a regularly scheduled meeting of the ON board of directors on August 16, 2007, the ON board of directors reviewed several possible acquisition targets, including AMI. Following a discussion with ON management regarding, among other things, the potential synergies and tax benefits that could be created by combining ON and AMI and the merits of an all stock transaction, which avoided the need for ON to incur additional debt to finance the purchase price, the ON board of directors expressed an interest that management continue evaluating a potential transaction with AMI.

In September and early October 2007, representatives of AMI and Goldman Sachs contacted seven companies (including ON) regarding a potential strategic transaction with AMI, of which six (including ON) indicated an interest in engaging in discussions or receiving further information. The companies were identified by AMI with the assistance of Goldman Sachs based on the assessment of a variety of factors, including size, potential strategic fit and capacity to complete a transaction. Besides ON, the six additional companies that indicated such interest are referred to within this discussion as Companies A, B, C, D, E and F. Of the seven companies contacted by AMI and Goldman Sachs, only ON and Company B ultimately made proposals for transactions with AMI.

On September 20, 2007, representatives of AMI and Company A met to discuss the possibility of a strategic combination between the two companies. Shortly thereafter, Company A indicated that it was not interested in pursuing such a transaction.

On September 24, 2007, at a special meeting of the M&A Committee of the ON board of directors, the M&A Committee reviewed the status of several potential strategic transactions, including one with AMI. On September 26, 2007, at a special bi-annual strategy meeting of the full ON board of directors, the board further reviewed the status of these potential transactions with ON management, including the potential to create stockholder value in a transaction with AMI, recent developments at AMI (including stock price trends), the benefits of an all stock transaction and the potential synergies that could be created by combining AMI with ON. Following this discussion, the ON board of directors authorized ON management, with the assistance of the M&A Committee, to continue exploring a potential transaction with AMI and to schedule a separate special meeting of the ON board of directors and consider making an acquisition proposal to AMI.

Following this meeting, members of ON’s management, with the assistance of representatives of Credit Suisse, continued to analyze a combination of ON and AMI, as well as other opportunities. At a special meeting of the ON board of directors held on October 15, 2007, ON management presented its findings to the ON board of directors and the ON board of directors reviewed and analyzed the various strategic opportunities available to ON. Among other things, the ON board of directors reviewed materials prepared by Credit Suisse regarding a combination of AMI with ON. Based in part on the presentations of management and representatives of Credit Suisse, the ON board of directors discussed how a combination of AMI with ON could be expected to provide benefits, including adding substantial analog/mixed-signal revenue, increasing ON’s higher margin product portfolio with longer-lived products, expanding ON’s analog and mixed-signal intellectual property portfolio, creating identifiable synergies and filling capacity at ON’s Gresham, Oregon wafer fabrication facility. Thereafter, the ON board of directors reviewed drafts of an exclusivity agreement and non-binding letter of interest relating to a transaction involving ON and AMI and approved delivering the same to AMI.

On October 16, 2007, ON delivered the above-mentioned letter of interest to AMI, expressing its interest in a potential stock-for-stock merger with AMI at a fixed exchange ratio to be determined, but that ON indicated would initially correspond to a price of $11.25 to $12.00 per share. Based on the closing prices of ON’s and AMI’s common stock on The Nasdaq Stock Market on October 16, 2007, this range would have represented approximately 21% to 22% ownership of the combined company by AMI stockholders on a pro forma basis. ON included the proposed exclusivity letter with its letter of interest and requested that AMI agree to exclusive negotiations with respect to its proposal.

On October 19, 2007, the AMI board of directors considered the letter of interest it had received from ON and reviewed the contacts that had taken place since its August 15, 2007 meeting with the other potential strategic partners that it had identified.

On October 23, 2007, the AMI board of directors met to consider the letter of interest that it had received from ON and various other strategic alternatives. Christine King, AMI’s Chief Executive Officer, updated the board on the discussions that had taken place since the board’s August 15 meeting with the potential strategic partners that the board had identified. Ms. King reported that in addition to ON’s letter of interest, Companies B and C had indicated interest in conducting further discussions; Company E had indicated interest in exploring an acquisition of portions of AMI; and Company F had expressed an interest in receiving additional information about AMI. A representative of Goldman Sachs analyzed the financial aspects of ON’s indication of interest and discussed Goldman Sachs’ financial analyses, including ranges of implied values for AMI and ON. Goldman Sachs also reviewed a list of potential strategic partners beyond ON, including the five additional companies identified at the AMI board of directors’ August 15, 2007 meeting that had already been contacted. The AMI board of directors discussed these potential strategic partners and noted that many of them had been contacted in the past and had failed to indicate any serious interest in such a transaction. With respect to Company E, the AMI board of directors concluded that an acquisition of only portions of AMI would not be in its stockholders’ best interests. With respect to Company F, the AMI board of directors concluded, based on information that had been obtained in discussions with that company, that there would not be a good strategic fit between the two organizations, and that further discussions with Company F should therefore not be pursued. The AMI board of directors also considered various aspects of ON’s proposal, including the extent to which AMI stockholders would participate in the combined company and the ability of the combined company to realize synergies as a result of the transaction. Following this discussion, the AMI board of directors directed management to continue the process of reviewing AMI’s strategic alternatives both with ON and with Companies A, B, C and D, and indicated that at this point in the process it would not be willing to enter into exclusive negotiations with ON based on the terms proposed in ON’s October 16, 2007 letter.

On October 24, 2007, AMI announced its third quarter revenues and indicated that the announcement of its full third quarter financial results would be delayed pending a review by its Audit Committee of its standard cost process for inventory valuation. The announcement and earnings announcements by other semiconductor companies had a significant impact on the price of AMI’s common stock, which had closed at $9.44 per share on the day prior to AMI’s announcement. During the two weeks following the announcement, AMI’s common stock traded in a range of $6.79 to $8.18 share on The Nasdaq Stock Market, closing at $6.97 per share on November 7, 2007.

As a result of the announcement by AMI and given the uncertainty regarding the accuracy of AMI’s publicly-filed historical financial information, ON determined that it should await the completion of AMI’s review and public announcement of the results thereof before seeking further discussions with AMI regarding a potential transaction. AMI had announced that it was targeting completion of its Audit Committee’s work regarding the accounting issue by the week of November 5th and ON intended to meet with AMI thereafter. Between October 24, 2007 and November 8, 2007, however, ON and AMI, through representatives of Credit Suisse and Goldman Sachs, respectively, exchanged preliminary due diligence information.

On October 26, 2007, Company D contacted representatives of AMI to indicate that it would be interested in engaging in detailed discussions regarding a strategic transaction, which would be expected to be an acquisition of AMI for cash.

On October 30, 2007, ON announced its third quarter results and provided guidance with respect to its fourth quarter. ON’s common stock closed at $12.19 per share on The Nasdaq Stock Market on October 29, 2007, the day prior to the issuance of the earnings release. During the month of November, ON’s common stock traded in a range of $8.20 to $10.20 per share on The Nasdaq Stock Market, closing at $9.19 per share on November 30, 2007.

On October 31, 2007, AMI and Company D entered into a mutual nondisclosure agreement.

On November 5, 2007, representatives of AMI and Company D participated in conference calls in which Company D conducted due diligence on AMI.

On November 7, 2007, the AMI board of directors held a regularly scheduled meeting and considered various strategic alternatives. A representative of Davis Polk & Wardwell, AMI’s outside legal counsel, advised the directors regarding their fiduciary duties under Delaware law, both generally and in the context of strategic and change of control transactions. A representative of Goldman Sachs provided an overview of AMI’s recent discussions with ON and Companies B, C and D and analyzed ON’s indication of interest and the potential value that AMI stockholders might receive in such a transaction. Following this discussion, the AMI board of directors directed management to continue the process of engaging with ON and Companies B, C and D.

On November 8, 2007, AMI announced its full third quarter results and indicated that its Audit Committee’s review of its standard cost process for inventory valuation had identified errors in AMI’s recording of inventory value. Accordingly, AMI announced that it would restate its consolidated financial statements for the first and second quarters of fiscal 2007. During the remainder of the month of November, AMI’s common stock traded in a range of $7.22 to $8.53 per share on The Nasdaq Stock Market, closing at $7.67 per share on November 30, 2007.

Also on November 8, 2007, representatives of AMI held meetings with representatives of ON in New York City. The meetings were attended by senior management of AMI and ON, as well as representatives from Credit Suisse and Goldman Sachs, and focused on AMI’s operating plans and strategy, product development efforts and financial position. Representatives of AMI conducted similar due diligence with respect to ON, and the parties discussed the synergies that could potentially be realized as a result of a combination of the two companies.

On November 13 and 14, 2007, representatives of AMI held meetings with representatives of Company D in Salt Lake City. The meetings were attended by senior management of AMI and focused on AMI’s operating plans and strategy, product development efforts and financial position.

During early and mid-November 2007, representatives of ON, AMI, Credit Suisse and Goldman Sachs discussed the range of fixed exchange ratios proposed in ON’s letter of October 16, 2007. Representatives of AMI indicated that the exchange ratio would need to be increased to approximately 1.15 to 1.2 in order to be acceptable to AMI, while representatives of ON expressed willingness to consider exchange ratios in the range of 1.0 to 1.15.

During a regularly scheduled meeting of the ON board of directors on November 15, 2007, the ON board of directors discussed, among other things, recent events impacting the trading prices of ON and AMI common stock and asked management to review and update its valuation of AMI.

On November 16, 2007, representatives of AMI held further meetings with representatives of ON in which AMI provided additional information regarding its operating plans and strategy, product development efforts and financial position.

Also on November 16, 2007, a representative of Goldman Sachs contacted an additional potential strategic partner (referred to as Company G) to determine its interest in a potential combination with AMI.

On November 19, 2007, representatives of AMI and Company B participated in conference calls in which Company B conducted due diligence on AMI. Representatives of AMI conducted similar due diligence with respect to Company B.

On November 20, 2007, the M&A Committee of the ON board of directors met to discuss and review a transaction involving AMI in light of management’s revised valuation of AMI. Since October 16, 2007, the date on which ON delivered its initial offer letter to AMI, the trading price of AMI’s common stock had decreased approximately 11%, and the trading price of ON’s common stock had decreased approximately 28%. Accordingly, while the M&A Committee believed a transaction with AMI had many financial and strategic merits due to potential and readily identifiable synergies, the M&A Committee believed that a fixed exchange ratio acceptable to ON would need to be in the range of 1.1 to 1.15. The M&A Committee authorized the delivery of a revised letter of interest and exclusivity agreement to AMI.

On November 20, 2007, ON delivered a revised letter of interest in a potential strategic combination to AMI. The revised letter contemplated a stock-for-stock merger at a fixed exchange ratio in the range of 1.1 to 1.15. Based on the closing prices of ON’s and AMI’s common stock on The Nasdaq Stock Market on November 20, 2007, this range corresponded to a price of $9.47 to $9.90 per AMI share and would have represented approximately 25% to 26% ownership of the combined company by AMI stockholders on a pro forma basis. The revised letter also requested that AMI agree to exclusive negotiations with respect to ON’s updated proposal.

Also on November 20, 2007, a representative of Company G contacted a representative of Goldman Sachs to indicate that Company G was not interested in pursuing a strategic transaction with AMI.

On November 25, 2007, the AMI board of directors met to further consider various strategic alternatives. A representative of Goldman Sachs reviewed the status of discussions with ON, Company B and Company D and indicated that an initial discussion had been scheduled with Company C for the near future. The AMI board of directors discussed the updated proposal by ON reflected in its revised letter of interest and Goldman Sachs provided financial analysis of the proposal and of ON itself. Following the presentation by Goldman Sachs, management reviewed its financial forecast for AMI and the board of directors discussed the risks and uncertainties associated with achieving the results reflected in such forecasts, particularly in light of AMI’s third quarter financial results. With respect to ON’s updated proposal, the AMI board of directors indicated that it would not be willing to enter into exclusivity based solely on the terms of ON’s November 20, 2007 letter, but directed management to continue discussions with ON to better define the terms of a potential transaction. The AMI board of directors also directed management to continue discussions with Company B, Company C and Company D and to encourage Company D to indicate its intentions as soon as possible.

On November 27, 2007, representatives of AMI and Company B participated in conference calls in which the two companies conducted further due diligence on one another.

Also on November 27, 2007, Mr. Jackson, ON’s Chief Executive Officer and President, and Ms. King met and discussed the terms of a potential transaction between the two companies, including the exchange ratio, as well as the conditions under which the AMI board of directors would be likely to authorize AMI to enter into exclusive negotiations with ON. Ms. King indicated that the exchange ratio would need to be increased to approximately 1.15 to 1.2 in order to be acceptable to AMI, while Mr. Jackson expressed willingness to consider exchange ratios in the range of 1.1 to 1.15.

On November 28, 2007, AMI sent ON a preliminary term sheet for a transaction between the two companies and a revised version of ON’s proposed exclusivity agreement. On the same day ON sent an initial due diligence request list to AMI requesting various information and documents relating to AMI. From November 28, 2007 until the execution of the merger agreement, representatives of ON and DLA Piper US LLP, ON’s outside legal counsel, conducted extensive further due diligence on AMI on a broad range of topics.

Also on November 28, 2007, a representative of Company C contacted AMI and indicated that it had determined not to pursue a potential strategic transaction with AMI.

On November 29, 2007, a representative of Company D contacted AMI and indicated that Company D’s board of directors had determined not to pursue a potential strategic transaction with AMI.

Also on November 29, 2007, representatives of ON, AMI, Credit Suisse, Goldman Sachs, DLA Piper and Davis Polk met in Phoenix, Arizona to discuss the terms of a potential transaction between the two companies. During these meetings, ON indicated its willingness to agree to a fixed exchange ratio of 1.15 shares of ON common stock per share of AMI common stock, which, based on the closing prices of ON’s and AMI’s common stock on The Nasdaq Stock Market on November 29, 2007, corresponded to a price of $10.87 and would have represented approximately 25.6% ownership of the combined company by AMI stockholders on a pro forma basis. ON and AMI also discussed whether AMI would agree to ON’s request that further negotiations be conducted on an exclusive basis.

In addition to the exchange ratio, the November 29, 2007 discussions focused on the synergies that would be expected to result from the potential transaction, the number of AMI representatives on the board of directors of the combined company following the closing, provisions designed to increase the certainty of closing for both parties and the timeline for the potential transaction. From November 29, 2007 until the execution of the merger agreement, representatives of ON, AMI, Credit Suisse, Goldman Sachs, DLA Piper and Davis Polk continued to discuss these issues. During this timeframe, the parties also held extensive discussions regarding AMI’s representations and warranties, restrictions on AMI’s and ON’s conduct during the period between the signing of the merger agreement and the closing of the merger and the parties’ rights and obligations in connection with regulatory reviews of the merger.

On November 30, 2007, Company B sent AMI a preliminary term sheet expressing its interest in a potential transaction in which AMI stockholders would receive a combination of Company B stock and cash in exchange for their AMI shares, with the amount of Company B stock to be determined based on a fixed exchange ratio. Based on the closing price of a share of Company B stock on November 30, 2007, the aggregate consideration contemplated by the term sheet represented an implied value as of that date of $9.16 per share and would have resulted in approximately 35% ownership of the combined company by AMI stockholders on a pro forma basis, a higher percentage than the equivalent percentage in the proposed transaction with ON, reflecting the fact that the transaction proposed by Company B was essentially a merger of equals. The closing price of a share of AMI common stock on The Nasdaq Stock Market on November 30, 2007 was $7.67 per share.

On December 2, 2007, the AMI board of directors held a special meeting in which it considered various strategic alternatives. Ms. King and representatives of Goldman Sachs discussed recent developments with respect to ON and Companies B, C and D, including the preliminary term sheet that had been negotiated with ON and ON’s request for a period of exclusivity. Ms. King explained that Companies C and D had indicated that they were not interested in pursuing a transaction with AMI since the board of directors’ last meeting. Ms. King also noted that diligence discussions had been held with Company B and that Company B had sent AMI a preliminary term sheet on November 30, 2007 setting forth its proposal for a transaction with AMI. The directors discussed the proposals from ON and Company B, reaching a consensus that the proposal from Company B involved a high degree of risk both as to execution and value and that the combined company would not achieve the scale that the AMI board of directors believed was an important objective of such a transaction. A representative of Goldman Sachs reviewed its financial analysis of ON’s proposal at the exchange ratio of 1.15, taking account of the new information on potential synergies that had resulted from the parties’ discussions. The directors discussed the changes from ON’s October 16, 2007 and November 20, 2007 letters reflected in the preliminary term sheet, including the increase in the exchange ratio, the greater participation in the combined company that AMI’s stockholders would receive as a result and the better understanding of the potential synergies with ON that had been achieved through recent discussions. As a result of the significant changes in the stock prices of both ON and AMI that had taken place following the two companies’ third quarter earnings announcements, the directors focused in particular on the pro forma ownership of the combined company by AMI stockholders that would result from the increased exchange ratio rather than the short-term value per share that it represented at then-current prices. The directors concluded that ON’s proposal was significantly more favorable than Company B’s proposal, and agreed that AMI should enter into exclusivity with ON and proceed forward in negotiating a merger agreement on the terms reflected in the preliminary term sheet.

On December 3, 2007, ON and AMI entered into an agreement under which AMI agreed to negotiate exclusively with ON until December 18, 2007. Later in the day on December 3, 2007, ON delivered to AMI an initial draft of the merger agreement.

From December 3, 2007 until the execution of the merger agreement, ON and AMI and their representatives exchanged drafts of the merger agreement and held extensive negotiations relating to its terms and conditions.

On December 4 and 5, 2007, financial, operations and technology teams from each of ON and AMI met in Salt Lake City, Utah to discuss various due diligence and operational issues.

On December 5, 2007, AMI sent ON an initial due diligence request list requesting various information and documents relating to ON. From December 5, 2007 until the execution of the merger agreement, representatives of AMI, Goldman Sachs and Davis Polk conducted extensive due diligence on ON covering a broad range of topics.

On December 11, 2007, the AMI board of directors held a special meeting at which it reviewed with management and representatives of Davis Polk and Goldman Sachs the status of AMI’s negotiations with ON. A representative of Davis Polk reviewed the open issues in the merger agreement, with particular focus on discussions that had taken place regarding the parties’ respective abilities to change their recommendations and the initial number of AMI representatives on the combined company board. A representative of Goldman Sachs reviewed at length its financial analysis of AMI, ON and the proposed transaction, including the materials forming the basis of its proposed fairness opinion. Thereafter, the AMI board of directors directed management and AMI’s advisors to continue their discussions with ON with attention to remaining open issues.

On December 12, 2007, the AMI board of directors again convened a special meeting to review the transaction, which meeting extended into the early morning of December 13, 2007. Representatives of Davis Polk and Goldman Sachs were present at this meeting. A representative of Davis Polk reviewed the terms of the merger agreement and updated the AMI board of directors regarding the changes from the terms discussed at the prior meeting. The discussions focused on various formulations of the parties’ respective abilities to change their recommendations, and the balancing of such restrictions against the parties’ fiduciary obligations to their respective stockholders. A representative of Goldman Sachs then presented its updated financial analysis of the proposed transaction. Goldman Sachs then delivered an oral opinion (which was subsequently confirmed in writing) to the effect that, as of December 13, 2007, and based upon and subject to the limitations, qualifications and assumptions to be set forth in its written opinion, the exchange ratio was fair from a financial point of view to the AMI stockholders. The full text of Goldman Sachs’ written opinion dated December 13, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex F. After the Goldman Sachs presentation, the AMI board of directors unanimously approved the merger agreement and recommended that the stockholders of AMI vote in favor of the adoption and approval of the merger agreement.

Also on the evening of December 12, 2007, the ON board of directors convened a special meeting to consider the proposed transaction with AMI. Representatives of senior management of ON, as well as representatives of Credit Suisse and DLA Piper were present at the meeting. DLA Piper advised the ON board of directors regarding the board’s fiduciary duties with respect to its consideration of the proposed combination with AMI. Messrs. Jackson and Donald A. Colvin, ON’s Executive Vice President and Chief Financial Officer, presented the terms of the transaction and reviewed the business case for the transaction, including expected cost synergies, contribution analysis and financial and accounting diligence. DLA Piper updated the ON board of directors regarding the status of legal diligence and reviewed the terms of the merger agreement and the voting agreement, and the status of negotiations. Management and representatives of Credit Suisse discussed the need to refinance AMI’s outstanding debt and ON’s ability to refinance this debt, taking into account the current status of the debt markets. Representatives of Credit Suisse reviewed Credit Suisse’s financial analyses of the proposed exchange ratio and rendered the oral opinion of Credit Suisse, subsequently confirmed by delivery of its written opinion dated December 12, 2007, that as of such date and based upon and subject to the various considerations described in its written opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to ON. The full text of the Credit Suisse opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex E to this Proxy Statement. The ON board of directors discussed the various presentations and the terms of the transaction and approved the merger agreement, the share issuance and the charter amendment, with one director abstaining.

On December 13, 2007, representatives of ON and AMI finalized the merger agreement and the schedules thereto. ON and AMI thereafter executed the merger agreement. Concurrently, AMI’s directors, executive officers and certain of its significant stockholders executed voting agreements and ON’s directors and executive officers, including the director who had abstained, executed voting agreements. On December 13, 2007, ON and AMI issued a joint press release announcing the transaction and the execution of the merger agreement.

The ON Board of Directors’ Recommendations and Reasons for the Merger

The ON board of directors believes that the merger and the merger agreement, and related transactions, are advisable and in the best interests of ON and its stockholders. Accordingly, the ON board of directors has approved the merger and the merger agreement, and related transactions, and recommends that ON stockholders vote “FOR” approval of the Charter Amendment and “FOR” approval of the Share Issuance. When ON’s stockholders consider the ON board of directors’ recommendation, ON’s stockholders should be aware that certain of ON’s directors may have interests in the merger that may be different from, or in addition to, the interests of ON’s stockholders generally. These interests are described in “Interests of ON’s Directors and Executive Officers in the Merger” beginning on page 65.

In the course of determining that the merger and the merger agreement, and related transactions, are advisable and in the best interests of ON and its stockholders, the ON board of directors consulted with management as well as its financial and legal advisors and considered a number of factors in making its determination. The ON board of directors concluded that the merger could enhance stockholder value by:

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Accelerating ON’s transformation from a discrete supplier to a key supplier with scale. AMI has a pool of talented engineers, application experts and customer relationships that will enhance ON’s mixed–signal design, product and process technology capabilities. AMI currently enjoys a sole source position for nearly 90% of its products, long product cycles, and higher gross margins. AMI’s process technology roadmap requires the same base manufacturing processes that ON has been installing in its high-volume Gresham, Oregon wafer fabrication facility. ON management believes that utilizing the Gresham facility will reduce future process development costs for the combined companies. Use of ON’s low cost manufacturing and logistics network will also provide a lower cost platform for AMI’s products, which will allow it to compete in higher volume applications, thereby accelerating the growth in sales and gross margins of certain of AMI’s product lines.

•

Strengthening ON’s end-market presence, facilitating ON’s entry into new markets and deepening customer relationships. The merger will allow ON to expand its presence in the automotive, consumer, communications and industrial end-markets, while gaining entry into the high growth, higher margin medical market and the high margin military/aerospace market. Historically, end-markets such as automotive, military/aerospace, medical and industrial have been attractive markets to enter and expand into, but consumed significant development and corporate resources due to the longer design and sales cycles. By building on AMI’s long standing customer relationships in these end-markets, ON believes it has significant opportunities to “cross-sell” its large portfolio of standard products to AMI’s existing customer base in a fraction of the time and with a fraction of the resources it would take on a stand-alone basis. Further, ON believes that the merger will allow the company to become a strategic supplier to more of its customers, which ON believes will result in further opportunities to gain market share.

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Providing ON with significant scale and cash flow generation. The ON board of directors considered that the combined company would have greater scale and cash flow generation. Over the prior four fiscal quarters ending September 2007 the combined company would have had revenues of approximately $2.2 billion, EBITDA (earnings before interest, taxes, depreciation and amortization) of $500 million and free cash flow (defined as operating cash flow less capital expenditures) of approximately $251 million. ON believes there are additional opportunities to enhance the financial performance of the combined company by eliminating costly and redundant activities. Management has identified a number of areas in cost of goods sold and operating expenses that it believes it can optimize. Historically, ON has been a company that has performed well within its peer group through the elimination of costly manufacturing activities while also keeping tight control of operating expenses. ON management believes that the combined company should also benefit from the elimination of duplicative capital expenditures, enhancing the post-merger free cash flow of the combined company. The expansion of ON’s business into the automotive, medical, industrial and military/aerospace markets should also mitigate ON’s exposure to the more volatile consumer driven computing, wireless and consumer electronics end-markets.

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Leveraging ON’s operational excellence to achieve cost saving and accelerate the ramp of activity in ON’s Gresham, Oregon wafer fabrication facility. As previously mentioned, ON has a successful track record in transferring manufacturing and other activities to more cost effective platforms. ON believes it will be able to improve the financial performance of the combined company from both a margin and a cash flow perspective by continuing to apply its continuous improvement methodologies. For example, AMI currently subcontracts all its assembly to external third parties and ON management believes that it has the capability to bring in-house a large part of this activity, which should result in much lower assembly costs. ON will also be able to benefit the AMI product lines by allowing access to its advanced sub-micron manufacturing facility in Gresham, Oregon. The addition of AMI activity to ON’s Gresham facility will accelerate the timeframe in which ON will be able to operate the facility at optimum capacity.

The ON board of directors also considered a variety of other factors and risks concerning the merger, including the following:

•	The information concerning ON’s and AMI’s respective historic businesses, financial results and prospects, including the result of ON’s due diligence review of AMI;

•	ON’s assessments that AMI’s business can effectively and efficiently be integrated;

•

The oral opinion of ON’s financial advisor, Credit Suisse (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) that, as of December 12, 2007, and based upon and subject to the various considerations described in its written opinion, the exchange ratio was fair to ON, from a financial point of view;

•

The exchange ratio of 1.15 shares of ON common stock for each share of AMI common stock and the fact that the exchange ratio is fixed and will not fluctuate based upon changes in ON’s stock price between signing and closing, reflecting the strategic purpose of the merger and consistent with market practice for a merger of this type;

•	The fact that the merger consideration is ON common stock, and ON did not therefore need to incur additional debt to finance the purchase price;

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The expectation that AMI stockholders and option holders, immediately after completion of the merger, would hold approximately 26% of the outstanding shares of common stock of ON, on a fully diluted basis;

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The terms of the merger agreement, including ON’s right to terminate the merger agreement, subject to payment of a termination fee of $30.2 million, in order to accept a proposal for a change of control transaction involving ON, if the terms of such proposed transaction so require, and the board believes that the failure to take such action would result in a breach of the fiduciary duties of the ON board of directors;

•

The fact that the terms of the merger agreement allow for the ON board of directors to change its recommendation in the event of a material development or change in circumstances occurring or arising after the execution of the merger agreement which was neither known nor reasonably foreseeable at the time of the signing of the merger agreement, if the board concludes, in good faith and after consultation with legal counsel, that a failure to change its recommendation would constitute a breach of its fiduciary duties, provided certain conditions are met;

•	The challenges of refinancing AMI’s debt given the current state of the debt markets;

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The risk that U.S. and foreign antitrust and competition authorities may not approve the merger or may impose terms and conditions on their approvals that, if accepted, would materially and adversely affect the projected financial results of the combined company;

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The potential impact of the restrictions under the merger agreement on ON’s ability to take certain actions during the period prior to the closing of the merger (which may delay or prevent ON from undertaking business opportunities that may arise pending completion of the merger);

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The challenges and costs of combining the two businesses and the risks of completing the integration, which could harm the combined company’s operating results and preclude the realization of anticipated synergies or benefits from the merger;

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The potential for diversion of management and employee attention from other strategic priorities and for increased employee attrition both before and after the closing of the merger agreement, and the potential effect on ON’s business and relations with customers and suppliers;

•	The fees and expenses associated with completing the merger; and

•	The risk that anticipated cost savings will not be achieved.

The foregoing discussion of the factors considered by ON’s board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by ON’s board of directors in making its recommendation. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ON board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the ON board of directors may have given different weight to different factors.

In addition, the ON board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above, including discussions with the ON management team and ON’s outside legal and financial advisors. Based on the totality of the information presented, ON’s board of directors determined that ON should proceed with the merger and the merger agreement, and recommends that ON’s stockholders approve the Charter Amendment and the Share Issuance.

The AMI Board of Directors’ Recommendations and Reasons for the Merger

The AMI board of directors believes that the merger and the merger agreement are advisable and in the best interests of AMI and its stockholders. Accordingly, the AMI board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that AMI stockholders vote “FOR” adoption and approval of the Merger Proposal. When AMI’s stockholders consider the AMI board of directors’ recommendation, AMI’s stockholders should be aware that AMI’s directors may have interests in the merger that may be different from, or in addition to, their interests. These interests are described in “Interests of AMI’s Directors, Executive Officers and Certain Significant Stockholders in the Merger” beginning on page 61.

In the course of determining that the merger and the merger agreement are advisable and in the best interests of AMI and its stockholders, the AMI board of directors consulted with management as well as its financial and legal advisors and considered a number of factors in making its determination, including the following:

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Merger consideration. The AMI board of directors considered the 1.15 shares of the combined company that AMI stockholders will receive for each AMI share if the merger is consummated and concluded that such shares are likely to deliver greater long-term value to AMI’s stockholders than would be expected if AMI remained independent. The AMI board of directors also considered that, based on the closing prices of ON’s and AMI’s common stock on The Nasdaq Stock Market on December 12, 2007, the exchange ratio represented 26% ownership in the combined company by AMI stockholders on a pro forma basis and corresponded to a price of approximately $10.14 per share, a 38% premium to the closing price of AMI common stock on that date. The AMI board of directors further considered the fact that a fixed exchange ratio provides AMI stockholders with certainty regarding the number of ON shares they will receive in connection with the merger, and allows them to benefit from any increase in the price of ON common stock during the pre-closing period;

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Participation in future growth; synergies. The AMI board of directors considered the fact that AMI stockholders will participate in the future growth of an organization with considerably greater scale and breadth than AMI alone, and will benefit from the synergies that are expected to be realized as a result of the merger. In particular, the AMI board of directors identified as potential synergies the broader product portfolio with which the combined company will be able to serve its customers, which will span standard, ASSP and custom products; the increased presence that the combined organization will have with its customers as a result of this broader product portfolio; access to ON’s 0.18 micron manufacturing capabilities and roadmap; increased manufacturing and operational expertise; and cost reductions from the elimination of overlapping expenses;

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Review of prospects in remaining independent. The AMI board of directors considered AMI’s financial condition, results of operations and business and earnings prospects if it were to remain independent in light of various factors, including consolidation, increased competition and other developments occurring in the semiconductor industry. The AMI board of directors concluded that there were significant risks in remaining independent and that AMI could best realize long-term stockholder value as part of a global semiconductor enterprise with greater scale and reach;

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Extensive process. Based on the AMI board of directors’ review of AMI’s strategic alternatives and the extensive process that the board of directors had conducted during the several months prior to the signing of the merger agreement, which involved contacting a significant number of parties who were believed to have a potential interest in a strategic combination with AMI, the board of directors considered the fact that only one of the other potential counterparties had made a proposal for a transaction with AMI and that there was no assurance as to when or whether another favorable opportunity to engage in a strategic combination would arise;

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Fairness opinion. The AMI board of directors considered the financial presentations made by Goldman Sachs on December 12 and 13, 2007 and the opinion of Goldman Sachs dated December 13, 2007 that, based on and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the exchange ratio of 1.15 shares of ON common stock to be received for each share of AMI common stock pursuant to the merger agreement was fair from a financial point of view to holders of shares of AMI common stock. The full text of Goldman Sachs’ written opinion is attached to this Proxy Statement as Annex F;

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Terms of the merger agreement. The AMI board of directors considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and the ability of the respective parties to terminate the merger agreement. The AMI board of directors noted that the termination or “breakup” fee provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination involving AMI but that such provisions are customary for transactions of this size and type. The AMI board of directors also considered that the $30.2 million amount of the termination fee, which amount is approximately equal to 2.75% of the enterprise value of AMI at the exchange ratio, was within a reasonable range, particularly in light of the extensive process conducted by the AMI board of directors with the assistance of Goldman Sachs and management. The AMI board of directors further considered that the termination fee represented an important factor in negotiating the equal “reverse breakup” fee payable by ON, which the AMI board of directors believes increases the likelihood of closing. The AMI board of directors also noted that the merger agreement permits AMI and the AMI board of directors to respond to a bona fide acquisition proposal that the AMI board of directors determines is or is reasonably likely to lead to a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that AMI pay ON the termination fee in the event that AMI terminates the merger agreement to enter into an alternative transaction with respect to such superior proposal;

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Likelihood of closing. The AMI board of directors considered the relatively limited nature of the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by the relevant regulatory authorities and that the ON and AMI voting proposals would be approved by the stockholders of the respective companies. The AMI board of directors also considered ON’s obligation to pay a “reverse breakup” fee of $30.2 million if the merger agreement is terminated under certain circumstances (including following a change of recommendation by ON’s board of directors); and

•

Tax-free merger. The AMI board of directors considered the fact that the merger is expected to be tax-free to AMI stockholders for U.S. federal income tax purposes, except to the extent that AMI stockholders recognize gain on cash received for any fractional shares.

The AMI board of directors also identified and considered a number of countervailing factors and risks to AMI, AMI stockholders and the combined company that could arise from the merger, including:

•

the risk that the combined company will not achieve the growth or financial results anticipated, or otherwise fail to deliver greater value to AMI stockholders than they would have received had AMI remained independent;

•	the challenges and costs inherent in integrating the two businesses and the time and effort that will be required from employees of both companies to successfully complete that integration;

•	the possibility that synergies may not be realized as a result of the merger, or that they may be lower than expected;

•	the potential loss of customers, suppliers and employees of the combined company following the merger or of either party during the pre-closing period;

•

the possibility that the merger may not be completed and the potential adverse consequences to AMI if the merger is not completed, including the potential to depress values offered by others to AMI in a business combination and to erode customer and employee confidence in AMI;

•	the risks associated with a fixed exchange ratio, which by its nature will not compensate AMI stockholders for any declines in the price of ON’s stock prior to the completion of the merger, and the absence of any termination right in the merger agreement that would be triggered by a decrease in ON’s stock price (or the corresponding decrease in the value of the merger consideration to be received by AMI stockholders);

•

the limitations imposed in the merger agreement on the conduct of AMI’s business during the pre-closing period, its ability to solicit and respond to proposals for alternative transactions and the ability of its board of directors to change or withdraw its recommendation of the merger;

•

the $30.2 million termination fee payable to ON if the merger agreement is terminated under certain circumstances, and the potential effect that such termination fee may have in deterring other potential acquirers from proposing an alternative transaction that would be more advantageous to AMI stockholders; and

•

the potential conflicts of interest of AMI’s directors and executive officers, as described in the section entitled “Interests of AMI’s Directors, Executive Officers and Certain Significant Stockholders in the Merger” beginning on page 61.

The foregoing discussion of the information and factors considered by the AMI board of directors is not intended to be exhaustive but includes the material factors considered by the AMI board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the AMI board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the AMI board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the AMI board of directors conducted an overall analysis of the factors described above, including discussions with AMI’s management and its financial and legal advisors. In considering the factors described above, individual members of the AMI board of directors may have given different weights to different factors.

Opinion of Financial Advisor to the ON Board of Directors

ON retained Credit Suisse Securities (USA) LLC, referred to as “Credit Suisse” in this Proxy Statement, to act as its financial advisor in connection with the proposed merger. In connection with Credit Suisse’s engagement, ON requested that Credit Suisse evaluate the fairness, from a financial point of view, to ON of the exchange ratio. On December 12, 2007, the ON board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse reviewed with the ON board of directors certain financial analyses, as described below, and rendered its oral opinion to the ON board of directors, subsequently confirmed in the written opinion of Credit Suisse, dated December 12, 2007, that, as of the date of its opinion and based upon and subject to the various considerations set forth in the Credit Suisse opinion, the exchange ratio was fair to ON, from a financial point of view.

The full text of the Credit Suisse opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex E to this Proxy Statement and is incorporated by reference in its entirety. Holders of ON common stock are urged to read the Credit Suisse opinion carefully and in its entirety.

The Credit Suisse opinion addresses only the fairness of the exchange ratio to ON, from a financial point of view, as of the date of the Credit Suisse opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the Credit Suisse opinion.

In connection with its opinion, Credit Suisse, among other things:

•	reviewed a draft of the merger agreement received by Credit Suisse on December 10, 2007 and drafts of certain related documents;

•	reviewed certain publicly available business and financial information relating to ON and AMI;

•

reviewed certain other information relating to ON and AMI, including certain financial forecasts relating to ON and AMI, provided to or discussed with Credit Suisse by ON and AMI, and met with the managements of ON and AMI to discuss the business and prospects of ON and AMI;

•

considered certain financial and stock market data of ON and AMI, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of ON and AMI;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•

considered such other information, including material changes to the merger agreement that ON and AMI agreed to between December 10, 2007 and December 12, 2007 that were communicated to Credit Suisse, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for ON and AMI that Credit Suisse used in its analysis, the management of ON advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ON as to the future financial performance of ON and AMI. With respect to the estimates provided to Credit Suisse by the management of ON with respect to the cost savings and synergies anticipated to result from the merger, Credit Suisse was advised by the management of ON, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ON as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby. In addition, Credit Suisse relied upon, without independent verification, the assessment of the management of ON as to:

•	its ability to retain key employees;

•	the existing technology, products and services of ON and AMI and the validity of, and risks associated with, the future technology, products and services of ON and AMI; and

•	its ability to integrate the businesses of ON and AMI.

Credit Suisse assumed, with ON’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse also assumed, with ON’s consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on ON or AMI or the contemplated benefits of the merger, that the merger agreement when signed would conform to the draft merger agreement reviewed by Credit Suisse in all respects material to its analyses, and that the merger will be consummated in accordance with the terms of the draft merger agreement reviewed by Credit Suisse, without waiver, modification or amendment of any material term, condition or agreement. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ON or AMI, including any ongoing litigation, nor was Credit Suisse furnished with any such evaluations or appraisals. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to ON of the exchange ratio and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. The issuance of the Credit Suisse opinion was approved by an authorized internal committee. The Credit Suisse opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse opinion. Credit Suisse did not express any opinion as to what the value of the shares of ON common stock actually will be when issued to holders of AMI common stock pursuant to the merger or the prices at which such shares of ON common stock will trade at any time. The Credit Suisse opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to ON, nor does it address the underlying business decision of ON to proceed with the merger.

In preparing its opinion to the ON board of directors, Credit Suisse performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ON and AMI. No company, transaction or business used by Credit Suisse in its analyses as a comparison is identical to ON, AMI or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses performed by Credit Suisse and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by Credit Suisse are inherently subject to substantial uncertainty.

The opinion of Credit Suisse and its financial analyses were only one of many factors considered by the ON board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the ON board of directors or management with respect to the merger or the exchange ratio.

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion and reviewed with the ON board of directors at a meeting of the ON board of directors held on December 12, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse.

AMI Discounted Cash Flow Analysis. Credit Suisse calculated the estimated present value of the unlevered, after-tax cash flows that AMI could generate during calendar years 2008 through 2013, and the resulting range of implied prices per share of AMI common stock, based on financial forecasts for AMI provided by the management of ON. Credit Suisse then calculated a range of estimated terminal values based on a next twelve months (NTM) earnings before interest, taxes, depreciation and amortization (EBITDA) multiple range of 6.5x to 8.5x. The estimated after-tax free cash flows and terminal values were then discounted to present values using discount rates ranging from 9% to 12%. The following table summarizes the results of this analysis.

Implied price per AMI share	$9.30 – $13.06
Implied exchange ratio	1.047x – 1.471x

Credit Suisse then calculated a range of implied prices per AMI share and exchange ratios using estimates for potential synergies provided by the management of ON. Credit Suisse calculated these values by adding the implied per share value of such synergies (based on the midpoint of various per share values of such synergies derived from a discounted cash flow analysis) to the midpoint of the range for the implied per share values of AMI derived above. The following table summarizes the results of this analysis:

Implied price per AMI share	$15.16 – $20.41
Implied exchange ratio	1.707x – 2.299x

AMI Selected Companies Analysis. Using publicly available information for the selected companies listed below, including publicly available analysts’ estimates, Credit Suisse reviewed the market values and trading multiples of the following publicly traded companies in the diversified and analog sectors of the semiconductor industry:

Diversified	Analog Leaders

• STMicroelectronics N.V.	• Texas Instruments Incorporated

• Infineon Technologies AG	• Analog Devices, Inc.

• LSI Corporation	• Maxim Integrated Products, Inc.

• International Rectifier Corp.	• National Semiconductor Corporation

• Vishay Intertechnology, Inc.	• Intersil Corporation

• Atmel Corporation

• Fairchild Semiconductor Corp.

Such information included, among other things, observed trading multiples of fully-diluted aggregate value (also known as enterprise value) to estimated revenues and estimated EBITDA for calendar years 2007 and 2008 and price as a multiple of estimated earnings for calendar years 2007 and 2008. The observed trading multiples for the selected diversified semiconductor companies and analog semiconductor companies were calculated using publicly available information and publicly available forecasts of securities research analysts. All multiples were based on closing share prices on December 11, 2007.

Credit Suisse then calculated implied prices per AMI share and implied exchange ratios using (i) a derived range of multiples of fully-diluted aggregate value to estimated EBITDA for calendar years 2007 and 2008 of 6.0x to 10.0x and 5.0x to 8.5x, respectively, and (ii) a derived range of multiples of share price to estimated earnings per share for calendar years 2007 and 2008 of 11.0x to 16.0x and 10.0x to 15.0x, respectively. All such calculations were based on estimates of AMI’s future results prepared by ON management and the closing price of ON common stock on December 11, 2007. The following table summarizes the results of this analysis:

Implied price per AMI share	$5.91 – $12.84
Implied exchange ratio	0.666x – 1.446x

No company utilized as a comparison in the selected companies analysis is identical to AMI. Mathematical analysis, such as determining a mean or median, is not in itself a meaningful method of using comparable company data.

AMI Selected Transactions Analysis. Credit Suisse reviewed the following 17 selected transactions in the semiconductor industry since May 1999 and calculated several metrics for those selected transactions for which financial information of the target company was publicly available.

Announcement Date	Target	Acquirer
September 10, 2007	Analog Devices, Inc. (Cellular Handset Business)	MediaTek, Inc.

August 20, 2007	LSI Corporation (Mobility Business)	Infineon Technologies AG

August 13, 2007	Sirenza Microdevices, Inc.	RF Micro Devices, Inc.

February 8, 2007	Silicon Laboratories, Inc. (Cellular Communications Business)	NXP Semiconductors

December 4, 2006	Agere Systems, Inc.	LSI Corporation (Formerly LSI Logic Corporation)

November 1, 2006	International Rectifier Corp. (Power Products Business)	Vishay Intertechnology, Inc.

October 24, 2006	PowerDsine Ltd.	Microsemi Corporation

September 15, 2006	Freescale Semiconductor, Inc.	The Blackstone Group L.P., Texas Pacific Group Capital, L.P., The Carlyle Group L.L.C., Permira Ltd.

August 3, 2006	Koninklijke Philips Electronics N.V. (Royal Philips Electronics) (NXP Semiconductor Unit)	Kohlberg Kravis Roberts & Co., Silver Lake Partners LP, AlpInvest Partners

July 23, 2006	ATI Technologies, Inc.	Advanced Micro Devices, Inc.

June 27, 2006	Intel Corp. (Communications and Application Processor Business)	Marvell Technology Group, Ltd.

February 21, 2006	Avago Technologies Limited (Printer ASIC Business)	Marvell Technology Group, Ltd.

August 15, 2005	Agilent Technologies, Inc. (Semiconductor Products Division)	Kohlberg Kravis Roberts & Co, Silver Lake Partners II Cayman, L.P.

June 15, 2005	Integrated Circuit Systems, Inc.	Integrated Device Technology, Inc.

March 10, 2002	Elantec Semiconductor Inc.	Intersil Corporation

December 5, 2000	American Microsystems, Inc.	Francisco Partners, Citicorp Venture Capital

May 11, 1999	Motorola, Inc. (Semiconductors Components Group)	Texas Pacific Group Capital, L.P.

The metrics calculated by Credit Suisse included (i) the fully-diluted aggregate value of each target company as a multiple of (a) estimated NTM revenues, (b) last twelve months (LTM) revenues, (c) estimated NTM EBITDA and (d) LTM EBITDA and (ii) the price per share as a multiple of estimated NTM and LTM earnings per share.

Credit Suisse then calculated implied prices per AMI share and implied exchange ratios using (i) a derived range of multiples of aggregate value to AMI’s estimated NTM EBITDA of 8.0x to 12.0x and (ii) a derived range of multiples of price per share to AMI’s estimated NTM earnings per share of 20.0x to 25.0x. All such calculations were based on estimates of AMI’s future results provided by ON management and the closing share price of ON common stock on December 11, 2007. The following table summarizes the results of this analysis:

Implied price per AMI share	$10.58 – $19.34
Implied exchange ratio	1.191x – 2.178x

No company or transaction utilized as a comparison in this analysis is identical to ON or AMI or the contemplated merger. Mathematical analysis, such as determining a mean or median, is not in itself a meaningful method of using comparable market trading data.

ON Discounted Cash Flow Analysis. Credit Suisse calculated the estimated present value of the unlevered, after-tax cash flows that ON could generate during calendar years 2008 through 2013, based on internal financial forecasts provided by the management of ON. Credit Suisse then calculated a range of estimated terminal values based on an NTM EBITDA multiple range of 7.0x to 10.0x. The estimated after-tax free cash flows and terminal values were then discounted to present values using discount rates ranging from 9% to 12%. The following table summarizes the results of this analysis.

Implied price per ON share	$10.71 – $15.33

ON Selected Companies Analysis. Credit Suisse compared certain financial information of ON with that of the companies in the diversified and analog sectors of the semiconductor industry listed above in the section “AMI Selected Companies Analysis.” Such information included, among other things, observed trading multiples of fully-diluted aggregate value as a multiple of estimated revenues and as a multiple of estimated EBITDA for calendar years 2007 and 2008 and price as a multiple of estimated earnings for calendar years 2007 and 2008. The observed trading multiples for the selected diversified semiconductor companies and analog semiconductor companies were calculated using publicly available information and publicly available forecasts of securities research analysts. All multiples were based on closing share prices on December 11, 2007.

Credit Suisse then calculated implied prices per ON share using (i) a derived range of multiples of fully-diluted aggregate value to estimated EBITDA for calendar years 2007 and 2008 of 7.5x to 10.5x and 7.0x to 10.0x, respectively, and (ii) a derived range of multiples of share price to estimated earnings per share for calendar years 2007 and 2008 of 11.0x to 16.0x and 10.0x to 15.0x, respectively. All such calculations were based on projections prepared by ON management and the closing share price of ON common stock on December 11, 2007. The following table summarizes the results of this analysis:

Implied price per ON share	$6.43 – $13.00

No company utilized as a comparison in the selected companies analysis is identical to ON or AMI. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable company data.

ON Combined Company Discounted Cash Flow Analysis. Credit Suisse calculated the estimated present value of the unlevered, after-tax cash flows that ON combined with AMI could generate during calendar years 2008 through 2013, based on internal financial forecasts provided by the management of ON. Credit Suisse then calculated a range of estimated terminal values based on an NTM EBITDA multiple range of 7.0x to 10.0x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates ranging from 9% to 12%.

Implied price per ON share	$11.46 – $16.51

The ON board of directors retained Credit Suisse to act as its financial advisor in connection with the merger. Credit Suisse was selected by the ON board of directors based on Credit Suisse’s qualifications, expertise and reputation. Credit Suisse is an internationally recognized investment banking and advisory firm. Credit Suisse, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse and its affiliates have in the past provided and are currently providing investment banking and other financial services to AMI for which Credit Suisse and its affiliates have received and would expect to receive compensation, including acting as sole lead arranger and sole bookrunner on a $110 million tack-on term loan, acting as joint bookrunner on a $206 million secondary offering of common stock, and acting as administrative agent and collateral agent on AMI’s $320 million term loan and $90 million revolving credit facility. Credit Suisse and its affiliates also have in the past provided and are currently providing investment banking and other financial services to ON and its affiliates, including acting as co-manager on a $484 million convertible notes offering, and may potentially act as lead arranger on a term loan of up to $480 million in connection with the merger. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to AMI, ON and ON’s affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse and its affiliates have in the past provided and are currently providing and may in the future provide investment banking and other financial services to affiliates of AMI. In addition, Credit Suisse and certain of its affiliates, and certain employees of Credit Suisse and its affiliates, including members of the team performing services for ON, and certain investment funds affiliated or associated with Credit Suisse, have invested in AMI and its affiliates and investment funds managed or advised by the investment firms whose affiliates are stockholders of AMI. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of its business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of ON, AMI and any other entity that may be involved in the merger, and, accordingly, may at any time hold a long or a short position in such securities, as well as provide investment banking and other financial services to such companies. In addition, one of Credit Suisse’s affiliates owns shares of AMI common stock and may be deemed to be a member of a group (within the meaning of U.S. federal securities laws) with respect to the securities of AMI as a result of being a signatory to that certain First Amended and Restated Shareholders’ Agreement, dated as of September 26, 2003, as amended from time to time, as described in the Schedule 13G/A filed by Credit Suisse, on behalf of its investment banking division, with the SEC on February 14, 2006.

Credit Suisse has acted as financial advisor to ON in connection with the merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse also became entitled to receive a fee upon the rendering of its opinion. Pursuant to an engagement letter dated as of December 10, 2007, ON engaged Credit Suisse to provide financial advisory services to the ON board of directors in connection with the merger, including, among other things, rendering its opinion. In addition, ON has agreed to reimburse Credit Suisse for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Opinion of Financial Advisor to the AMI Board of Directors

Goldman, Sachs & Co. delivered its opinion to AMI’s board of directors that, as of December 13, 2007, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of AMI common stock.

The full text of the written opinion of Goldman Sachs, dated December 13, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F to this Proxy Statement. The summary of the Goldman Sachs opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided its opinion for the information and assistance of AMI’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of AMI’s common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of AMI for the three fiscal years ended December 31, 2006, in each case as amended;

•	annual reports to stockholders and Annual Reports on Form 10-K of ON for the five fiscal years ended December 31, 2006, in each case as amended;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AMI and ON, in each case as amended;

•	certain other communications from AMI and ON to their respective stockholders;

•	certain publicly available research analyst reports for AMI and ON;

•	certain internal financial analyses and forecasts for AMI prepared by its management; and

•

certain internal financial analyses and forecasts for ON prepared by its management, as reviewed and approved for Goldman Sachs’s use by AMI, including certain cost savings and operating synergies projected by the managements of AMI and ON to result from the transaction, which are referred to in this summary as the “Synergies.”

Goldman Sachs also held discussions with members of the senior management of AMI and ON regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of AMI and ON.

In addition, Goldman Sachs reviewed the reported price and trading activity for the AMI common stock and the ON common stock; compared certain financial and stock market information for AMI and ON with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed, with AMI management’s consent, that the forecasts for AMI and ON prepared by their respective managements, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of AMI and ON, and that the Synergies will be realized. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of AMI or ON or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of AMI or ON or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any adverse effect on AMI or ON or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of AMI to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to AMI. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement to the holders of AMI common stock. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of AMI or ON; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AMI or ON, or class of such persons in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of ON common stock will trade at any time. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of AMI in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2007 and is not necessarily indicative of current market conditions.

Implied Historical Exchange Ratio Analysis. Goldman Sachs calculated and reviewed the historical exchange ratios implied by dividing the closing price per share of AMI common stock by the closing price per share of ON common stock over the one-day, one-month, three-month, six-month, one-year, two-year and three-year trading periods ended December 12, 2007, as well as the implied premium of the exchange ratio to the average of implied historical exchange ratios over those same trading periods. The following table presents the results of these calculations:

	Average Exchange Ratio	Implied Premium (Discount) to Average Exchange Ratios
December 12, 2007	0.83x	38.0%
One Month Average	0.87x	31.6%
Three Month Average	0.80x	43.8%
Six Month Average	0.90x	27.9%
One Year Average	1.05x	9.0%
Two Year Average	1.30x	(11.3)%
Three Year Average	1.76x	(34.6)%

Implied Equity Contribution Analysis. Goldman Sachs reviewed certain actual 2006 and estimated 2007 and 2008 operating and financial information, based on published research by investment banks, SEC filings, Capital IQ estimates and on the assumptions provided to Goldman Sachs by AMI and ON management before taking into account any of the Synergies. Such historical and estimated future operating and financial information included, among other things, revenues, operating income, earnings before interest, taxes, depreciation and amortization (or “EBITDA”), net income and free cash flow (defined as operating income excluding stock-based compensation expense and including amortization of intangibles, less cash taxes, less capital expenditures, plus depreciation and amortization, plus changes in net working capital) for AMI, ON and the combined entity resulting from the merger based on AMI management’s financial forecasts for AMI and ON. Based upon the December 12, 2007 closing share prices of AMI and ON common stock and the exchange ratio, the analysis indicated that AMI’s stockholders would receive 25.9% of the outstanding fully diluted common equity, calculated using the treasury stock method, of the combined company following consummation of the transaction. Goldman Sachs also analyzed the relative potential financial contribution of AMI and ON to the combined company following consummation of the transaction before taking into account any of the Synergies. The following table presents the results of this analysis:

	Implied AMI Equity Contribution to Combined Company(1)
	Revenue	Operating Income	EBITDA	Net Income	Free Cash Flow
2006A	31.4%	22.1%	28.4%	17.3%	22.1%
2007E	31.3%	24.4%	29.0%	19.6%	24.6%
2008E	30.8%	25.5%	28.0%	20.3%	21.8%

(1)	Operating income and net income exclude amortization of intangibles. EBITDA and free cash flow also exclude stock-based compensation expense.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain ratios and public market multiples for AMI and ON to corresponding ratios and public market multiples for the following publicly traded corporations in the semiconductor industry:

•	Atmel Corporation;

•	Diodes Incorporated;

•	Fairchild Semiconductor International, Inc.;

•	International Rectifier Corporation;

•	Micrel Incorporated;

•	Microsemi Corporation;

•	Semtech Corporation;

•	STMicroelectronics N.V.; and

•	Texas Instruments Incorporated.

Although none of the selected companies is directly comparable to AMI or ON, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of AMI and ON.

Goldman Sachs also calculated and compared various financial multiples and ratios based on publicly available financial data as of December 12, 2007, from IBES estimates, FactSet and Capital IQ. With respect to AMI, ON and the selected companies, Goldman Sachs calculated enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of last twelve months (or “LTM”) EBITDA. The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of LTM EBITDA:	Selected Companies		AMI		ON
At 1.15x Exchange Ratio			7.8	x
As of December 12, 2007	9.2	x	6.0	x	8.6	x
One Month Average	9.1	x	6.2	x	8.6	x
Three Month Average	9.9	x	6.8	x	10.1	x
Six Month Average	10.4	x	7.6	x	10.2	x
One Year Average	10.3	x	8.1	x	9.7	x
Two Year Average	11.1	x	8.0	x	9.5	x
Three Year Average	10.8	x	8.2	x	9.2	x

In addition, with respect to AMI, ON and the selected companies, Goldman Sachs calculated price as a multiple of next twelve months (“NTM”) earnings per share (or “EPS”). The results of these analyses are summarized as follows:

Price as a Multiple of NTM EPS:	Selected Companies		AMI		ON
At 1.15x Exchange Ratio			14.6	x
As of December 12, 2007	15.8	x	10.6	x	10.1	x
One Month Average	16.0	x	11.2	x	10.1	x
Three Month Average	18.1	x	12.5	x	11.7	x
Six Month Average	19.5	x	14.4	x	12.3	x
One Year Average	20.3	x	15.6	x	12.2	x
Two Year Average	20.9	x	15.2	x	11.8	x
Three Year Average	22.1	x	16.2	x	15.3	x

With respect to the selected companies, AMI (based on both its December 12, 2007 closing share price and its share price implied by the exchange ratio) and ON, Goldman Sachs also calculated and compared enterprise value as a multiple of calendar year 2007 and 2008 projected sales and EBITDA, in each case as projected by IBES and published research by investment banks. The results of these analyses are summarized as follows:

	Selected Companies						AMI
Enterprise Value as a Multiple of:	Range		Mean		Median		12/12/2007 Closing Price		Price Implied by Exchange Ratio		ON
CY 2007 Sales	1.1x – 3.7	x	2.2	x	2.1	x	1.4	x	1.8	x	2.2	x
CY 2008 Sales	1.0x – 3.2	x	2.0	x	1.9	x	1.3	x	1.7	x	2.1	x
CY 2007 EBITDA	5.2x – 13.7	x	8.9	x	7.9	x	5.5	x	7.1	x	9.3	x
CY 2008 EBITDA	4.9x – 11.1	x	7.7	x	7.1	x	4.8	x	6.2	x	8.3	x

Goldman Sachs also calculated and compared the following financial multiples and ratios of the selected companies, AMI (based on both its December 12, 2007 closing share price and its share price implied by the exchange ratio) and ON:

•	share price as a multiple of calendar year 2007 and 2008 EPS, as projected by IBES and published research by investment banks;

•	estimated five-year EPS compound annual growth rate (or “CAGR”), as projected by IBES and published research by investment banks; and

•	share price to calendar year 2008 earnings ratio as a multiple of the estimated five year EPS CAGR.

The following table presents the results of this analysis:

	Selected Companies			AMI
	Range	Mean	Median	12/12/2007 Closing Price	Price Implied by Exchange Ratio	ON
Price/Earnings (“P/E”) Multiple (CY 2007)	15.0x – 38.9x	21.1x	19.5x	11.5x	15.8x	11.0x
CY 2008 P/E Multiple	12.0x – 16.5x	15.4x	15.9x	9.8x	13.5x	9.6x
5-Year EPS CAGR	10.0% – 20.0%	14.8%	15.0%	15.0%	15.0%	15.0%
CY 2008 P/E Multiple / 5-Year EPS CAGR	0.8x – 1.6x	1.1x	1.0x	0.7x	0.9x	0.6x

Goldman Sachs also calculated and compared the LTM gross margins and earnings before interest and taxes (or “EBIT”) margins of the selected companies, AMI and ON, as provided by Capital IQ. The following table presents the results of this analysis:

	Selected Companies			AMI	ON
	Range	Mean	Median
LTM Gross Margin	29.0% – 57.5%	42.8%	40.0%	44.5%	38.2%
LTM EBIT Margin	3.8% – 24.1%	13.3%	14.5%	13.6%	18.9%

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of AMI common stock, which was calculated to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future EPS multiple. For this analysis, Goldman Sachs used the financial information for AMI prepared by AMI’s management for each of the fiscal years 2008 to 2011. Goldman Sachs first calculated the implied values per share of AMI common stock as of December 12 for each of the fiscal years 2007 to 2010 by applying certain forward P/E per share multiples to EPS of AMI common stock estimates for each of the fiscal years 2008 to 2011, and then discounted using a discount rate of 12.0% (chosen to reflect AMI’s theoretical cost of equity). In this analysis, Goldman Sachs used the following forward P/E per share multiples, each as estimated by IBES:

•	AMI’s calendar year 2008 estimated P/E ratio;

•	NTM peer companies, P/E ratios, discounted by 23.0% to reflect the historical discount of AMI’s ratio to its peers’ ratios; and

•	one-year average AMI NTM P/E ratio.

This analysis resulted in the following ranges of implied present value per share of AMI common stock:

Forward P/E Multiple	Range of Implied Present Values
AMI CY 2008 P/E	$7.57 – $9.16
NTM Discounted Peer P/E	$9.37 – $11.34
One-Year Average AMI NTM P/E	$12.01 – $14.54

Using the same annual discount rate and AMI’s current (as of December 12, 2007) calendar year 2008 estimated P/E ratio estimated by IBES, Goldman Sachs performed an illustrative sensitivity analysis to determine a range of implied present values per share of AMI common stock based on the implied future value per share as of December 12, 2008, a range of annual 2008 to 2009 revenue growth rates of 5.0% to 12.0% and a range of 2009 operating margins of 17.0% to 21.0%. Goldman Sachs calculated the implied value per share as of December 12, 2008 by applying the current AMI price to forward EPS multiple to estimated EPS of AMI common stock in fiscal year 2009. This sensitivity analysis resulted in a range of implied present values of $7.53 to $10.25 per share of AMI common stock.

Goldman Sachs also performed an illustrative analysis of the implied present value of the combined company’s future price per share to AMI’s stockholders at the implied 25.9% ownership of the combined company, which was calculated to provide an indication of the present value to AMI’s stockholders of a theoretical future value of the combined company’s equity as a function of such company’s estimated future earnings and its assumed price to future EPS multiple. For this analysis, Goldman Sachs used the financial information, including Synergies, for AMI and ON prepared by AMI’s management for each of the fiscal years 2008 to 2010. Goldman Sachs first calculated the implied equity value of the combined company as of December 12 for each of the fiscal years 2008 to 2010 by applying certain price to forward EPS multiples to estimated net income including synergies of the combined company for each of the fiscal years 2008 to 2010, multiplied by the implied 25.9% ownership of the combined company by AMI’s stockholders, divided by current fully diluted AMI shares outstanding and then discounted using a discount rate of 13.1% (chosen to reflect ON’s theoretical cost of equity). In this analysis, Goldman Sachs used the following price to forward EPS multiples, each as estimated by IBES:

•

blended combined company calendar year 2008 estimated P/E ratio, calculated using 25.9% weighting for AMI’s current calendar year 2008 estimated P/E ratio and 74.1% weighting for ON’s calendar year 2008 estimated P/E ratio; and

•

one-year average blended combined company NTM P/E ratio, calculated using 25.9% weighting for AMI’s one year average estimated NTM P/E ratio and 74.1% weighting for ON’s one year average estimated NTM P/E ratio.

This analysis resulted in the following ranges of implied present value of the combined company’s future price per share to AMI’s stockholders:

Forward P/E Multiple	Range of Implied Present Values
Blended CY 2008 P/E	$10.16 – $11.49
One-year Average Blended NTM P/E	$13.73 – $15.53

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of AMI common stock based on AMI management’s estimates. All cash flows were discounted to year-end 2007, and terminal values were based on enterprise value to estimated EBITDA multiples applied to the forecasted 2012 LTM EBITDA. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 9.0% to 13.0% to projected unlevered free cash flows of AMI for calendar years 2008 through 2012 to derive the present value of such cash flows at year-end 2007. Goldman Sachs also calculated the terminal value of AMI as of year-end 2012 by applying the enterprise value to LTM EBITDA multiples ranging from 4.5x to 8.5x to the forecasted 2012 LTM EBITDA. The resulting terminal values ranged from $1.04 billion to $1.96 billion. The terminal values were then discounted to year-end 2007 at the aforementioned range of discount rates. This analysis resulted in a range of implied present values of $9.10 to $17.39 per share of AMI common stock.

Using a discount rate of 10.7% (chosen to reflect AMI’s theoretical weighted average cost of capital) and an LTM EBITDA exit multiple of 6.5x (the midpoint of the aforementioned multiple range), Goldman Sachs performed an illustrative sensitivity analysis to determine a range of implied present values per share of AMI common stock based on a range of revenue growth and operating margins rates. In performing the illustrative discounted cash flow sensitivity analysis using the management estimates, Goldman Sachs varied forecasted revenue growth incrementally down 5.0%, or (5.0)%, to incrementally up 5.0% from the AMI management estimates for calendar years 2008 through 2012. Goldman Sachs also varied the operating margins as stated above relative to the range of 2008 to 2012 rates, which varied from incrementally down 7.2%, or (7.2)%, to incrementally up 3.0% from the AMI management estimates. This analysis resulted in a range of implied present values of $6.74 to $18.25 per share of AMI common stock.

Goldman Sachs also performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of ON common stock based on AMI management’s adjustments to ON management’s estimates. All cash flows were discounted to year-end 2007, and terminal values were based on enterprise value to EBITDA multiples applied to the forecasted 2012 LTM EBITDA. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 10.0% to 14.0% to projected unlevered free cash flows of ON for calendar years 2008 through 2012 and calculated the terminal value by applying the enterprise value to LTM EBITDA multiples ranging from 7.0x to 11.0x. The terminal value, based on applying the multiple range to the forecasted 2012 LTM EBITDA as of year-end 2012, was then discounted to year-end 2007 at the aforementioned range of discount rates. This analysis resulted in a range of implied present values of $9.24 to $15.69 per share of ON common stock.

Using a discount rate of 11.6% (chosen to reflect ON’s theoretical weighted average cost of capital) and an LTM EBITDA exit multiple of 9.0x (the midpoint of the aforementioned multiple range), Goldman Sachs performed an illustrative sensitivity analysis to determine a range of implied present values per share of ON common stock based on a range of revenue growth and operating margins rates. In performing the illustrative discounted cash flow sensitivity analysis using the management estimates, Goldman Sachs varied forecasted revenue growth incrementally down 3.0%, or (3.0)%, to incrementally up 3.0% from the AMI base case of ON’s management’s estimates for calendar years 2008 through 2012. Goldman Sachs also varied the operating margins as stated above relative to the range of 2008 to 2012 rates, which varied from incrementally down 5.0%, or (5.0)%, to incrementally up 3.0% from the AMI management base case of ON’s management’s estimates. This analysis resulted in a range of implied present values of $8.53 to $17.19 per share of ON common stock.

Goldman Sachs also performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of the combined company based on AMI management’s estimates for AMI and ON taking into account Synergies. Goldman Sachs calculated illustrative value per share in the combined company to AMI stockholders assuming an implied 25.9% ownership of the combined company by AMI’s stockholders. All combined company cash flows, including Synergies, were discounted to year-end 2007, and terminal values were based on enterprise value to EBITDA multiples applied to the forecasted 2012 LTM EBITDA. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied a discount rate of 11.6% (chosen to reflect ON’s theoretical weighted average cost of capital) to projected unlevered free cash flows of the combined company, assuming a realization of a range of Synergies for calendar years 2008 through 2012, to derive the present value of such cash flows at year-end 2007. Goldman Sachs also calculated the terminal value of the combined company as of year-end 2012 by applying enterprise value to LTM EBITDA multiples ranging from 6.0x to 11.0x to the forecasted combined company 2012 LTM EBITDA, assuming a realization of a range of Synergies for calendar year 2012. The resulting terminal values ranged from $5.2 billion to $10.2 billion. The terminal values were then discounted to year-end 2007 at the aforementioned discount rate. This analysis, after adjusting the resulting discounted values to reflect the implied ownership in the combined company for AMI stockholders of approximately 26%, resulted in a range of implied present values of $11.64 to $20.22 per share in the combined company to AMI stockholders.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected announced transactions in the semiconductor industry since 2004:

2007

•	acquisition by RF Micro Devices of Sirenza Microdevices;

•	acquisition by Exar Corporation of Sipex Corporation;

•	pending acquisition by Temasek Holdings of STATS ChipPac Ltd.; and

•	acquisition by Fairchild Semiconductor International, Inc. of System General Corporation.

2006

•	acquisition by LSI Logic Corporation of Agere Systems;

•	acquisition by NVIDIA Corporation of PortalPlayer;

•	acquisition by Microsemi Corporation of PowerDsine;

•	acquisition by a group of private equity sponsors of Freescale Semiconductor;

•	acquisition by SanDisk Corporation of M-Systems International;

•	acquisition by Advanced Micro Devices, Inc. of ATI Technologies, Inc.; and

•	acquisition by Micron Technology, Inc. of Lexar Media, Inc.

2005

•	acquisition by Microsemi Corporation of Advanced Power Technology;

•	acquisition by Integrated Device Technology, Inc. of Integrated Circuit Systems; and

•	acquisition by Cadence Design Systems, Inc. of Verisity.

2004

•	acquisition by ARM Holdings plc of Artisan Components; and

•	acquisition by Intersil Corporation of Xicor.

For each of the selected transactions, Goldman Sachs calculated and compared:

•

implied premiums (or discounts) of the transactions in relation to the undisturbed closing share prices, which were the closing share prices on the last trading days immediately prior to the transactions being announced or otherwise becoming publicly known;

•	implied premiums (or discounts) of the transactions in relation to the targets’ 52-week high closing share prices;

•	leveraged aggregate consideration as a multiple of targets’ forward twelve months (or “FTM”) revenues; and

•	leveraged aggregate consideration as a multiple of targets’ FTM net income.

While none of the companies that participated in the selected transactions are directly comparable to AMI, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of AMI’s results, market size and product profile. The following table presents the results of this analysis:

	Selected Transactions
	Range				Mean		Median
2007
Premium over targets’ undisturbed closing price per share	2.2%		–	18.2%	10.5%		10.8%
Premium over targets’ 52-week high closing price per share	(10.9)%		–	17.5%	5.0%		6.8%
Leveraged aggregate consideration as a multiple of Target FTM Revenue	1.7	x	–	3.9x	3.0	x	3.5	x
Leveraged aggregate consideration as a multiple of Target FTM Net Income	19.1	x	–	21.1x	20.2	x	20.6	x

2006
Premium over targets’ undisturbed closing price per share	9.1%		–	46.7%	26.5%		28.2%
Premium over targets’ 52-week high closing price per share	(57.0)%		–	22.0%	(2.9)%		(1.8)%
Leveraged aggregate consideration as a multiple of Target FTM Revenue	0.9	x	–	4.5x	2.0	x	1.7	x
Leveraged aggregate consideration as a multiple of Target FTM Net Income	17.9	x	–	64.7x	26.9	x	20.0	x

2005
Premium over targets’ undisturbed closing price per share	19.3%		–	62.2%	36.7%		28.6%
Premium over targets’ 52-week high closing price per share	(14.0)%		–	28.0%	3.5%		(3.4)%
Leveraged aggregate consideration as a multiple of Target FTM Revenue	1.6	x	–	5.4x	3.4	x	3.2	x
Leveraged aggregate consideration as a multiple of Target FTM Net Income	23.5	x	–	44.4x	30.9	x	24.8	x

2004
Premium over targets’ undisturbed closing price per share	13.4%		–	41.9%	27.6%		27.6%
Premium over targets’ 52-week high closing price per share	4.1%		–	28.9%	16.5%		16.5%
Leveraged aggregate consideration as a multiple of Target FTM Revenue	6.4	x	–	7.1x	5.1	x	6.4	x
Leveraged aggregate consideration as a multiple of Target FTM Net Income	33.5	x	–	40.5x	37.0	x	37.0	x

Pro Forma Merger Analysis. Goldman Sachs prepared illustrative analyses of the potential financial impact of the merger using (a) earnings estimates for AMI prepared by AMI’s management, (b) earnings estimates for ON prepared by ON’s management and adjusted by AMI’s management and (c) Synergies projected by ON’s and AMI’s managements. For each of ON’s fiscal years 2008, 2009 and 2010, Goldman Sachs compared the projected non-GAAP EPS (which is defined as GAAP EPS adjusted for amortization of intangible expenses and transaction-related expenses) of ON common stock, on a standalone basis, to the projected EPS of the common stock of the combined company.

Based on the closing price per share of AMI and ON common stock as of December 12, 2007, the exchange ratio, the number of shares and options to purchase shares of AMI common stock outstanding as of December 12, 2007 and the number of shares and options to purchase shares of ON common stock outstanding as of December 12, 2007, this analysis indicated that the merger would be dilutive to ON’s fiscal year 2008, 2009 and 2010 non-GAAP EPS, without taking the Synergies into account. This analysis also indicated that if the Synergies were taken into account, the merger would be slightly dilutive to full fiscal year 2008 non-GAAP EPS and accretive to fiscal year 2009 and 2010 non-GAAP EPS.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AMI or ON or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to AMI’s board of directors as to the fairness of the exchange ratio from a financial point of view to the holders of AMI common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AMI, ON, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arms’-length negotiations between AMI and ON and was approved by AMI’s board of directors. Goldman Sachs provided advice to AMI during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to AMI or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

As described above, Goldman Sachs’ opinion to the AMI’s board of directors was one of many factors taken into consideration by AMI’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex F to this Proxy Statement.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of AMI, ON, portfolio companies of Francisco Partners, L.P. (“FP”) and Citigroup Venture Capital Equity Partners, L.P. (“CVC”), each of which are, together with their affiliates, significant stockholders of the Company, and any of their respective affiliates, or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to AMI in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement.

In addition, Goldman Sachs has provided certain investment banking and other financial services to AMI and its affiliates from time to time, including having acted as joint bookrunner in connection with AMI’s registered public offering of 19,188,002 Shares, sold by affiliates of FP and CVC, in March 2007. Goldman Sachs also has provided and is currently providing extensive investment banking and other financial services to FP, CVC and their respective affiliates and portfolio companies, including having acted as co-lead manager with respect to an offering of high yield notes by MagnaChip Semiconductor Limited, a portfolio company of affiliates of CVC and FP (aggregate principal amount of $750,000,000) in December 2004; as co-manager of a senior credit facility and an offering of high yield notes by Worldspan, L.P., a portfolio company of an affiliate of CVC (aggregate principal amount of $700,000,000), in February 2005; as financial advisor to Flender Holding GmbH, a former portfolio company of an affiliate of CVC, in connection with its sale to Siemens AG in July 2005; as joint lead manager with respect to a bank and bridge loan extended to Matrix Acquisition Corp., a portfolio company of an affiliate of CVC (“Matrix”), and joint bookrunner in connection with an offering of high yield notes by Matrix (with a combined aggregate principal amount of $1,025,000,000) in connection with the purchase by Matrix of MacDermid, Incorporated, in April 2007; and as co-manager with respect to various investment-grade bond, medium-term note and preferred stock offerings by Citigroup Inc. and Beta Finance Corporation, each an affiliate of CVC, in 2004, 2005, 2006 and 2007; and are currently acting as joint bookrunner in connection with the pending initial public offering of shares of common stock of MagnaChip Semiconductor Corporation, a portfolio company of affiliates of CVC and FP (proposed aggregate offering size of $575,000,000). Goldman Sachs also may provide investment banking and other financial services to AMI, FP,

CVC, ON and their respective affiliates and portfolio companies in the future. In connection with the above-described services, Goldman Sachs has received, and may receive, compensation. In addition, affiliates of Goldman, Sachs & Co. have co-invested with FP and CVC and their respective affiliates from time to time and may do so in the future. Affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of FP and CVC.

The board of directors of AMI selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated December 11, 2007, AMI engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transactions. Pursuant to the engagement letter between AMI and Goldman Sachs, AMI has agreed to pay Goldman Sachs a transaction fee of 0.85% of the aggregate consideration paid in the transaction, or approximately $9 million based on the closing share prices of AMI and ON as of December 12, 2007, all of which is payable upon consummation of the transaction. In addition, AMI has agreed to reimburse Goldman Sachs for certain of its expenses in connection with its engagement and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

ON Projected Financial Information

ON does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal quarter due to the unpredictability of the underlying assumptions and estimates. However, ON provided certain non-public financial information to Credit Suisse in its capacity as ON’s financial advisor, including pro forma projections of the combined financial performance of ON and AMI, taking anticipated synergies and cost savings into account, for the same fiscal periods. These projections were in turn used by Credit Suisse in performing the illustrative discounted cash flow analyses described on page 45 through 46 of this Proxy Statement. A summary of these projections is set forth below. AMI also provided ON with projections of AMI’s standalone financial performance for fiscal years 2008 through 2010. A summary of these projections by AMI management is set forth below in the section entitled “AMI Projected Financial Information.”

The prospective financial information set forth below has been prepared by, and is the responsibility of, ON’s management. This projected financial information was not prepared with a view toward public disclosure and it was not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither PricewaterhouseCoopers LLP nor Ernst & Young LLP have examined, compiled, or performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor Ernst & Young LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and Ernst & Young LLP reports included in this Proxy Statement relate to ON’s and AMI’s historical financial information, respectively. They do not extend to the prospective financial information and should not be read to do so. The summary of these projections is not being included in this Proxy Statement to influence an ON stockholder’s decision whether to vote in favor of the Charter Amendment and Share Issuance, but because it represents an assessment by ON’s management of the combined company’s future cash flows that was used in Credit Suisse’s financial analysis and on which the ON board of directors relied in making its recommendation to ON’s stockholders.

The projected financial information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of ON, including but not limited to meeting certain sales performance criteria and implementing certain cost saving initiatives. In developing the projections, ON reviewed various assumptions and alternative projections based on potential modifications to such assumptions. After the completion of that review process, ON concluded that the alternative projections were not likely to be achieved. ON adopted the internal financial forecast as its most realistic estimate of the combined company’s future financial performance. A summary of these projections is set forth below. Projected total revenue amounts were derived from, among other things, estimates of current product sales and assumptions about the long-term, market growth rate for the overall semiconductor industry, as well as the specific markets in which ON and AMI participate. Projected pro forma EBITDA amounts were derived from, among other things, estimates of future revenue growth, anticipated margin expansion resulting from efficiencies derived from increased scale and factory utilization and cost savings expected to be achieved through the rationalization of the combined infrastructure of ON and AMI. Projected unlevered free cash flow amounts were derived from, among other things, projected total revenue and projected pro forma EBITDA amounts as well as ON’s past experience with taxes paid, capital expenditures and working capital investments. All of the projections include estimates of synergies and cost savings related to the proposed combination, estimated at approximately $50 million in pre-tax savings in 2009 as well as estimated results of operations from ON’s December 31, 2007 acquisition of the voltage regulation and thermal monitoring products for computing applications business from Analog Devices, Inc. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, fluctuations in demand for the combined company’s products; change in customer budgets; failure of the combined company to retain, recruit and hire key management, sales and technical personnel; inability to achieve cost saving initiatives; the failure to adequately enable the sales force to achieve certain sales performance objectives; adverse reactions to the merger by customers, suppliers and strategic partners; and other risks described in this Proxy Statement under the heading “Risk Factors.” The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond either ON’s or AMI’s control.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of the projections in this Proxy Statement should not be regarded as an indication that any of ON, AMI or any of their respective affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of ON, AMI or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither ON nor AMI intends to make publicly available any update or other revisions to the projections, except as required by law. None of ON, AMI or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the combined company compared to the information contained in the projections or that forecasted results will be achieved. AMI did not receive from ON in the merger agreement any representation or otherwise concerning the projections.

ON’s stockholders are cautioned not to place undue reliance on the projected financial information included in this Proxy Statement.

COMBINED ON AND AMI

PROJECTED FINANCIAL INFORMATION

USED BY ON’S FINANCIAL ADVISOR

(in millions)

	Projected
	Fiscal Year Ended December 31,
	2008	2009	2010	2011	2012
Total Revenue	$2,303	$2,422	$2,548	$2,675	$2,808
Pro Forma EBITDA (1)	$616	$709	$809	$873	$911
Unlevered Free Cash Flow	$443	$536	$615	$633	$637

(1)	Pro forma EBITDA reflects adjustments to exclude stock-based compensation expense, amortization of intangibles and other non-cash items.

AMI Projected Financial Information

AMI does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal quarter due to the unpredictability of the underlying assumptions and estimates. However, AMI provided certain non-public financial information to Goldman Sachs in its capacity as AMI’s financial advisor, including projections by AMI’s management of AMI’s standalone financial performance for fiscal years 2008 through 2012 and pro forma projections of the combined financial performance of AMI and ON, taking anticipated synergies and cost savings into account, for the same fiscal periods. These projections were in turn used by Goldman Sachs in performing the illustrative discounted cash flow analyses described on page 52 through 53 of this Proxy Statement. The projections of AMI’s standalone financial performance for fiscal years 2008 through 2010 and certain historical AMI standalone financial information were also provided to ON. A summary of these projections is set forth below.

The prospective financial information included in this Proxy Statement has been prepared by, and is the responsibility of, AMI’s management. This projected financial information was not prepared with a view toward public disclosure and it was not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither Ernst & Young LLP nor PricewaterhouseCoopers LLP have examined, compiled, or performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither Ernst & Young LLP nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP and PricewaterhouseCoopers LLP reports included in this Proxy Statement relate to AMI’s and ON’s historical financial information, respectively. They do not extend to the prospective financial information and should not be read to do so. The summary of these projections is not being included in this Proxy Statement to influence an AMI stockholder’s decision whether to vote in favor of the Merger Proposal, but because it represents an assessment by AMI’s management of the combined company’s future cash flows that was used in Goldman Sachs’ financial analysis and on which the AMI board of directors relied in making its recommendation to AMI’s stockholders.

The projected financial information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of AMI, including but not limited to meeting certain sales performance criteria and implementing certain cost saving initiatives. In developing the projections, AMI reviewed various assumptions and alternative projections based on potential modifications to such assumptions. After the completion of that review process, AMI concluded that the alternative projections were not likely to be achieved. AMI adopted the internal financial forecast as its most realistic estimate of the combined company’s future financial performance. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, fluctuations in demand for the combined company’s products; change in customer budgets; failure of the combined company to retain, recruit and hire key management, sales and technical personnel; inability to achieve cost saving initiatives; the failure to adequately enable the sales force to achieve certain sales performance objectives; adverse reactions to the merger by customers, suppliers and strategic partners; and other risks described in this Proxy Statement under the heading “Risk Factors.” The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond either AMI’s or ON’s control.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of the projections in this Proxy Statement should not be regarded as an indication that any of AMI, ON or any of their respective affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of AMI, ON or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither AMI nor ON intends to make publicly available any update or other revisions to the projections, except as required by law. None of AMI, ON or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the combined company compared to the information contained in the projections or that forecasted results will be achieved. AMI has made no representation to ON, in the merger agreement or otherwise, concerning the projections.

AMI’s stockholders are cautioned not to place undue reliance on the projected financial information included in this Proxy Statement.

AMI STANDALONE HISTORICAL AND PROJECTED FINANCIAL INFORMATION

(in millions)

	Historical			Projected
	Fiscal Year Ended December 31,		Nine Months Ended September 29,	Fiscal Year Ended December 31,
	2005	2006	2007	2008	2009	2010	2011	2012
Total Revenue	$504	$606	$462	$635	$700	$785	$824	$849
Pro Forma EBITDA (1)	$137	$152	$114	$156	$187	$221	$225	$231
Free Cash Flow (2)	*	*	*	$94	$118	$140	$132	$129

(1)	Pro forma EBITDA reflects adjustments to exclude stock-based compensation expense, amortization of intangibles and restructuring and impairment charges.

(2)	Free cash flow reflects adjustments to operating income to add back stock-based compensation expense, and depreciation and amortization expenses, and to deduct cash taxes paid, capital expenditures and change in net working capital.

*	AMI did not provide historical free cash flow information to ON.

For a discussion of the illustrative discounted cash flow analysis performed by Goldman Sachs in which these projections were used, please refer to pages 52 and 53 of this Proxy Statement.

AMI’S COMBINED AMI AND ON

PROJECTED FINANCIAL INFORMATION

(in millions)

	Projected
	Fiscal Year Ended December 31,
	2008	2009	2010	2011	2012
Total Revenue	$2,277	$2,424	$2,595	$2,724	$2,806
Pro Forma EBITDA (1)	$610	$684	$751	$791	$825
Free Cash Flow (2)	$411	$472	$521	$554	$578

(1)	Pro forma EBITDA reflects adjustments to exclude stock-based compensation expense, amortization of intangibles and restructuring and impairment charges.

(2)	Free cash flow reflects adjustments to operating income to add back stock-based compensation expense, and depreciation and amortization expenses, and to deduct cash taxes paid, capital expenditures and change in net working capital.

Except as set forth below, AMI’s combined AMI and ON projected financial information summarized above does not take into account potential synergies or cost savings. AMI management added to the above pro forma EBITDA projections potential synergies of $25 million in fiscal 2008, $50 million in fiscal 2009, and amounts ranging from $45 million to $105 million for each of the fiscal years 2010, 2011 and 2012, adjusted its free cash flow projections to reflect these amounts, and included these synergies in the financial information provided to Goldman Sachs. For a discussion of the illustrative discounted cash flow analysis performed by Goldman Sachs in which these projections were used, please refer to page 52 of this Proxy Statement.

Interests of AMI’s Directors, Executive Officers and Certain Significant Stockholders in the Merger

Stock Options and RSUs

Under the terms of the merger agreement, all of AMI’s stock options (including those held by its directors and executive officers) will be assumed by ON and “rolled over” at the effective time of the merger into options to purchase ON common stock. Specifically, each AMI stock option that is outstanding immediately prior to the effective time will be converted automatically into an option to purchase shares of ON common stock on substantially the same terms and conditions as were applicable to such stock option immediately prior to the effective time of the merger, except that (i) the number of shares of ON common stock subject to the assumed AMI stock option will be determined by multiplying the number of shares of AMI common stock subject to the stock option immediately prior to the effective time by the exchange ratio (rounded down to the nearest whole share) and (ii) the per share exercise price for shares of ON common stock issuable upon exercise of the assumed AMI stock option will be determined by dividing the per share exercise price for the shares of AMI common stock subject to the AMI stock option immediately prior to the effective time of the merger by the exchange ratio (rounded up to the nearest cent).

The merger agreement also provides that all of AMI’s restricted stock unit (“RSU”) awards (including those held by its directors and executive officers) will be assumed by ON and “rolled over” at the effective time of the merger into ON RSUs. Specifically, each AMI RSU award that is outstanding immediately prior to the effective time will be converted automatically into a right to receive shares of ON common stock on substantially the same terms and conditions as were applicable to such RSU award immediately prior to the effective time of the merger, except that the number of shares of ON common stock subject to the converted RSU award will be equal to the product of (x) the number of shares of AMI common stock subject to the outstanding AMI RSU award immediately prior to the effective time and (y) the exchange ratio (rounded down to the nearest whole share).

Change of Control and Severance Benefits

AMI has an employment agreement with Ms. King which includes enhanced severance benefits following a change of control that may be triggered by the merger. In addition, AMI has change of control severance agreements with each of its executive officers (other than Ms. King) and certain non-executive officers that may be triggered by the merger. The merger will constitute a “change of control” as such term is defined in each of these agreements. ON will assume the obligations of AMI under these agreements if the merger is completed.

Under Ms. King’s employment agreement, if within two years following a change of control her employment is terminated other than for cause or by reason of her death or disability, she will be entitled to receive the following:

•	a cash payment equal to three times the sum of her annual base salary and annual target bonus opportunity; and

•	accelerated vesting of all of her stock options, which shall remain exercisable for twelve months following the date her employment terminates.

Under each of the change of control severance agreements with AMI’s other executive officers, the executive is entitled to the following severance benefits if he or she is “involuntarily terminated” (as defined below), other than for cause or by reason of such executive’s death or disability, at any time within ninety days prior to or two years after a change in control, in addition to previously vested and accrued compensation and benefits:

•

a cash payment in an amount equal to the sum of (i) 9 months (or 12 months, in the case of Dr. Tewksbury and Mr. Passarello) of the executive’s base salary and target bonus opportunity and (ii) an amount equal to the cost to the executive to purchase continued health benefits under COBRA for the 18-month period after the termination date;

•	accelerated vesting of 50% of the executive’s unvested options and restricted stock units; and

•	in the case of Mr. Passarello, the costs of his relocation from Pocatello, Idaho to Palo Alto, California in accordance with AMI’s relocation policy.

In addition, in the event of a change in control, provided the executive remains employed by AMI on the date prior to the effective date of the change in control, AMI will pay the executive a cash payment in an amount equal to three months of the executive’s base salary.

Under AMI’s change of control severance agreements, “involuntary termination” means termination of the executive’s employment (i) by AMI or (ii) by the executive with good reason. “Good reason” means (a) a material reduction by AMI or the surviving corporation in the executive’s base pay as in effect immediately prior to the change in control, other than a salary reduction that is part of a general salary reduction affecting employees generally; (b) AMI or the surviving corporation requires the executive to be based more than 50 miles from where the executive’s office is located immediately prior to the change of control except for required travel on company or surviving corporation business to an extent substantially consistent with the business travel obligations which the executive undertook on behalf of the company prior to the change in control; or (c) a material reduction in the executive’s authority, duties or responsibilities after the change in control when compared to executive’s authority, duties and responsibilities prior to the change in control (except that good reason does not exist if the executive continues to have substantially the same or a greater general level of authority, duties and responsibilities with respect to the former operations of AMI after the change of control as the executive had prior to the change of control even if such operations are for a subsidiary or division of the surviving corporation).

Under AMI’s change of control severance agreements, “cause” means (i) the executive’s willful and continued failure substantially to perform the duties of his or her position as then in effect (other than as a result of incapacity due to physical or mental illness) which failure is not remedied within fifteen business days of written notice from AMI, (ii) the executive’s gross negligence or willful malfeasance in the performance of his or her duties under the change in control severance agreement as then in effect, (iii) the executive’s breach of any nondisclosure or employment agreements with AMI or (iv) the executive’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony.

In addition, on December 13, 2007, Charles F. Lesko was granted 20,000 RSUs, which will vest six months from the grant date if the merger closes.

The following table summarizes the estimated amount of cash payments and accelerated vesting of equity awards as to which each of AMI’s named executive officers would receive under the agreements described above, assuming a termination date of, and using the AMI closing stock price on, January 9, 2008.

Name	Cash payment(1)	Number of options and RSUs subject to accelerated vesting	Intrinsic value of accelerated equity awards(2)
Christine King	$3,300,000	273,000	$—
Theodore L. Tewksbury	$805,288	166,458	$149,625
Joseph J. Passarello	$545,560	111,250	$96,188
Jon Stoner	$361,060	34,665	$103,831
Charles F. Lesko	$469,810	50,847	$209,236

(1)	Consists of cash severance and, other than for Ms. King, health benefits and change of control bonus.

(2)	For in-the-money options, an amount equal to ($8.55 - exercise price) for such option, and, for RSUs, an amount equal to the number of RSU shares subject to accelerated vesting multiplied by $8.55. Using the AMI closing stock price on January 9, 2008 of $8.55, none of the options held by AMI’s named executive officers were in-the-money.

AMI Common Stock, RSUs and Stock Options Held by Directors, Executive Officers and Certain Significant Stockholders

The following table summarizes the AMI common stock, RSUs and options to purchase AMI common stock held by each of AMI’s directors and executive officers, as well as certain significant stockholders who are entitled to designate directors to the AMI board of directors. Messrs. Deb and Stanton were designated to the AMI board of directors by Francisco Partners, and Messrs. Schorr and Urry were designated to the AMI board of directors by Citigroup Venture Capital Equity Partners, L.P.

Except as provided above under “—Change of Control and Severance Benefits” with respect to AMI’s executive officers, all such shares of AMI common stock are being treated identically in the merger to shares of AMI common stock held by other AMI stockholders, and all such RSUs and stock options are being treated identically to RSUs and stock options held by AMI employees generally.

Name	Number of shares of AMI common stock	Number of RSUs	Number of shares underlying stock options(1)
Non-Employee Directors:
Dipanjan Deb(2)	10,902,579	—	—
Paul C. Schorr, IV(4)	—	—	18,000
J. Donald Sherman	—	—	30,000
Colin Slade	—	—	74,000
David Stanton(2)	10,902,579	—	—
William N. Starling, Jr.	—	—	61,000
James Urry(3)	10,746,298	—	—

Executive Officers:
Christine King	135,835	85,466	1,012,465
Theodore L. Tewksbury	3,287	35,000	400,000
Joseph J. Passarello	—	22,500	200,000
Jon Stoner	16,600	24,288	163,999
Charles F. Lesko	5,889	48,944	225,666

Certain Significant Stockholders:
Francisco Partners(2) c/o Francisco Partners, L.P. 2882 Sand Hill Road, Suite 280 Menlo Park, CA 94025	10,902,579	—	—
Citigroup Venture Capital Equity Partners, L.P.(3) 399 Park Avenue New York, NY 10043	10,746,298	—	—

(1)	Reflects both vested and unvested options.

(2)	Shares are owned of record by FP-McCartney, L.L.C., of which Francisco Partners, L.P. is the managing member. Messrs. Deb and Stanton, members of management of Francisco Partners, L.P., disclaim beneficial ownership of the shares owned by Francisco Partners, L.P. and its affiliates, including FP-McCartney, L.L.C.

(3)	Shares are owned of record by Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund, LLC and CVC/SSB Employee Fund, L.P. Mr. Urry, a member of management of Court Square Capital Limited, disclaims beneficial ownership of the shares owned by these entities.

(4)	Excludes 10,746,298 shares held by Citigroup Venture Capital Equity Partners, L.P. with respect to which he disclaims beneficial ownership.

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, ON will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of AMI directors or officers as provided in AMI’s organizational documents and its indemnification agreements with such individuals. The merger agreement also provides that, prior to the effective time of the merger, AMI will purchase six-year “tail” officers’ and directors’ liability insurance policies on terms and conditions no less favorable than AMI’s existing directors’ and officers’ liability insurance. If AMI cannot purchase these “tail” policies for 225% or less of the annual premium paid by AMI for its existing insurance, AMI will purchase as much insurance coverage as can be obtained within the 225% cap. ON and the surviving corporation are obligated to maintain such tail policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

Composition of the ON Board of Directors after the Closing

The merger agreement provides that, effective as of the effective time, ON will increase the size of its board of directors by one member and cause to be appointed to its board one of the current directors of AMI, who will be designated by AMI and must be acceptable to ON. AMI has determined that its designee to the ON board of directors will be Christine King, AMI’s Chief Executive Officer. The other members of the ON board of directors will remain the same.

Employment Arrangements

Although Christine King, AMI’s Chief Executive Officer, will become a member of the combined company’s board of directors, she will not be an employee of the combined company and accordingly will receive severance and termination benefits under the pre-existing contractual commitments described above. Further, as of the date of the mailing of this Proxy Statement, ON does not expect to retain any of AMI’s other executive officers after the merger, with the exception of one individual who is engaged in discussions with ON regarding possible future employment. The individual who is engaged in such discussions may be employed in a management role by ON or one of its subsidiaries following the effective date of the merger; however, as of the date of the mailing of this Proxy Statement, neither this individual nor any of AMI’s other executive officers has signed any employment agreement or entered into any similar obligation under which ON would be required to employ any such person after the completion of the merger. Should ON or AMI terminate the employment of one or more of its executive officers, including any terminations by ON following the closing of the merger, such terminations would likely trigger severance and termination commitments, which are described above.

Interests of ON’s Directors and Executive Officers in the Merger

You should be aware that some of ON’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of ON stockholders generally. Keith Jackson, the Chief Executive Officer of ON, and Donald Colvin, the Chief Financial Officer of ON, were granted 145,000 and 120,000 restricted stock units that vest based upon achievement of product revenue and gross margin hurdles. If this merger is completed, the combined results of operation, together with the recently completed acquisition of the voltage regulation and thermal monitoring products for computing applications business from Analog Devices, Inc., could facilitate the earlier vesting of some or all of these units.

Accounting Treatment

The merger will be accounted for as an acquisition of AMI by ON under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of ON issued after the merger will reflect only the operations of AMI after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of AMI.

All unaudited pro forma condensed combined financial statements contained in this Proxy Statement were prepared using the purchase method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of AMI’s assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of AMI as compared to the unaudited pro forma information included in this Proxy Statement will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Approvals Required for the Merger

United States Antitrust Filings

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the Hart-Scott-Rodino Act, and the rules promulgated under that act by the Federal Trade Commission, or FTC, the merger may not be completed until notifications have been given and information furnished to the FTC and to the Antitrust Division of the Department of Justice and the specified waiting period has been terminated or has expired. AMI and ON each filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on December 28, 2007. At any time before or after completion of the merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin completion of the merger or seeking divestiture of substantial assets of AMI or ON. The merger also is subject to review under state antitrust laws and could be the subject of challenges by states or private parties under the antitrust laws.

Foreign Competition Filings

Under the laws of certain foreign countries, the merger may not be completed until notifications have been given and information furnished to the relevant governmental authority for purposes of allowing such authorities to determine whether or not the merger will have anti-competitive effects and obtaining clearance to complete the merger. In connection with this merger, ON has made appropriate filings with the relevant governmental authorities in Germany and China.

Restrictions on Sales of Shares of ON Common Stock Received in the Merger

ON shares of common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, or the Securities Act, except for ON shares issued to any AMI stockholder who may be deemed to be an “affiliate” of ON after completion of the merger. Former AMI stockholders who were affiliates of AMI at the time of the AMI special meeting and who are not affiliates of ON after the completion of the merger may sell their ON shares at any time. Former AMI stockholders who are or become affiliates of ON after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of ON. This Proxy Statement does not cover resales of ON common stock received by any person upon completion of the merger, and no person is authorized to make any use of this Proxy Statement in connection with any resale.

Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, neither the holders of ON common stock nor the holders of AMI common stock will have appraisal rights in connection with the merger.

Listing of ON Common Stock on The Nasdaq Stock Market; Delisting and Deregistration of AMI Common Stock

ON has agreed that prior to the completion of the merger, it will cause the shares of ON common stock to be issued in the merger and reserved for issuance under any assumed equity awards to be approved for listing on The Nasdaq Stock Market. Such approval is a condition to the completion of the merger. If the merger is completed, AMI common stock will cease to be listed on The Nasdaq Stock Market and its shares will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Litigation Relating to the Merger

On December 27, 2007, a purported stockholder class action lawsuit was filed in Bannock County, Idaho District Court against AMI, its directors, and FP-McCartney L.L.C. and Citigroup Venture Capital Equity Partners, L.P., two of AMI’s largest stockholders. The lawsuit, Plumbers and Pipefitters Local Union No. 630 Pension-Annuity Trust Fund v. AMIS Holdings, Inc., et al. (Case No. CV 07 5396 DC), alleges that the defendants breached their fiduciary duties to AMI’s stockholders in connection with the proposed merger by advancing their individual interests at the expense of AMI’s stockholders. The complaint also alleges that the defendants breached their fiduciary duties by failing to conduct a fair process in connection with the proposed merger. The complaint seeks certain declaratory and injunctive relief, including: (1) a declaration that the lawsuit is properly maintainable as a class action; (2) a declaration and decree that the merger agreement was entered into in breach of the defendants’ fiduciary duties and that it is therefore unlawful and unenforceable; (3) an injunction prohibiting AMI and the other defendants from proceeding with the merger until AMI adopts a “fair sales process”; (4) an order directing the individual defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of AMI’s stockholders; (5) recission of the merger to the extent already implemented; (6) an award of costs and disbursements, including attorneys’ and experts’ fees; and (7) such other equitable relief as the court may deem appropriate.

The time for the defendants to respond to the complaint has not yet expired and, to date, no motions have been filed by any of the parties in this lawsuit. The plaintiff has served discovery requests on AMI. AMI believes that this lawsuit is without merit and intends to defend against it vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of AMI common stock.

This discussion addresses only those AMI stockholders that hold their AMI common stock as a capital asset and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of AMI common stock in light of that stockholder’s particular circumstances or to a stockholder subject to special rules, such as:

•	a stockholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a stockholder that holds AMI common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

•	a stockholder that acquired AMI common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership holds AMI common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding AMI common stock should consult its tax advisor.

The following discussion is not binding on the Internal Revenue Service, referred to as the “IRS.” It is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. The tax consequences under U.S. state and local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed.

Holders of AMI common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in light of their particular circumstances.

General

ON and AMI have structured the merger to qualify as a “reorganization” for U.S. federal income tax purposes. On the date this registration statement becomes effective, ON will have received a written opinion from DLA Piper US LLP, and AMI will have received a written opinion from Davis Polk & Wardwell, both to the effect that for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that DLA Piper US LLP and Davis Polk & Wardwell confirm their respective opinions as of the closing date of the merger. Neither ON nor AMI intends to waive this condition. These opinions each rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by ON and AMI, including those contained in certificates of officers of ON and AMI. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in these opinions, in which case the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the tax consequences of the merger.

U.S. Federal Income Tax Consequences to AMI Stockholders

The material U.S. federal income tax consequences of the merger will be as follows:

•

A holder of AMI common stock will not recognize gain or loss upon the exchange of that stockholder’s AMI common stock for ON common stock in the merger, except that gain or loss will be recognized on the receipt of cash instead of a fractional share of ON common stock. If a holder of AMI common stock receives cash instead of a fractional share of ON common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s AMI common stock allocable to that fractional share of ON common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the AMI common stock exchanged for the fractional share of ON common stock is more than one year at the completion of the merger.

•

A holder of AMI common stock will have a tax basis in the ON common stock received in the merger equal to (1) the tax basis of the AMI common stock surrendered by that holder in the merger, reduced by (2) any tax basis of the AMI common stock surrendered that is allocable to a fractional share of ON common stock for which cash is received.

•

The holding period for the ON common stock received in exchange for shares of AMI common stock in the merger will include the holding period for the shares of AMI common stock surrendered in the merger, based on the assumption that the AMI common stock is held as a capital asset.

In the case of a holder of AMI common stock that holds shares of AMI common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of AMI common stock. For this purpose, a “block” consists of shares acquired at the same cost in a single transaction.

Information Reporting and Backup Withholding

A holder of AMI common stock may be subject to information reporting and backup withholding in connection with any cash payments received instead of a fractional share of ON common stock, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished.

Reporting Requirements

A “significant holder” of AMI stock will be required to retain records pertaining to the merger and will be required to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger, including:

•	the cost or other basis of the shares of the AMI common stock transferred in the exchange; and

•	the fair market value of the ON common stock and the amount of cash received in the exchange instead of receiving a fractional share.

A “significant holder” is an AMI stockholder that receives ON common stock in exchange for such holder’s AMI common stock if, immediately prior to the exchange, such holder:

•	owned at least five percent (by vote or value) of the total outstanding stock of AMI; or

•	owned securities in AMI with a basis of $1,000,000 or more.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, AMI strongly urges each holder of AMI common stock to consult his or her tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to that stockholder of the merger.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this Proxy Statement, before making any decisions regarding the merger.

The representations and warranties described below and included in the merger agreement were made by ON and AMI to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by ON and AMI in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between ON and AMI rather than establishing matters as facts. The merger agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding ON, AMI or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about ON or AMI, and you should read the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement for information regarding ON and AMI and their respective businesses. See “Where You Can Find More Information” beginning on page 117 of this Proxy Statement.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Orange Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ON, will merge with and into AMI, and AMI will survive the merger as a wholly owned subsidiary of ON.

Closing and Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by AMI and ON and as specified in the certificate of merger. The filing of the certificate of merger will occur no later than three business days after the conditions to completion of the merger have been satisfied or waived.

Directors and Executive Management Following the Merger

ON President and CEO Keith Jackson will serve as president and CEO of the combined company. Corporate headquarters will remain in Phoenix, Arizona, with a significant presence maintained in Idaho, Belgium and various other locations worldwide. ON non-executive Chairman J. Daniel McCranie will continue as non-executive chairman of the board of directors of the combined company, which will be expanded to eight members with the addition of Christine King, CEO of AMI.

Consideration to be Received in the Merger

AMI Common Stock

•

AMI Common Stock. At the effective time of the merger, each outstanding share of AMI common stock (other than treasury stock and shares owned by ON or AMI or any of their wholly owned subsidiaries immediately prior to the completion of the merger, which will be cancelled and extinguished) will be converted into the right to receive 1.15 shares of ON common stock, together with any cash paid in respect of fractional shares.

•

Fractional Shares. Holders of AMI common stock will not receive any fractional ON shares in the merger. Instead, the total number of ON shares that each holder of AMI common stock will receive in the merger will be rounded down to the nearest whole number, and ON will pay cash for any resulting fractional share that an AMI stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of ON common stock will be determined by multiplying the fraction by the closing price for ON common stock on The Nasdaq Stock Market on the date that the merger becomes effective.

Example: If you currently own 25 shares of AMI common stock, absent the treatment of the fractional shares described above, you would be entitled to receive (25 x 1.15) or 28.75 shares of ON common stock. Since fractional shares will not be issued, you will be entitled to 28 shares of ON common stock and a check for the market value of 0.75 shares of ON common stock based on its closing price on the date that the merger becomes effective.

Treatment of AMI Options

At the effective time of the merger, each option to purchase shares of AMI common stock that is outstanding and unexercised immediately prior to the date the merger becomes effective will cease to represent a right to acquire AMI common stock and will be assumed by ON and converted automatically into an option to purchase shares of ON common stock. The number of ON shares underlying each converted option will be equal to the number of AMI shares underlying the AMI option immediately prior to the effective time multiplied by the 1.15 exchange ratio, rounded down to the nearest whole share. The per share exercise price applicable to each converted option will be equal to the exercise price per share under the AMI option divided by the exchange ratio, rounded up to the nearest cent. The duration and other terms of each converted option will be the same as those of the former AMI option, except that all references to AMI will be deemed to be references to ON. Each holder of converted options will be credited for their service with AMI or its subsidiaries for purposes of determining vesting under the converted option.

The rounding down of the number of shares underlying each converted option and the rounding up of the per-share exercise price applicable to each converted option are intended to avoid adverse tax consequences to the holders of AMI options.

AMI Restricted Stock Units

At the effective time of the merger, each restricted stock unit award of AMI representing the right to receive, in the future, shares of AMI common stock which is outstanding at the time the merger is effective will cease to represent a right to receive upon settlement shares of AMI common stock and will be assumed by ON and converted automatically into a right to receive upon settlement shares of ON common stock. Each of these converted restricted stock unit awards will be converted into the right to receive, in the future, shares of ON common stock in an amount equal to the number of AMI restricted stock units immediately prior to completion of the merger multiplied by the 1.15 exchange ratio applicable to the conversion of shares of AMI common stock into shares of ON common stock (rounded down to the nearest whole share). Each holder of converted restricted stock units will be credited for their service with AMI or its subsidiaries for purposes of determining vesting under the converted restricted stock units.

Treatment of Warrants to Purchase Shares of AMI Common Stock

AMI has warrants outstanding to purchase approximately 4.6 million shares of AMI common stock. The warrants, which became exercisable upon AMI’s initial public offering in 2003, expire on December 31, 2010 and are held by a subsidiary of Nippon Mining Holdings, Inc. Pursuant to the terms of the warrants, upon the completion of the merger the warrants will be converted into warrants to purchase the number of shares of ON common stock that would have been deliverable to their holder had such warrants been exercised immediately prior to the merger, and will otherwise continue to remain outstanding on terms substantially identical to those in effect immediately prior to the merger.

Adjustments to the Exchange Ratio

The exchange ratio will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to ON common stock or AMI common stock prior to the effective time of the merger.

Procedures for Exchange of Certificates

ON will appoint an exchange agent for the purpose of exchanging certificates and uncertificated shares of AMI common stock. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail transmittal materials to each holder of record of AMI shares of common stock, advising such holders of the procedure for surrendering their share certificates and/or uncertificated shares to the exchange agent.

Each holder of a share of AMI common stock that has been converted into a right to receive the applicable merger consideration (including cash for fractional shares) will receive the applicable merger consideration upon surrender to the exchange agent of the applicable AMI common stock certificate or uncertificated shares, together with a letter of transmittal covering such shares and such other documents as the exchange agent may reasonably require.

After the effective time, each certificate that previously represented shares of AMI common stock will represent only the right to receive the applicable merger consideration as described above under “—Consideration to be Received in the Merger,” including cash for any fractional shares of ON common stock. In addition, AMI will not register any transfers of the shares of AMI common stock after the effective time of the merger.

Holders of AMI common stock should not send in their AMI stock certificates until they receive and complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of AMI stock certificates.

AMI and ON are not liable to holders of shares of AMI common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

ON stockholders need not exchange their stock certificates.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by ON and AMI to each other. The representations and warranties are subject in some cases to specified exceptions and qualifications. The parties’ reciprocal representations and warranties relate to, among other things:

•	organization, capital structure, corporate power and authority and execution and delivery of the merger agreement;

•	consents and approvals of third parties, and permissions and authorizations of governmental entities, required in connection with the merger agreement and the merger;

•	subsidiaries;

•	the approval of the merger agreement and the merger by the parties’ respective boards of directors;

•	the stockholder votes required to approve the merger;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	financial statements and internal controls;

•	compliance with applicable legal requirements;

•	properties and assets;

•	intellectual property;

•	filing of tax returns, payment of taxes and other tax matters;

•	employee benefit plans and the Employee Retirement Income Security Act of 1974;

•	environmental matters;

•	legal proceedings;

•	the absence of any material adverse effect or certain other changes or events since September 29, 2007; and

•	the receipt of fairness opinions from the parties’ financial advisors.

In addition to the foregoing, the merger agreement contains representations and warranties made by AMI to ON regarding:

•	AMI’s products and product warranties;

•	certain material contracts;

•	insurance matters;

•	labor and employment matters;

•	interests of AMI’s officers and directors;

•	compliance with export controls laws;

•	the absence of any stockholders rights plan; and

•	brokers used in connection with the merger.

In addition, the merger agreement contains a representation and warranty made by ON regarding the amendment of ON’s certificate of incorporation to increase the number of authorized shares of ON to allow for the issuance of ON common stock in connection with the merger.

Conduct of Business Pending the Merger

Under the merger agreement, each of AMI, ON and each of their respective subsidiaries are required to carry on their respective businesses in the ordinary course consistent with past practice, pay their debts and taxes when due and use commercially reasonable efforts, consistent with past practices, to maintain and preserve their business organization, assets and properties, keep available the services of their present officers and employees and preserve their advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with them.

In addition, each of AMI and ON and each of their respective subsidiaries may not, among other things and subject to certain exceptions, without the consent of the other party:

•	declare or pay any dividends on or make other distributions in respect of its capital stock;

•	split, combine or reclassify any of its capital stock;

•

issue or sell any shares of its capital stock or other voting securities, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting securities, or enter into any agreement with respect to any of the foregoing, other than (a) with respect to AMI, the issuance of common stock required to be issued upon the exercise or settlement of AMI options, restricted stock units or other equity-based awards outstanding on the date of the merger agreement in accordance with the terms of the applicable award and (b) with respect to ON, the issuance of securities pursuant to ON’s employee benefits plans in the ordinary course of business consistent with past practice;

•

amend its charter or bylaws except as provided for in the merger agreement and with respect to ON, except as required by the SEC or The Nasdaq Stock Market or as would not have a material adverse effect upon ON and would not materially restrict ON’s operations;

•

merge with or acquire any business or material assets (a) with respect to AMI, other than as part of purchases of inventory, components or property, plant or equipment in the ordinary course of business consistent with past practices, (b) with respect to ON, if such merger or acquisition would require a stockholders’ vote, would delay the merger or impair the parties’ ability to receive approval from regulatory or other governmental authorities;

•	make any changes in accounting methods, principles or practices, except as required by a change in generally accepted accounting principles or legal requirements; or

•

make or rescind any material tax election, settle any proceeding related to taxes, enter into tax agreements with a governmental entity, or except as required by law, change any of its methods of reporting income or deductions for federal income tax purposes.

In addition, AMI and its subsidiaries may not, among other things and subject to certain exceptions, without the consent of ON:

•	purchase or redeem any shares of capital stock or any other of its securities;

•	sell or lease any of its properties or assets, other than as part of sales of products, inventory and other properties and assets in the ordinary course of business consistent with past practice;

•	adopt or implement any stockholder rights plan;

•

except for certain permitted confidentiality agreements, enter into any agreement with respect to any merger, consolidation or disposition of all or substantially all of the assets of AMI and its subsidiaries;

•

incur any indebtedness for borrowed money, issue any guarantees, issue or amend any debt securities, make any loans or, other than in the ordinary course of business consistent with past practice, enter into any hedging arrangements;

•	make any capital expenditures in an amount in excess of $5 million per month;

•	change any assumption underlying or method of calculating any bad debt, contingency or other reserve, except as required by a change in generally accepted accounting principles or legal requirements;

•

pay or settle any claims or obligations except in the ordinary course of business consistent with past practice or, except as otherwise permitted by the merger agreement, waive or release any material benefit under or fail to enforce any confidentiality, standstill or similar agreements;

•	amend or terminate any material contract other than in the ordinary course of business consistent with past practice;

•

enter into any material contract or agreement or license any material intellectual property and/or technology to or from any third party, in each case other than in the ordinary course of business consistent with past practice;

•

except as required by law or pursuant to existing benefits plans, (a) enter into, amend or terminate any employee benefits plan; (b) increase the compensation or fringe benefits of any director, officer, employee, or consultant, (c) amend or accelerate the payment or vesting of any granted stock option, restricted stock unit or other benefits, (d) pay any benefit not required by any employee benefit plan, or (e) grant awards under any bonus or compensation plan, except for the grant to new hires of options to purchase AMI common stock (up to 25,000 shares to any one person and 250,000 shares in the aggregate);

•	initiate or settle any material litigation or arbitration;

•	open or close any facility or office;

•	fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement; or

•	fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practice, except with respect any amounts disputed in good faith by the company.

In addition, ON has covenanted to timely make all of its required filings with the Securities and Exchange Commission and to comply with the requirements of the Sarbanes-Oxley Act of 2002.

Reasonable Best Efforts; Other Agreements

Reasonable Best Efforts. ON and AMI have each agreed to use their reasonable best efforts to take all actions necessary, proper or advisable under the merger agreement and applicable laws, rules and regulations to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Notwithstanding the foregoing, ON is not required to agree to or carry out any divestiture, sale, license or imposition of any material limitation on the ability of ON to conduct is business or to hold or exercise full ownership of the AMI shares, except in each case as would not involve any assets that are material to ON and its subsidiaries, taken as a whole.

Proxy Statement; Stockholders’ Meetings. ON and AMI have agreed to cooperate in preparing and filing with the SEC this Proxy Statement and the registration statement of which it forms a part. Each has agreed to use its commercially reasonable efforts to resolve any SEC comments relating to this Proxy Statement and to have the registration statement of which it forms a part declared effective, and will cause this Proxy Statement to be mailed to its respective stockholders as early as practicable after it is declared effective. Each has also agreed to hold a stockholders’ meeting as promptly as possible after the registration statement is declared effective and in any event within 45 days of such declaration.

Listing on The Nasdaq Stock Market. ON has agreed that, if required by the rules of The Nasdaq Stock Market, it will file with The Nasdaq Stock Market a notification form to list the additional shares to be issued to AMI’s stockholders in connection with the merger.

Other Agreements. The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between ON and AMI during the pre-closing period, public announcements and certain tax matters.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	receipt of the approvals of the holders of AMI and ON capital stock required for the completion of the merger;

•	the expiration or termination of the waiting period under U.S. antitrust laws and the receipt of any consents or approvals required under applicable foreign competition laws;

•	the receipt of such additional governmental authorizations, consents, orders and approvals as may be required in connection with the merger, subject to certain exceptions;

•	the effectiveness of the registration statement of which this Proxy Statement is a part, and the registration statement not being subject to any stop order or threatened stop order;

•

the absence of any order, preliminary or permanent injunction or other decree issued by any court of competent jurisdiction or other legal restraint making the merger illegal or otherwise preventing the consummation of the merger;

•

the receipt from each party’s counsel of a written opinion to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•

the other party’s representations and warranties being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that specified date, in each case other than any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a material adverse effect on the other party (except for AMI’s representations and warranties relating to its capitalization, which must be true and correct in all material respects);

•	the other party having performed its obligations under the merger agreement in all material respects;

•

with respect to ON’s obligation to complete the merger, that there is an action or proceeding by any governmental entity seeking to restrain, prohibit or otherwise interfere with the ownership or operation by ON or its subsidiaries of the business of AMI or of ON or its subsidiaries or to compel ON or its subsidiaries to dispose of or hold separate all or any material portion of AMI’s business or assets or of ON or its subsidiaries, except in each case for any action or proceeding seeking a remedy that ON would be required to agree to under the merger agreement; and

•	with respect to AMI’s obligation to complete the merger, that the shares of ON common stock to be issued in the merger have been authorized for listing on The Nasdaq Stock Market.

The merger agreement provides that certain of the conditions described above may be waived by ON or AMI. Neither ON nor AMI currently expects to waive any material condition to the completion of the merger. If either ON or AMI determines to waive any condition to the merger that would result in a material adverse change in the terms of the merger to AMI or ON stockholders (including any change in the tax consequences of the transaction to AMI stockholders), proxies will be resolicited from the ON or AMI stockholders.

The merger agreement provides that none of the following shall be deemed to constitute a “material adverse effect” or be taken into account in determining whether one has occurred (other than in the case of an event or development that would have a material adverse effect on a party’s ability to consummate the merger):

•

changes in general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events (except to the extent those changes have a materially disproportionate effect on the affected party and its subsidiaries as compared to similarly situated companies);

•

conditions affecting the industries or industry sectors in which the affected party operates (except to the extent those changes or events have a materially disproportionate effect on the affected party and its subsidiaries as compared to other companies in the same industries or industry sectors);

•	changes arising out of the announcement, pendency or consummation of the merger;

•	changes in the market price or trading volume of the affected party’s stock;

•

changes in generally accepted accounting principles or legal requirements applicable to the affected party and its subsidiaries (except to the extent those changes have a materially disproportionate effect on the affected party and its subsidiaries as compared to other companies affected by such changes);

•	any failure of the affected party to meet internal projections or analysts’ expectations for any period ending after the date of the merger agreement;

•

any legal proceeding made or brought by the affected party’s stockholders (on such stockholders’ own behalf or on behalf of the affected party) arising out of or related to the merger or the merger agreement; or

•	with respect to AMI, any actions taken (or omitted to be taken) at the request of ON or any actions that are required by the merger agreement.

No Solicitation; Changes in Recommendations

In the merger agreement AMI has agreed that its board will recommend that AMI’s stockholders adopt and approve the merger agreement and that it will not directly or indirectly:

•	solicit, initiate, encourage or knowingly or intentionally encourage or facilitate any “acquisition proposal,” as described below;

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or participate in, any acquisition proposal; or

•	withdraw, qualify or modify its recommendation to AMI’s stockholders in a manner adverse to ON.

However, at any time before the date that the vote required to be obtained from its stockholders in connection with the merger has been obtained, AMI and its board of directors may:

•

furnish non-public information to and participate in discussions or negotiations with a third party in response to an unsolicited bona fide written acquisition proposal by such person, if the AMI board of directors, after consultation with outside legal counsel and financial advisors, determines in good faith that such acquisition proposal constitutes or is reasonably likely to result in a “superior proposal,” as described below, and prior to providing any non-public information to such person AMI enters into a confidentiality agreement with such person on terms no less restrictive of the third party than the confidentiality agreement between ON and AMI;

•

to the extent required by the AMI board of directors’ fiduciary obligations, as determined in good faith by the AMI board of directors after consultation with outside legal counsel, waive standstill provisions in effect with a third party whose identity has been disclosed to ON in response to an unsolicited request from such third party for such a waiver, provided that such third party has either made a superior proposal or expressed an intention to make an acquisition proposal that the AMI board of directors, after consultation with outside legal counsel and financial advisors, determines in good faith is reasonably likely to result in a superior proposal; or

•

withdraw, qualify or modify its recommendation of the merger in response to (i) an unsolicited acquisition proposal that the AMI board of directors, after consultation with outside legal counsel and financial advisors, determines in good faith constitutes a superior proposal or (ii) a material development or change in circumstances that was not known to or reasonably foreseeable by the AMI board of directors as of the date of the merger agreement, in each case if and only if the AMI board of directors, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to effect a recommendation change would result in a breach of its fiduciary duties under applicable law; and provided that the AMI board of directors may not change its recommendation unless the board follows certain notice provisions and engages in good faith negotiations with ON to amend the merger agreement in such a way as to make the acquisition proposal no longer a superior proposal (in the case of clause (i)) or obviate the need for a change of recommendation (in the case of clause (ii)).

In the merger agreement, ON has agreed that its board will recommend that ON’s stockholders approve of the Charter Amendment and the Share Issuance. The board of directors of ON may not change or withdraw its recommendation regarding the merger except in response to (i) a “parent acquisition proposal,” as described below or (ii) a material development or change in circumstances that was not known to or reasonably foreseeable by the ON board of directors as of the date of the merger agreement, in each case if and only if the ON board of directors, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to effect a recommendation change would result in a breach of its fiduciary duties under applicable law; and provided that the ON board of directors may not change its recommendation unless the board follows certain notice provisions and engages in good faith negotiations with AMI to amend the merger agreement in such a way as to obviate the need for a change of recommendation.

The term “acquisition proposal” means any proposal or offer of a transaction consisting of:

•

a merger, consolidation, tender offer, exchange offer, recapitalization, share exchange, business combination or the like in which a person or group acquires in excess of 20% of any single class of voting securities of AMI;

•	the issuance by AMI of securities representing over 20% of its outstanding equity securities, other than through an underwritten or broadly distributed offering;

•

the acquisition, including through license or lease (excluding non-exclusive licenses in the ordinary course), of assets of AMI that constitute or account for over 20% of its consolidated net revenues, net income or assets;

•	any tender offer or exchange offer in which any person or group acquires beneficial ownership of 20% or more of AMI’s common stock; or

•

any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which any person or group acquires the right to beneficially own 20% or more of any single class of AMI’s voting securities.

The term “superior proposal” means any unsolicited, bona fide written acquisition proposal made by a third party that the AMI board of directors determines in its good faith judgment to be more favorable to the stockholders of AMI than the transactions contemplated by the merger agreement, after receiving advice from its financial advisor and taking into account all of the terms and conditions of such proposal, the likelihood of consummation and all financial, regulatory, legal and other factors. However, for purposes of this definition of “superior proposal,” the term “acquisition proposal” has the meaning given above, except that the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%.”

The term “parent acquisition proposal” means any alternative acquisition proposal providing for a change of control of ON and requiring as a condition that ON terminate the merger agreement.

The term “change of control” means, with respect to ON, any transaction consisting of:

•

a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or the like in which any person or group acquires beneficial or record ownership of more than 50% of ON’s outstanding shares of common stock; or

•	the sale or disposition or all or substantially all of the assets of ON.

The merger agreement also provides that AMI must notify ON of any acquisition proposal received by, or any information related to an acquisition proposal requested from, AMI or any request or inquiry with respect to an acquisition proposal. AMI must keep ON reasonably informed in all material respects of the status and terms of any such acquisition proposal, the status and nature of all information requested and delivered, and the status and terms of any counterproposals or such discussions or negotiations.

Termination

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of ON, Merger Sub and AMI;

•	by either ON or AMI, if:

–	the merger is not consummated on or before June 13, 2008; except that right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure and provided that this date (referred to herein as the “outside date”) may be extended to September 13, 2008 if any applicable antitrust or competition law approvals have not been received but all other conditions to the closing of the merger have been satisfied;

–	a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger;

–	the required ON or AMI stockholder vote has not been obtained at the applicable stockholder meeting or any adjournment or postponement thereof (except that this right is not available to any party who is in material breach of or has materially failed to fulfill its obligations under the merger agreement);

–	the board of directors of the other party changes its recommendation that its stockholders vote in favor of the Merger Proposal (in the case of AMI) or in favor of the Charter Amendment and the Share Issuance (in the case of ON), or if the other party enters into an acquisition agreement relating to an alternative transaction; or

–	the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured after 20 days’ written notice;

•	by ON, if:

–	AMI willfully and materially breaches its covenants with respect to non-solicitation of an alternative acquisition proposal or its obligations to call its stockholders’ meeting and mail this Proxy Statement to its stockholders; or

–	ON’s board of directors determines to accept an alternative acquisition proposal and pays the termination fee (as described below); or

•

by AMI to accept a proposal from a third party to acquire AMI that AMI’s board of directors determines to be superior to the terms of ON’s proposed acquisition of AMI, if AMI’s board of directors changes or withdraws its recommendation of the merger in response to such superior proposal and pays the applicable termination fee (as described below).

Termination Fees and Expenses

Each party is required to pay the other party a $30.2 million termination fee, referred to herein as the “termination fee,” if the merger agreement has been terminated because:

•

the board of directors of the non-terminating party has made an adverse recommendation change or failed to reconfirm its recommendation as required by the merger agreement, or the non-terminating party has entered into an acquisition agreement relating to an alternative transaction, in which case the termination fee will be paid by the non-terminating party;

•

the terminating party has entered into an acquisition agreement relating to an alternative transaction (in the case of AMI) or determined to accept a parent acquisition proposal (in the case of ON), in which case the termination fee will be paid by the terminating party;

•

either the outside date has passed or the required AMI stockholder vote has not been obtained at the AMI stockholder meeting, and (i) prior to such termination, there has been a publicly announced alternative acquisition proposal for AMI and (ii) within twelve months after such termination, AMI consummates an alternative transaction or enters into an acquisition agreement relating to an alternative acquisition proposal, in which case the termination fee will be paid by AMI (treating in the definition of acquisition proposal, as described on page 78, references to 20% as references to 50%); or

•

either the outside date has passed or the required ON stockholder vote has not been obtained at the ON stockholder meeting, and (i) prior to such termination, there has been a publicly announced alternate acquisition proposal for ON and (ii) within twelve months after such termination, ON undergoes a change of control or enters into an acquisition agreement providing for a change of control, in which case the termination fee will be paid by ON.

In addition, AMI is required to pay the termination fee if it terminates the merger agreement to accept a superior proposal or if ON terminates the merger agreement following a willful and material breach of AMI’s covenants with respect to non-solicitation of an alternative acquisition proposal or its obligations to call its stockholders’ meeting and mail this Proxy Statement to its stockholders.

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses, except that ON and AMI will share equally the expenses incurred in connection with seeking approvals under applicable antitrust laws and the printing and mailing of this Proxy Statement.

Effect of Termination

If the merger agreement is terminated as described in “—Termination” above, the merger agreement will be void, and there will be no liability or obligation of any party except that:

•	each party will remain liable for any breach of the merger agreement, fraud or knowing representation; and

•

designated provisions of the merger agreement, including the provisions relating to confidential treatment of information and the allocation of fees and expenses (including, if applicable, the termination fees described below), will survive termination.

Employee Matters

The merger agreement provides that, following completion of the merger, AMI’s employees will receive benefits no less favorable than those provided to similarly situated ON employees and that, to the extent permissible, ON will treat the service of AMI’s employees prior to the completion of the merger as service rendered to ON for purposes of vesting, eligibility and minimum waiting periods under ON’s benefit plans. ON will assume and perform AMI’s employment and change of control severance agreements. ON will also use commercially reasonable efforts to provide that no new employee from AMI will be excluded under its benefit plans due to waiting period or preexisting condition limitations.

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, ON will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of AMI directors or officers as provided in AMI’s organizational documents and its indemnification agreements with such individuals. The merger agreement also provides that, prior to the effective time of the merger, AMI will purchase six-year “tail” officers’

and directors’ liability insurance policies on terms and conditions no less favorable than AMI’s existing directors’ and officers’ liability insurance. If AMI cannot purchase these “tail” policies for 225% or less of the annual premium paid by AMI for its existing insurance, AMI will purchase as much insurance coverage as can be obtained within the 225% cap. ON and the surviving corporation are obligated to maintain such tail policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

Amendment; Extension and Waiver

Subject to applicable law:

•

the merger agreement may be amended by the parties in writing at any time. However, after approval by ON’s and AMI’s stockholders of the transactions contemplated by the merger agreement, the merger agreement may not be amended in a manner that would require further approval by either party’s stockholders unless the parties obtain such approval; and

•

at any time before the completion of the merger, a party may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any agreement or condition in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Voting Agreements

ON Voting Agreement

Contemporaneously with the execution and delivery of the merger agreement, the directors and executive officers of ON, who, as of December 13, 2007, in the aggregate owned less than 1% of the shares of ON common stock outstanding and beneficially owned approximately 1% of the shares of ON common stock outstanding, concurrently entered into voting agreements with AMI, in the form attached as Annex B to this Proxy Statement, the form of which is incorporated by reference into this Proxy Statement. According to the ON voting agreement, ON signatories in their individual capacity have agreed to vote in favor of the Charter Amendment and Share Issuance. The ON voting agreements apply to all shares of ON common stock held by the signatories at the record date for the relevant ON stockholder meeting. The ON voting agreements restrict the transfer of shares by the signatories, except under certain limited conditions, including under a preexisting written trading plan pursuant to Exchange Act Rule 10b5-1.

AMI Voting Agreements

Contemporaneously with the execution and delivery of the merger agreement, certain directors, executive officers and certain significant stockholders of AMI, who, as of December 13, 2007, in the aggregate owned approximately 24.4% of the shares of AMI common stock outstanding and beneficially owned approximately 25.4% of the shares of AMI common stock outstanding, concurrently entered into voting agreements with ON, substantially in the form attached as Annex C to this Proxy Statement, the form of which is incorporated by reference into this Proxy Statement. These stockholders include an affiliate of Francisco Partners, L.P., which owns approximately 12% of outstanding AMI common stock, and certain affiliates of Citigroup Venture Capital Equity Partners, L.P., which own an additional approximately 12% of AMI common stock.

All signatories of the voting agreements have agreed to vote in favor of the merger agreement and against any other proposal or offer to acquire AMI. The voting agreements apply to all shares of AMI common stock held by the signatories at the record date for the relevant AMI stockholder meeting. The voting agreements restrict the transfer of shares by the signatories, except under certain limited conditions and, solely with respect to Christine King, to the extent necessary to comply with a preexisting written trading plan under Exchange Act Rule 10b5-1.

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INFORMATION ABOUT THE COMPANIES

ON

ON is a global supplier of power and data management semiconductors and standard semiconductor components. ON designs, manufactures and markets an extensive portfolio of semiconductor components that address the design needs of sophisticated electronic systems and products. ON’s power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. ON’s data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. ON’s standard semiconductor components serve as “building block” components within virtually all electronic devices.

ON serves a broad base of end-user markets, including consumer electronics, computing, wireless communications, automotive electronics, industrial electronics and networking. Applications for ON’s products in these markets include portable electronics, computers, game stations, servers, automotive and industrial automation control systems, routers, switches, storage-area networks and automated test equipment.

ON’s extensive portfolio of devices enables it to offer advanced integrated circuits and the “building block” components that deliver system level functionality and design solutions. ON’s product portfolio comprises approximately 28,800 products, and it shipped approximately 30.6 billion units in 2006 and 23.8 billion units in the first nine months of 2007. ON specializes in micro packages, which offer increased performance characteristics while reducing the critical board space inside today’s ever shrinking electronic devices. ON believes that its ability to offer a broad range of products provides its customers with single source purchasing on a cost-effective and timely basis.

ON is organized into five operating segments, which also represent five reporting segments: automotive and power regulation, computing, digital and consumer, standard products and manufacturing services. Each of ON’s major product lines has been assigned to a segment, as illustrated in the table below, based on ON’s operating strategy. Because many products are sold into different end-markets, the total revenue reported for a segment is not indicative of actual sales in the end-market associated with that segment, but rather is the sum of the revenues from the product lines assigned to that segment. ON’s manufacturing services, in which it manufactures parts for other semiconductor companies, principally in its Gresham, Oregon facility, are reported in the manufacturing services segment. These segments represent ON’s view of the business and as such are used to evaluate progress of major initiatives. Information related to periods prior to ON’s organization into five segments has been revised to conform to the current presentation.

Automotive & Power Regulation	Computing Products	Digital & Consumer Products	Standard Products	Manufacturing Services
AC-DC Conversion	Low & Medium MOSFET	Analog Switches	Bipolar Power	Manufacturing Services

Analog Automotive DC-DC Conversion	Power Switching	Filters	Thyristor

Rectifier	Signal & Interface	Low Voltage	Small Signal

Auto Power		App. Specific Int. Power	Zener

LDO & Vregs			Protection

High Frequency Standard Logic

ON has approximately 175 direct customers worldwide, and it also services approximately 212 significant original equipment manufacturers indirectly through its distributor and electronic manufacturing service provider customers. ON’s direct and indirect customers include: (1) leading original equipment manufacturers in a broad variety of industries, such as Apple, Continental Automotive Systems, Hewlett Packard, Microsoft, Intel,

Motorola, Seagate, Siemens and Sony; (2) electronic manufacturing service providers, such as Flextronics, Jabil and Solectron; and (3) global distributors, such as Arrow, Avnet, EBV Elektronik, Future, Solomon Enterprise and World Peace.

ON currently has major design operations in Arizona, Rhode Island, Texas, Oregon, China, Slovakia, the Czech Republic, Korea, France and Ireland, and it currently operates manufacturing facilities in Arizona, Oregon, China, the Czech Republic, Japan, Malaysia, the Philippines and Slovakia.

For the year ended December 31, 2006, ON had revenues of approximately $1.53 billion and net income of approximately $272.1 million. For the nine months ended September 28, 2007, ON had revenues of approximately $1.16 billion and net income of approximately $181.1 million.

ON’s headquarters are located at 5005 E. McDowell Road, Phoenix, Arizona 85008, and its telephone number is (602) 244-6600. For more information on ON, see “Where You Can Find More Information” on page 117.

AMI

AMI is a leader in the design and manufacture of customer-specific mixed signal semiconductor products. AMI focuses on the automotive, medical, industrial, communications and military and aerospace markets where there is a significant need for electronic products to interact with the real world through analog signals, such as light, heat, pressure, power and radio waves. These analog signals are captured, processed, controlled and converted into digital signals by mixed signal semiconductors provided by AMI. AMI’s integrated mixed signal products combine analog and digital circuitry on a single integrated circuit, or IC, to perform functions that range from monitoring of human heart rates to determining air pressure in a tire.

AMI provides complete solutions to its customers through both custom and application-specific standard products and manufacturing services. AMI believes it adds value through its differentiated silicon manufacturing process technologies, its ability to design complex, highly integrated products, its system level and end-market expertise, its commitment to quality and its support for its customers’ products throughout their product lives. Among AMI’s core technical capabilities are its ability to integrate computing, accurate sensing and high voltage control capabilities in semiconductors that can operate in rugged high voltage or high temperature environments, its low power digital signal processors and its market leading structured digital conversion platforms for field programmable gate arrays, or FPGAs, to application-specific integrated circuits conversions.

AMI works closely with most of its customers to design and manufacture custom ICs that enable the customers to offer more competitive and differentiated products. AMI has been supplying many of its customers for over ten years, and its current customers include industry leaders such as Hella, Siemens, Schneider, General Electric, Alcatel and Starkey. AMI believes it is the sole-source provider for the majority of its integrated mixed signal products and, due to the nature of its products and the markets that AMI serves, AMI estimates its average product life to be eight to ten years. AMI has been leveraging its end-market expertise and intellectual property to increase the share of its revenue that is derived from application-specific standard products in order to broaden its offering to customers and to improve returns on its research and development investment.

For the year ended December 31, 2006, AMI had revenues of approximately $605.6 million and net income of approximately $37.4 million. For the nine months ended September 29, 2007, AMI had revenues of approximately $462.0 million and net income of approximately $19.4 million.

AMI is a holding company and conducts all its business operations through AMI Semiconductor, Inc., its wholly-owned subsidiary, and its subsidiaries. AMI was incorporated in Delaware in 1988. AMI’s headquarters are located at 2300 Buckskin Road, Pocatello, Idaho 83201, and its telephone number is (208) 233-4690. AMI has wafer fabrication facilities in Pocatello, Idaho and Oudenaarde, Belgium, as well as test operations in Calamba, the Philippines.

For more information on AMI, see “Where You Can Find More Information” on page 117.

RECENT EVENTS

On December 31, 2007, Semiconductor Components Industries, LLC (“SCI”), a wholly-owned subsidiary and primary operating company of ON, together with certain other subsidiaries of ON, purchased from Analog Devices, Inc. and its subsidiaries (“ADI”) certain assets, including patents, patent applications and related technology, related to ADI’s voltage regulation and thermal monitoring products for its computing applications business (the “ADI Transaction”). At the closing of the ADI Transaction, the parties entered into several ancillary agreements, including a licensing agreement, a one-year manufacturing supply agreement, a transition services agreement, and an escrow agreement covering certain post-closing indemnification obligations of ADI. The aggregate consideration payable by SCI at the closing of the ADI Transaction was approximately $184 million, which includes minimum amounts payable under the supply agreement.

The acquisition of ADI will be accounted for by ON as an acquisition of a business. The ADI acquisition has not been included or given effect in any of the pro forma information presented in this Proxy Statement.

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ON SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by the ON board of directors of proxies to be voted at the ON special meeting, which is to be held at                      , at      a.m., local time, on                      , 2008. On or about                      , 2008, ON commenced mailing this Proxy Statement and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the ON Special Meeting

ON stockholders will be asked to vote on the following proposals:

•

to adopt and approve an amendment to ON’s certificate of incorporation to increase the number of authorized shares of ON stock from 600,100,000 shares to 750,100,000 shares, of which 100,000 shares shall be designated as preferred stock, par value $0.01 per share, and 750,000,000 shares shall be designated as common stock, par value $0.01 per share, which we refer to as the “Charter Amendment” (Item 1 on the proxy card);

•

to approve the issuance of ON common stock, par value $0.01 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semiconductor Corporation, Orange Acquisition Corporation and AMIS Holdings, Inc., as the same may be amended from time to time, which we refer to as the “Share Issuance” (Item 2 on the proxy card);

•

to approve any motion to adjourn or postpone the ON special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals listed above (Item 3 on the proxy card); and

•	to conduct other business that properly comes before the ON special meeting or any adjournment or postponement thereof.

The first two proposals listed above relating to the merger are conditioned upon each other and approval of each such proposal is required for completion of the merger. The Charter Amendment and the Share Issuance become effective only if both proposals related to the merger are approved by the ON stockholders and the merger is completed.

ON Record Date; Stock Entitled to Vote

The close of business on                     , 2008, which we refer to as the ON record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the ON special meeting or any adjournments or postponements of the ON special meeting.

As of the ON record date the following shares were outstanding and entitled to vote:

Designation	Shares Outstanding	Votes Per Share
ON common stock		1

A complete list of stockholders entitled to vote at the ON special meeting will be available for examination by any ON stockholder at ON’s headquarters, 5005 East McDowell Road, Phoenix, Arizona for purposes pertaining to the ON special meeting, during normal business hours for a period of ten days before the ON special meeting, and at the time and place of the ON special meeting.

Quorum and Votes Required

In order to carry on the business of the meeting, ON must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the stock entitled to vote at the meeting.

Required Vote to Adopt and Approve the Charter Amendment (Item 1 on the proxy card)

The affirmative vote of a majority of the outstanding shares of common stock of ON entitled to vote is required to approve the Charter Amendment.

Required Vote to Approve the Share Issuance (Item 2 on the proxy card)

The affirmative vote of a majority of the votes cast by holders of shares of ON common stock entitled to vote at the meeting is required to approve the Share Issuance.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If you are an ON stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote your shares on the Charter Amendment, your failure to vote or instruct your broker or other nominee how to vote will have the same effect as a vote against the Charter Amendment. If you “abstain” from voting on the Charter Amendment, your shares will be counted as present for purposes of determining whether a quorum exists but will be counted as voting “against” this proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Charter Amendment, your shares represented by the proxy will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Charter Amendment.

If you are an ON stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the Share Issuance, your failure to vote or instruct your broker or other nominee how to vote will have no effect on the outcome of the vote for this proposal. Similarly, if you “abstain” from voting, your shares represented by the proxy will be counted as present for purposes of determining whether a quorum exists and will have no effect on the outcome of the vote for this proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Share Issuance, your proxy will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Share Issuance.

Voting by ON Directors and Executive Officers

On the ON record date, directors and executive officers of ON and their affiliates owned and were entitled to vote             shares of ON common stock, or approximately     % of the total voting power of the shares of ON common stock and shares of ON capital stock outstanding on that date. All of ON’s directors and executive officers have executed voting agreements pursuant to which they have agreed to vote their shares of common stock in favor of the Charter Amendment and the Share Issuance.

Submission of Proxies

Giving a proxy means that an ON stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the ON special meeting in the manner it directs or, if no direction is made, in the manner recommended by ON’s board. An ON stockholder may submit a proxy to vote its shares or vote in person at the meeting. To submit a proxy, an ON stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	via telephone, by dialing the toll free number and following the instructions on the proxy card;

•	via the Internet, by going to the web address and following the instructions on the proxy card; or

•	via mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

ON requests that ON stockholders submit their proxies by mail, telephone or Internet as soon as possible. When the accompanying proxy is properly submitted, the shares of ON stock represented by it will be voted at the ON special meeting in accordance with the instructions provided.

If any proxy is returned without indication as to how the shares represented by it are to be voted, the ON stock represented by the proxy will be considered to have been voted as described above under “Treatment of Abstentions, Not Voting and Incomplete Proxies.”

If an ON stockholder’s shares are held in “street name” by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every ON stockholder’s vote is important. Accordingly, each ON stockholder should sign, date and return the enclosed proxy card, or submit a proxy via the Internet or by telephone, whether or not it plans to attend the ON special meeting in person.

Revocability of Proxies and Changes to an ON Stockholder’s Vote

An ON stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

•

notifying ON’s Senior Vice President, General Counsel and Corporate Secretary, George H. Cave, in writing at ON Semiconductor Corporation, 5005 East McDowell Road, Phoenix, Arizona 85008 that you are revoking your proxy; or

•	executing and delivering a later dated proxy card or submitting a later dated vote by telephone or on the Internet; or

•	voting in person at the special meeting.

However, if an ON stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from ON stockholders is made on behalf of the ON board of directors. ON and AMI will generally share equally the cost and expenses of printing and mailing this Proxy Statement and all fees paid to the SEC. ON will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by ON officers and employees by mail, telephone, fax, personal interviews or other methods of communication. ON has engaged the firm of MacKenzie Partners, Inc. to assist ON in the distribution and solicitation of proxies from ON stockholders and will pay MacKenzie Partners, Inc. an estimated fee of $15,000 plus out-of-pocket expenses for its services. AMI will pay the costs of soliciting and obtaining its proxies and all other expenses related to the AMI special meeting.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless ON stockholders have notified ON of their desire to receive multiple copies of the Proxy Statement. This is known as householding.

ON will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: ON Semiconductor Corporation, Attention: Corporate Secretary, 5005 East McDowell Road, Phoenix, Arizona 85008.

Attending the Meeting

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at      a.m., local time.

If you are a registered stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the special meeting, please vote your proxy but keep the admission ticket and bring it with you to the special meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the ON record date.

Item 1.	The Charter Amendment

(Item 1 on proxy card)

ON is proposing to increase the number of authorized shares of ON stock from 600,100,000 shares to 750,100,000 shares, of which 100,000 shares shall be designated as preferred stock, par value $0.01 per share, and 750,000,000 shares shall be designated as common stock, par value $0.01 per share. To effect this change, ON must amend its certificate of incorporation. The form of amendment to the certificate of amendment is attached as Annex G to this Proxy Statement.

ON currently has 600,000,000 shares of ON common stock authorized for issuance. On December 31, 2007, ON had approximately 292,615,751 shares of ON common stock outstanding , approximately 23,134,204 shares of ON common stock issuable pursuant to outstanding options and stock-based awards, approximately 115,606,863 shares of ON common stock reserved for issuance on conversion of ON’s outstanding convertible debt, approximately 23,235,621 shares of ON common stock reserved for issuance pursuant to future option and stock-based awards and approximately 45,415,970 shares of ON common stock held in treasury. In addition, ON expects to reserve in the future an estimated 42,153,086 shares of ON common stock pursuant to the evergreen provisions of its 2000 Stock Incentive Plan, which each year through January 1, 2010 increases the number of shares of ON common stock that will be reserved for issuance pursuant to future option and stock-based awards. Based on the number of shares of AMI common stock and options and warrants to acquire AMI common stock outstanding as of the ON record date, as a result of the merger, ON can expect to issue up to approximately 102.8 million additional shares of ON common stock. ON is proposing to increase the number of authorized shares of ON common stock to give it sufficient authorized shares to complete the merger, while also giving it greater flexibility to raise capital that may be necessary to further develop its business and to fund potential acquisitions, as well as to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors.

The ON board of directors will determine whether, when and on what terms the issuance of shares of ON common stock may be warranted in connection with any future actions. No further action or authorization by ON stockholders will be necessary before issuance of the additional shares of ON common stock authorized under the amended and restated certificate of incorporation, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of The Nasdaq Stock Market or any other stock exchange on which the ON common stock may then be listed.

Although an increase in the authorized shares of ON common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction resulting in the acquisition of ON by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate ON common stock or to obtain control of ON by any means. In addition, the proposal is not part of any plan by the ON board of directors to recommend or implement a series of anti-takeover measures.

The increase in the number of authorized shares of ON common stock is necessary to effect the merger. The Charter Amendment will become effective only in connection with and immediately before the time of completion of the merger. This Proposal 1 is conditioned on the approval of Proposal 2, and the approval of both of these Proposals is required for completion of the merger.

The ON board of directors recommends a vote FOR the Charter Amendment (Item 1).

Item 2.	The Share Issuance

(Item 2 on proxy card)

It is a condition to completion of the merger that ON issue shares of ON common stock in the merger. When the merger becomes effective, each share of AMI common stock outstanding immediately before the merger will be converted into the right to receive 1.15 shares of ON common stock. Under Marketplace Rule 4350(i) promulgated by The Nasdaq Stock Market, a company listed on The Nasdaq Stock Market is required to obtain stockholder approval in connection with a merger with another company if the number of shares of common stock or securities convertible into common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. If the merger is completed, ON will issue up to approximately 102.8 million shares of ON common stock in the merger. On an as converted basis, the aggregate number of shares of ON common stock to be issued in the merger will exceed 20% of the shares of ON common stock outstanding on the record date for the ON special meeting, and for this reason ON must obtain the approval of ON stockholders for the issuance of these securities to AMI stockholders in the merger.

ON is asking its stockholders to approve the Share Issuance. The issuance of these securities to AMI stockholders is necessary to effect the merger. This Proposal 2 is conditioned on the approval of Proposal 1, and the approval of both of these Proposals is required for completion of the merger.

The ON board of directors recommends a vote FOR the Share Issuance (Item 2).

Item 3.	Possible Adjournment or Postponement of the ON Special Meeting

(Item 3 on proxy card)

The ON special meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Charter Amendment and Share Issuance.

The ON board of directors recommends a vote FOR this item (Item 3).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by ON, and ON does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

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AMI SPECIAL MEETING

AMI’s board of directors is using this joint proxy statement/prospectus, referred to herein as the Proxy Statement, to solicit proxies from the stockholders of AMI at the special meeting. This Proxy Statement is first being mailed to AMI stockholders on or about                      , 2008.

This Proxy Statement contains important information regarding the special meeting, the proposal on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

Date, Time and Place

The special meeting will be held on                      , 2008, at 10:00 a.m., local time, at             . On or about                      , 2008, AMI commenced mailing this Proxy Statement and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the AMI Special Meeting

AMI stockholders will be asked to vote on the following proposals:

•

to adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007 among ON, AMI and Orange Acquisition Corporation, a copy of which is attached as Annex A to this Proxy Statement, which we refer to as the “Merger Proposal;”

•

to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal listed above; and

•	to conduct any other business that properly comes before the AMI special meeting and any adjournment or postponement thereof.

AMI Record Date; Stock Entitled to Vote

AMI’s board of directors has fixed the close of business on                      , 2008 as the record date for determining which AMI stockholders are entitled to notice of, and to vote at, the special meeting. On the record date, there were                  shares of AMI common stock outstanding, held by approximately             holders of record.

A complete list of stockholders entitled to vote at the AMI special meeting will be available for examination by any AMI stockholder at AMI headquarters, 2300 Buckskin Road, Pocatello, Idaho 83201 for purposes pertaining to the AMI special meeting, during normal business hours for a period of ten days before the AMI special meeting, and at the time and place of the AMI special meeting.

Quorum and Votes Required

A majority of the shares of AMI common stock outstanding on the record date must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the special meeting. At the special meeting, each share of AMI common stock is entitled to one vote on all matters properly submitted to AMI stockholders.

The affirmative vote of the holders of at least a majority of the outstanding shares of AMI common stock outstanding on the record date is required to approve the Merger Proposal.

AMI’s board of directors unanimously recommends that AMI stockholders vote FOR the Merger Proposal.

Voting by AMI Directors and Executive Officers

The directors and executive officers of AMI beneficially owned and were entitled to vote, or shared the right to vote,      shares of AMI common stock, or approximately     % of the total outstanding shares of AMI common stock on the record date, and each of them has indicated his or her intention, and has agreed, to vote FOR the Merger Proposal. See “The Merger Agreement—Voting Agreements” beginning on page 81.

Voting Procedures

AMI stockholders may vote by returning the enclosed proxy card by mail or in person at the special meeting. All shares of AMI common stock represented by properly executed proxy cards received before or at the special meeting will be voted in accordance with the instructions indicated on those proxy cards.

If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Merger Proposal. You are urged to sign and return the proxy card even if you plan to attend the special meeting. In this way, your shares will be voted even if you are unable to attend the special meeting.

If a properly executed proxy card is returned and the stockholder has abstained from voting on the Merger Proposal, the AMI common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and entitled to vote on the Merger Proposal.

If you received more than one proxy card, your shares are held in more than one account. Please sign and return all proxy cards to be sure that all your shares are voted for you by the individuals named on the proxy card.

If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the Merger Proposal, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to be entitled to vote on the Merger Proposal. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Failure to vote and broker non-votes for the Merger Proposal will have the same effect as a vote against the Merger Proposal at the special meeting. Abstentions will also have the effect of a vote against the Merger Proposal.

Every AMI stockholder’s vote is important. Accordingly, each AMI stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the AMI special meeting in person.

Revocability of Proxies and Changes to an AMI Stockholder’s Vote

You may change your vote or revoke your proxy at any time before the special meeting. In order to do this, you must: (1) sign and return another proxy at a later date, OR (2) give written permission to the Secretary of AMI at or before the special meeting at 2300 Buckskin Road, Pocatello, ID 83201 OR (3) attend the special meeting and vote in person. Any one of these actions will revoke an earlier proxy from you. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

However, if an AMI stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Adjournment or Postponement

AMI may adjourn or postpone the special meeting as set forth in AMI’s certificate of incorporation or bylaws or as otherwise permitted by law.

Other Business

AMI is not aware of any business to be acted on at the special meeting except as described in this Proxy Statement. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Solicitation of Proxies

Proxies may be solicited by directors, officers and employees of AMI and also by representatives of ON by mail, by telephone, in person or otherwise. They will receive no additional compensation for any solicitation efforts. In addition, AMI will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of AMI common stock and obtain voting instructions from the beneficial owners. AMI will reimburse those firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

AMI has engaged the firm of The Altman Group to assist AMI in the distribution and solicitation of proxies from AMI stockholders and will pay The Altman Group an estimated fee of $10,000 plus out-of-pocket expenses for its services. ON will pay the costs of soliciting and obtaining its proxies and all other expenses related to the ON special meeting.

AMI stockholders should not send in any stock certificates with their proxy card. If you are an AMI stockholder, a transmittal letter with instructions for the surrender of your AMI stock certificates will be mailed to you as soon as practicable after consummation of the merger.

Item 1.	The Merger Proposal

(Item 1 on proxy card)

As discussed elsewhere in this Proxy Statement, AMI is asking its stockholders to approve the Merger Proposal. Holders of AMI common stock should read carefully this Proxy Statement in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, holders of AMI common stock are directed to the merger agreement, a copy of which is Annex A to this Proxy Statement.

The AMI board of directors recommends a vote FOR the Merger Proposal (Item 1).

Item 2.	Possible Adjournment or Postponement of the AMI Special Meeting

(Item 2 on proxy card)

The AMI special meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Merger Proposal (Proposal 1 above).

The AMI board of directors recommends a vote FOR this item (Item 2).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of ON and AMI, giving effect to the merger as if it had been consummated on September 28, 2007 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 28, 2007 and for the year ended December 31, 2006, giving effect to the merger as if it had occurred on January 1, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Intercompany transactions between ON and AMI have not been material; therefore, no amounts have been eliminated within the unaudited pro forma condensed combined financial statements. Although ON’s and AMI’s fiscal years end on December 31 of each year, ON’s and AMI’s interim periods do not end on the same dates. The fiscal period covering the first nine months of 2007 ended on September 28, 2007 for ON and on September 29, 2007 for AMI. AMI’s balance sheet as of September 29, 2007 has been used to prepare the unaudited pro forma condensed combined balance sheet as of September 28, 2007, and AMI’s results for the nine months ended September 29, 2007 have been used to prepare the unaudited pro forma condensed combined statement of operations for the nine months ended September 28, 2007.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited and unaudited consolidated financial information and accompanying notes of ON and AMI, which have been incorporated by reference into this Proxy Statement. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with ON treated as the acquiring entity. Accordingly, consideration expected to be paid by ON to complete the merger with AMI will be allocated to AMI’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final allocation. Additionally, a final determination of the fair value of AMI’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual fair values of the net tangible and intangible assets of AMI that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. ON estimated the fair value of AMI’s assets and liabilities based on discussions with AMI’s management, due diligence and information presented in public filings. Until regulatory approvals are received from the Department of Justice and/or the FTC both companies are limited in their ability to share information. Therefore, certain valuations of tangible and intangible assets and liabilities and related pro forma adjustments are based on ON management’s good faith estimates of fair value. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, debt and intangible assets will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

In addition to the potential adjustments discussed above, AMI’s outstanding indebtedness will become due and payable as a result of the change in control. ON may pay this debt in full or may enter into refinancing transactions, although a final determination of the terms of any such refinancing for purposes of the unaudited pro forma condensed combined financial information presented below cannot be made prior to the completion of the merger. Thus, AMI’s outstanding indebtedness is reflected as being repaid upon completion of the merger for purposes of the unaudited pro forma condensed combined financial information presented below (see note 2(k)).

ON expects to incur significant costs associated with integrating ON’s and AMI’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 28, 2007

(In millions, except per share amounts)

			Pro Forma Adjustments (Note 2)
	Historical ON	Historical AMI	Reclassifications (a)	Other Adjustments		Combined
Product revenues	$1,084.7	$462.0	$—	$—		$1,546.7
Manufacturing service revenues	73.6	—	—	—		73.6

Net revenues	1,158.3	462.0	—	—		1,620.3

Cost of product revenues	643.1	256.6	—	(0.1	)(c)	899.6
Cost of manufacturing services revenues	77.0	—	—	—		77.0

Cost of revenues	720.1	256.6	—	(0.1)		976.6

Gross profit	438.2	205.4	—	0.1		643.7

Operating expenses:
Research and development	97.6	78.3	—	(0.2	)(c)	175.7
Selling, general and administrative	—	65.5	(65.5)	—		—
Selling and marketing	70.6	—	37.2	—		107.8
General and administrative	60.6	—	28.3	(0.2	)(c)	88.7
Amortization of acquisition-related intangible assets	—	15.4	—	6.9	(b)	22.3
Restructuring, asset impairments and other, net	2.0	15.6	—	—		17.6

Total operating expenses	230.8	174.8	—	6.5		412.1

Operating income	207.4	30.6	—	(6.4)		231.6

Other income (expenses), net:
Interest expense	(28.7)	(15.6)	—	15.6	(d)	(28.7)
Interest income	8.8	2.6	—	(9.6	)(d)	1.8
Other	(0.3)	(3.0)	—	—		(3.3)
Loss on debt prepayment	(0.1)	—	—	—		(0.1)

Other income (expenses), net	(20.3)	(16.0)	—	6.0		(30.3)

Income before income taxes and minority interests	187.1	14.6	—	(0.4)		201.3
Income tax benefit (provision)	(4.4)	4.8	—	—	(e)	0.4
Minority interests	(1.6)	—	—	—		(1.6)

Net income	$181.1	$19.4	$—	$(0.4)		$200.1

Income per common share:
Basic	$0.62					$0.51

Diluted	$0.57					$0.48

Weighted average common shares outstanding:
Basic	290.3			102.8	(m)	393.1

Diluted	317.6			102.8	(m)	420.4

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year ended December 31, 2006

(In millions, except per share amounts)

	Historical ON	Historical AMI	Pro Forma Adjustments (Note 2)		Combined
Product revenues	$1,431.2	$605.6	$—		$2,036.8
Manufacturing service revenues	100.6	—	—		100.6

Net revenues	1,531.8	605.6	—		2,137.4

Cost of product revenues	861.1	334.5	(0.1	)(c)	1,195.5
Cost of manufacturing services revenues	81.7	—	—		81.7

Cost of revenues	942.8	334.5	(0.1)		1,277.2

Gross profit	589.0	271.1	0.1		860.2

Operating expenses:
Research and development	101.2	104.6	(0.4	)(c)	205.4
Selling and marketing	91.0	49.1	(0.1	)(c)	140.0
General and administrative	86.7	33.8	(0.4	)(c)	120.1
Amortization of acquisition-related intangible assets	—	18.0	11.7	(b)	29.7
Restructuring, asset impairments and other, net	(6.9)	8.3	—		1.4

Total operating expenses	272.0	213.8	10.8		496.6

Operating income	317.0	57.3	(10.7)		363.6

Other income (expenses), net:
Interest expense	(51.8)	(22.3)	22.3	(d)	(51.8)
Interest income	11.8	3.9	(12.8	)(d)	2.9
Other	0.5	(0.3)	—		0.2
Loss on debt prepayment	(1.3)	—	—		(1.3)

Other income (expenses), net	(40.8)	(18.7)	9.5		(50.0)

Income before income taxes and minority interests	276.2	38.6	(1.2)		313.6
Income tax provision	(0.9)	(1.2)	—	(e)	(2.1)
Minority interests	(3.2)	—	—		(3.2)

Net income	$272.1	$37.4	$(1.2)		$308.3

Income per common share:
Basic	$0.85				$0.73

Diluted	$0.80				$0.69

Weighted average common shares outstanding:
Basic	319.8		102.8	(m)	422.6

Diluted	342.1		102.8	(m)	444.9

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 28, 2007

(In millions, except share amounts)

			Pro Forma Adjustments
	Historical ON	Historical AMI	Elimination of AMI Historical Stockholders’ Equity (f)	Adjustments For Preliminary Purchase Price Allocation (g)	Other Adjustments		Combined
Assets
Cash and cash equivalents	$327.1	$89.3	$—	$—	$(277.5	)(k)	$138.9
Receivables, net	193.4	104.4	—	—	—		297.8
Inventories, net	216.5	89.6	—	59.6	—		365.7
Prepaid and other current assets	41.0	30.3	—	—	—		71.3
Deferred income taxes	7.2	4.2	—	—	(4.2	)(l)	7.2

Total current assets	785.2	317.8	—	59.6	(281.7)		880.9
Property, plant and equipment, net	608.5	226.2	—	16.6	—		851.3
Goodwill	81.1	93.4	—	—	227.4	(j)	401.9
Intangible assets, net	8.7	88.6	—	327.1	—		424.4
Deferred tax assets	—	67.3	—	—	(67.3	)(l)	—
Other assets	42.8	30.4	—	—	—		73.2

Total assets	$1,526.3	$823.7	$—	$403.3	$(121.6)		$2,631.7

Liabilities, Minority Interests and Stockholders’ Deficit
Accounts payable	$134.9	$41.7	$—	$—	$—		$176.6
Accrued expenses	105.4	60.9	—	—	22.0	(i)	188.3
Income taxes payable	2.1	0.2	—	—	—		2.3
Accrued interest	5.0	—	—	—	—		5.0
Foreign deferred tax liability	—	0.2	—	—	7.8	(l)	8.0
Deferred income on sales to distributors	115.7	—	—	—	—		115.7
Current portion of long-term debt	27.3	2.8	—	—	(2.8	)(k)	27.3

Total current liabilities	390.4	105.8	—	—	27.0		523.2
Long-term debt	1,112.2	274.7	—	—	(274.7	)(k)	1,112.2
Other long-term liabilities	52.4	11.3	—	—	—		63.7
Deferred income taxes	6.1	—	—	—	58.0	(l)	64.1

Total liabilities	1,561.1	391.8	—	—	(189.7)		1,763.2

Commitments and contingencies

Minority interests in consolidated subsidiaries	18.7	—	—	—	—		18.7

Common stock ($0.01 par value, 440,313,790 shares issued, 394,897,820 shares outstanding)	3.4	0.9	(0.9)	—	1.0	(h)	4.4
Additional paid-in capital	1,411.3	563.7	(563.7)	—	916.1	(h)	2,327.4
Accumulated other comprehensive loss	(0.5)	60.4	(60.4)	—	—		(0.5)
Accumulated deficit	(1,112.5)	(193.1)	193.1	(13.8)	—		(1,126.3)
Less: Treasury stock, at cost; 45,415,970 shares, respectively	(355.2)	—	—	—	—		(355.2)

Total stockholders’ equity (deficit)	(53.5)	431.9	(431.9)	(13.8)	917.1		849.8

Total liabilities, minority interests and stockholders’ deficit	$1,526.3	$823.7	$(431.9)	$(13.8)	$727.4		$2,631.7

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On December 13, 2007, ON and AMI jointly announced the execution of an Agreement and Plan of Merger and Reorganization. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined companies based upon the historical financial statements of ON and AMI, after giving effect to the AMI merger and adjustments described in these footnotes, and are intended to reflect the impact of the merger on ON.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of ON and AMI’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on September 28, 2007 and includes pro forma adjustments for ON’s preliminary estimates of the fair value of AMI’s assets and liabilities, including intangible assets and assumption of AMI’s long-term debt, which is assumed to be repaid upon completion of the merger as it becomes due and payable on a change in control (see note 2(k)). These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statements of operations reflect the merger as if it had been completed on January 1, 2006.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the preliminary estimated purchase consideration to identifiable tangible and intangible assets acquired and liabilities assumed, with the remainder recognized as goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $939.1 million, which includes estimated direct transaction costs of $22.0 million. This amount was derived from the estimated number of shares of ON common stock to be issued of approximately 102.8 million, based on the 89,363,767 shares of AMI common stock outstanding on December 12, 2007 and the exchange ratio of 1.15 per each AMI share, at a price of $8.70 per share, the average closing price of ON shares of common stock for the two days prior to, including, and two days subsequent to the public announcement of the merger on December 13, 2007. The actual number of newly issued shares of ON common stock to be delivered in connection with the merger will be based upon the actual number of AMI shares issued and outstanding when the merger closes. The preliminary estimated purchase consideration also includes the estimated fair value of stock options, restricted stock and warrants to be issued as of the closing date of the merger in exchange for similar securities of AMI. AMI stock options, restricted stock and warrants will be exchanged for stock options, restricted stock and warrants of ON and the exercise price per share will be adjusted for the 1.15 exchange ratio. Vested stock options, restricted stock and warrants issued by ON in exchange for options and restricted stock held by employees and directors of AMI and warrants held by non-employees of AMI are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options and restricted stock and warrants of approximately $23.0 million. The preliminary estimated purchase consideration excludes the estimated fair value of unvested stock options and restricted stock, of approximately $13.7 million, which will be amortized to compensation expense over the remaining vesting period of each award, subsequent to completion of the merger.

The fair value of ON options that will be issued in exchange for AMI options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 46.1 percent, an expected life of 4.2 years based on the age of the original award, and a risk-free interest rate of 4.4%.

The preliminary estimated purchase consideration is as follows (in millions, except share amounts):

	Shares	Fair Value
Purchase Consideration:
Issuance of ON common stock to AMI stockholders	102,768,332	$894.1
Estimated fair value of vested outstanding AMI stock options and restricted stock assumed	5,196,640	11.3
Estimated fair value of vested outstanding AMI warrants assumed	5,293,487	11.7
Estimated direct transaction costs	—	22.0

Total preliminary estimated purchase consideration	—	$939.1

Future Stock Compensation:
Estimated fair value of unvested outstanding AMI stock options and restricted stock assumed	5,279,424	$13.7

Under the purchase method of accounting, the total preliminary estimated purchase consideration as shown in the table above is allocated to AMI’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the completion of the merger. The preliminary estimated purchase consideration has been allocated based on estimates, which are described in the introduction to these unaudited pro forma condensed combined financial statements and in the notes that follow. The table below represents a preliminary allocation of the total consideration to AMI’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair values.

Total
(In millions)
Net working capital:
Cash and cash equivalents	$89.3
Receivables, net	104.4
Inventories, net	149.2
Prepaid and other current assets	30.3
Accounts payable	(41.7)
Accrued expenses	(60.9)
Income taxes payable	(0.2)
Property, plant and equipment, net	242.8
Identifiable intangible assets:
Trademarks	9.6
Customer relationships	286.2
Developed technology	119.9
In-process research and development	13.8
Other assets	30.4
Goodwill	320.8
Existing assumed liabilities:
Long-term debt, including current portion	(277.5)
Other long-term liabilities	(11.3)
Net deferred tax liabilities resulting from the merger	(66.0)

$939.1

Upon completion of the fair value assessment after the merger, ON anticipates that the final purchase price allocation will differ from the preliminary allocation outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Pro Forma Adjustments

(a)	to reclassify AMI’s selling and marketing expense and general and administrative expense out of selling, general and administrative expense for the nine months ended September 28, 2007, to conform to ON’s presentation. The reclassification of AMI’s selling and marketing expense and general and administrative expense is not needed for the year ended December 31, 2006 because AMI’s historical presentation of those amounts conforms to ON’s presentation during this period.

(b)	to reflect additional amortization expense resulting from recording the acquired intangible assets at fair value at the time of the merger. The pro forma adjustment to amortization expense for the twelve months ended December 31, 2006 and the nine months ended September 28, 2007 of $11.7 million and $6.9 million, respectively, was calculated utilizing the straight-line method of amortization as follows:

	Fair Value at Acquisition	Estimated Useful Lives (Years)	Pro Forma Adjustment to Amortization Expense for
			September 28, 2007	December 31, 2006
Identifiable intangible assets:
Trademarks	$9.6	15	$0.5	$0.6
Customer relationships	286.2	15	14.3	19.1
Developed technology	119.9	12	7.5	10.0

	$415.7		22.3	29.7

Elimination of AMI’s previously-recorded amortization of acquisition-related intangible assets			(15.4)	(18.0)

Pro Forma adjustment to amortization of acquisition-related intangible assets			$6.9	$11.7

The amount of purchase price allocated to tangible and intangible assets, and the associated assumptions regarding useful lives, represent preliminary estimates by ON management that were derived using estimated discounted cash flows and are subject to change pending completion of a final valuation. The amount of purchase price allocated to tangible and intangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma depreciation and amortization expense. Absent any revision to useful life assumptions, amortization expense on intangible assets would change by approximately $3.5 million on an annual basis for every $50.0 million of fair value assessment changes, excluding in-process research and development assets.

Pro forma adjustments to depreciation expense resulting from the estimated fair value adjustment to AMI’s property, plant and equipment are not required. ON management’s preliminary assessment of the fair value of AMI’s property, plant and equipment approximates its net book value as of September 28, 2007, and there is not expected to be a material effect on the combined pro forma results of operations for the nine months ended September 28, 2007, and the year ended December 31, 2006, from the change in depreciation expense.

(c)	to eliminate share-based compensation expense recognized by AMI and to record share-based compensation expense related to AMI share-based awards assumed by ON. During the nine months ended September 28, 2007 and the year ended December 31, 2006, AMI recognized $5.6 million and $7.9 million, respectively, of share-based compensation expense. ON management estimates that had the merger occurred at the beginning of each period, share-based compensation expense related to AMI share-based awards assumed by ON would have been $5.1 million and $6.9 million during the nine months ended September 28, 2007 and the year ended December 31, 2006, respectively. The table below reconciles share-based compensation expense as reported by AMI to the pro forma expense that would be recorded had the merger been completed as of the beginning of each period. See further discussion at note 2(h) for the methodology used to determine the fair value of AMI share-based awards assumed by ON.

	Share-Based Compensation Expense
	As Reported by AMI	Pro Forma Adjustment	Estimated by ON
For the nine months ended September 28, 2007:
Cost of product revenues	$0.8	$(0.1)	$0.7
Research and development	1.8	(0.2)	1.6
Selling and marketing	0.7	—	0.7
General and administrative	2.3	(0.2)	2.1

Share-based compensation expense	$5.6	$(0.5)	$5.1

For the year ended December 31, 2006:
Cost of product revenues	0.8	(0.1)	0.7
Research and development	3.1	(0.4)	2.7
Selling and marketing	1.1	(0.1)	1.0
General and administrative	2.9	(0.4)	2.5

Share-based compensation expense	$7.9	$(1.0)	$6.9

(d)	to reduce interest expense due to the required repayment of AMI’s term loan upon merger or acquisition, as required by the debt agreement, and also to reduce interest income for cash assumed to be used to repay the debt. The term loan carried a balance of $277.5 million as of September 28, 2007, including the current portion.

AMI’s historical interest expense as reported for the nine months ended September 28, 2007 and the year ended December 31, 2006 resulted entirely from interest due on the principal balance of the term loan as well as amortization of the deferred financing costs related to the term loan. Thus, the pro forma adjustment to reduce interest expense is equal to the entire amount of AMI’s historical interest expense.

The pro forma adjustment to reduce interest income by $9.6 million for the nine months ended September 28, 2007, and by $12.8 million for the year ended December 31, 2006, was determined by using an annual interest rate of 4.6%, which is based on ON’s historical rate on its interest-bearing cash balances, applied to a cash balance of $277.5 million.

If AMI’s term loan is not repaid upon completion of the merger but rather is refinanced under ON’s pre-existing term loan facility, which carried an interest rate of 6.948% as of September 28, 2007, interest expense would not have been reduced by the amount of the pro forma adjustments; rather, interest expense would have increased by $14.5 million and $19.3 million for the nine months ended September 28, 2007 and the year ended December 31, 2006, respectively. Furthermore, the pro forma adjustments to reduce interest income would also not have occurred. If this were the case, pro forma net income and basic net income per common share for the nine months ended September 28, 2007 would have been $208.6 million and $0.53, respectively, and would have been $279.5 million and $0.66 for the year ended December 31, 2007, respectively.

(e)	the adjustments to income before income taxes and minority interests are estimated to be primarily in taxing jurisdictions where the effective tax rate is zero, and therefore no pro forma adjustment to the income tax provision has been made.

(f)	to eliminate the historical stockholder’s equity accounts of AMI at September 28, 2007.

(g)	to reflect a preliminary allocation of the preliminary estimated purchase consideration to AMI’s identifiable intangible assets, as well as fair value adjustments to property, plant and equipment and inventory, and to record the immediate write-off of the estimated fair value of in-process research and development assets of $13.8 million, which was derived using estimated discounted cash flows and is subject to change pending completion of a final valuation. The write-off of the in-process research and development assets of $13.8 million was accounted for as a debit to accumulated deficit in the unaudited pro forma condensed combined balance sheet as of September 28, 2007.

(h)	to reflect the issuance of 1.15 shares of ON common stock for each share of AMI common stock outstanding and to reflect the fair value of ON stock options and warrants issued in exchange for AMI’s employees’ vested stock options and non-employee warrants, as follows (in millions except for share and per share data):

AMI common shares outstanding at December 12, 2007	89,363,767
Exchange ratio	1.15
ON common shares to be issued	102,768,332
Price per share	$8.70
Aggregate value of ON consideration	$894.1
Value attributed to par at $0.01 par value	$1.0
Balance to capital in excess of par value, before vested stock options and warrants	$893.1
Estimated fair value of vested stock options assumed	$11.3
Estimated fair value of outstanding AMI warrants assumed	$11.7
Balance to capital in excess of par value	$916.1

The estimated fair value of AMI’s vested options and warrants, of $11.3 million and $11.7 million, respectively, to be exchanged for ON options and warrants was estimated using a Black Scholes pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility, that when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 46.1 percent, an expected life of 4.2 years based on the age of the original award, and a risk-free rate of 4.4%. The fair value of ON stock options and restricted stock issued in exchange for AMI’s employees’ unvested stock options and restricted stock of $13.7 million was also estimated using a Black Scholes pricing model with the previously mentioned assumptions, and will be included in future compensation expense of ON after the merger.

(i)	to record as liabilities the estimated transaction costs to be incurred by the combined companies. Included in the pro forma adjustment are the estimated banking, attorney and independent accountant fees, and other transaction-related costs.

(j)	to record the residual goodwill resulting from the merger. The amount of the adjustment reflects the goodwill of $320.8 million resulting from the merger offset by the elimination of preexisting AMI goodwill of $93.4 million.

(k)	to reflect the required repayment of AMI’s debt upon merger or acquisition, as required by the debt agreement (see also note 2(d)).

(l)	to record a deferred tax liability associated with acquired identifiable book-tax basis differences at the time of the merger at a domestic statutory rate of 39% and a foreign statutory rate of 33% for ON.

(m)	to record the issuance of 102.8 million common shares to the stockholders of AMI to effect the transaction. The impact of outstanding employee stock options and restricted stock that are outstanding prior to the transaction and will be converted to ON stock options and restricted stock, upon completion of the merger, was estimated to be anti-dilutive.

DESCRIPTION OF ON CAPITAL STOCK

We have summarized below the material terms of ON’s capital stock that will be in effect if the merger is completed. The following description of the material terms of the capital stock of ON does not purport to be complete and is qualified in its entirety by reference to the certificate of incorporation and bylaws of ON, which documents are incorporated by reference as exhibits to the registration statement of which this Proxy Statement is a part and the applicable provisions of the Delaware General Corporation Law. All references within this section to common stock mean the common stock of ON unless otherwise noted.

Authorized Capital Stock of ON

The ON amended and restated certificate of incorporation, which will be in effect if the merger is completed, provides that the total number of shares of capital stock that may be issued by ON is 750,100,000, and the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

Designation	Class	No. of Shares Authorized	Par Value
Common Stock	Common	750,000,000	$0.01
Preferred Stock	Preferred	100,000	$0.01

Description of ON Common Stock

Voting Rights

General

Except as otherwise provided by law or as set forth in the ON amended and restated certificate of incorporation or as otherwise provided by any outstanding series of preferred stock, the holders of ON common stock will have general voting power on all matters as a single class.

Votes Per Share

On each matter to be voted on by the holders of ON common stock, each outstanding share of ON common stock will be entitled to one vote per share.

Cumulative Voting

Holders of ON common stock are not entitled to cumulative voting of their shares in elections of directors.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of ON, the prior rights of ON’s creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets of ON on a pro rata basis.

Dividends

Shares of ON common stock are entitled to participate equally in dividends when and as dividends may be declared by the ON board of directors out of funds legally available for the payment of dividends.

Preemptive Rights

No holder of shares of any class or series of capital stock of ON will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of ON.

Transfer Agent and Registrar

The transfer agent and registrar for ON common stock is Computershare Investor Services, LLC.

Anti-Takeover Provisions

The Delaware General Corporation Law, which we refer to as the DGCL, and the ON amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of ON, including an acquisition of ON by means of a tender offer, an acquisition of ON by means of a proxy contest and removal of ON’s incumbent officers and directors, without the support of the board of directors of ON. A summary of these provisions follows.

Election and Removal of Directors

The ON board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by ON’s stockholders. Directors may be removed only for “cause” by the affirmative vote of 66 2/3% of the voting power of ON’s capital stock entitled to vote in the election of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of ON because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Meetings

Under the ON amended and restated bylaws, only the ON board of directors or the chairman of the ON board of directors may call special meetings of stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

ON’s amended and restated bylaws contain provisions requiring stockholders to give advance written notice to ON of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The written notice must usually be given not less than 90 nor more than 120 days before the first Tuesday in June (or, if the board of directors has designated another date for an annual meeting, not less than 90 nor more than 120 days before such date, or, if such other date has not been publicly disclosed or announced at least 105 days in advance, then not less than 15 days after the initial public disclosure or announcement of the date), and must set forth a brief description of the proposal, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in such proposal.

Elimination of Stockholder Action by Written Consent

ON’s amended and restated certificate of incorporation requires stockholder action to be taken only at an annual or a special meeting of stockholders and does not permit stockholders to act by written consent.

Undesignated Preferred Stock

ON’s amended and restated certificate of incorporation authorizes the issuance of undesignated or “blank check” preferred stock. The authorization of blank check preferred stock makes it possible for the ON board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ON. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of ON.

Amendment of Charter Provisions

The amendment of any of the above provisions (other than the provisions establishing the undesignated preferred stock) would require approval by holders of at least 66 2/3% of the outstanding common stock.

Description of ON Preferred Stock

Preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the ON amended and restated certificate of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by the board of directors.

The board of directors has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, among other things:

•	the number of shares and the distinctive designation of the series;

•	the voting power, if any;

•	dividend rights;

•	redemption rights;

•	liquidation preferences;

•	conversion rights; and

•	any other relative rights, preferences and limitations.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF ON AND AMI

AMI and ON are Delaware corporations and are governed by the DGCL. Upon completion of the merger, AMI’s stockholders will become ON stockholders. As a condition to the merger, ON’s current amended and restated certificate of incorporation will be amended immediately before the time of completion of the merger by the certificate of amendment in the form attached as Annex G to this Proxy Statement. The rights of the former AMI stockholders and the ON stockholders will therefore be governed by the DGCL and the certificate of incorporation, as amended and restated, and the amended and restated bylaws of ON.

The following description summarizes the material differences that may affect the rights of the stockholders of ON and AMI, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of ON and AMI. For more information on how to obtain the documents that are not attached to this Proxy Statement, see “Where You Can Find More Information” beginning on page 117.

Capitalization

ON

The total number of shares of all classes of capital stock authorized under ON’s amended and restated certificate of incorporation, as in effect prior to the merger, is 600,100,000, which is divided into:

•	600,000,000 shares of common stock, par value $0.01 per share; and

•	100,000 shares of preferred stock, par value $0.01 per share.

At the special meeting, ON stockholders are being asked to approve the Charter Amendment to increase the number of authorized shares of ON stock from 600,100,000 shares to 750,100,000 shares, of which 100,000 shares shall be designated as preferred stock, par value $0.01 per share, and 750,000,000 shares shall be designated as common stock, par value $0.01 per share.

AMI

The total number of shares of all classes of capital stock authorized under AMI’s amended and restated certificate of incorporation is 155,000,000 shares, which is divided into:

•	150,000,000 shares of common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights

ON

The holders of ON common stock are entitled to vote one vote per share on all matters to be voted on by stockholders.

AMI

Each holder of AMI common stock is entitled to one vote per share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of AMI common stock, as such, are not entitled to vote on any amendment to the certificate of incorporation of AMI that relates solely to the terms of one or more outstanding series of AMI preferred stock if the holders of such affected series are entitled to vote on the amendment pursuant to AMI’s certificate of incorporation or pursuant to the DGCL.

Stockholder Action By Written Consent

Delaware Corporation Law

The DGCL allows action to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

ON

ON’s amended and restated certificate of incorporation does not permit ON’s stockholders to take actions by written consent.

AMI

AMI’s amended and restated bylaws permit any action to be taken without a meeting, without prior notice and without a vote, as long as (i) the action is required or permitted to be taken at any annual or special meeting of the stockholders, and (ii) a consent in writing, setting forth the action so taken, is signed by stockholders holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividends

Delaware Corporation Law

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

ON

ON’s amended and restated bylaws provide that the board of directors of ON may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of ON as and when the ON board of directors deems expedient. Further, ON’s amended and restated bylaws provide that the ON board of directors may set apart out of any funds available for dividends a sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of ON. ON’s senior bank facilities restrict its ability to pay cash dividends to its common stockholders.

AMI

To declare a dividend, AMI’s amended and restated bylaws require the affirmative approval of a majority of AMI’s board of directors, which majority must include at least one of the two non-independent designees of FP-McCartney, L.L.C. and at least one of the two non-independent designees of the Citigroup affiliated group of entities. AMI’s shareholders’ agreement imposes a similar requirement, except that the approval needed is the approval of a majority of the designees of each of FP-McCartney, L.L.C. and the Citigroup affiliated group of entities.

Number, Election, Vacancy and Removal of Directors

Delaware Corporation Law

Unless otherwise provided by the DGCL or the corporation’s certificate of incorporation, a majority of the directors in office can fill any vacancy or newly created directorship. Except where the board of directors is classified or the certificate of incorporation provides for cumulative voting, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors.

ON

ON’s board of directors currently consists of seven members. ON’s amended and restated certificate of incorporation provides that the number of directors may not be less than six nor more than 11, as determined from time to time by resolutions adopted by the affirmative vote of a majority of the directors then in office. Generally, directors are elected by the holders of a plurality of the voting power of stockholders present in person or represented by proxy and entitled to vote at the annual meeting of stockholders. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy may be filled only by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director.

The board of directors of ON is divided into three classes, designated as Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the total number of directors, and each class up for re-election once every third year. Directors hold office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualified. All holders of ON capital stock are entitled to vote in the election of directors with the number of votes specified above. ON stockholders are not entitled to cumulative voting rights in the election of directors. Directors may be removed only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all of the outstanding shares of capital stock of ON.

ON has agreed to increase the size of its board of directors by one member following the merger. For a discussion of the governance structure after the merger, see “The Merger Agreement—Directors and Executive Management Following the Merger” on page 70.

AMI

AMI’s board of directors currently consists of eight members. Subject to the provisions of a shareholders’ agreement among AMI and certain stockholders of AMI, AMI’s amended and restated bylaws provide that the number of directors shall be not less than two or more than nine, as determined from time to time by the board of directors, all of which are elected annually. Directors hold office until their respective successor is elected and qualified or until their respective earlier death, resignation or removal. Subject to the terms of the shareholders’ agreement, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding capital stock of AMI then entitled to vote at any election of directors.

Except as provided for in the provisions of the shareholders’ agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by AMI’s amended and restated certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Unless otherwise provided in the amended and restated certificate of incorporation or the shareholders’

agreement, when one or more directors shall resign from AMI’s board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Under the shareholders’ agreement, AMI’s board of directors consists of no less than eight and no more than nine directors, as determined by the board from time to time in accordance with the terms of the shareholders’ agreement. The shareholders’ agreement provides that three members of AMI’s board of directors are designated by FP-McCartney, L.L.C. (one of whom must be an independent director), three directors are designated by Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC and Natasha Foundation (one of whom must be an independent director), one director will be AMI’s chief executive officer and one director will be an independent director designated by AMI’s chief executive officer and certain shareholders. If AMI’s board of directors sets the size of the board at nine directors, the additional director will be designated by a majority vote of the board acting in accordance with the terms of the shareholders’ agreement and will be an independent director.

For a discussion of the governance structure after the merger, see “The Merger Agreement—Directors and Executive Management Following the Merger” on page 70.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires that the board of directors approve the amendment, declare it advisable and submit it to stockholders for adoption. Such amendment must be adopted by a majority in voting power of all issued and outstanding shares and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.

AMI’s amended and restated certificate of incorporation does not contain any special provisions regarding approval of amendments to the certificate of incorporation. However, AMI’s amended and restated bylaws provide that the amendment of AMI’s certificate of incorporation requires the affirmative approval of a majority of AMI’s board of directors, which majority must include at least one of the two non-independent designees of FP-McCartney, L.L.C. and at least one of the two non-independent designees of the Citigroup affiliated group of entities. AMI’s shareholders’ agreement imposes a similar requirement, except that the approval needed is the approval of a majority of the designees of each of FP-McCartney, L.L.C. and the Citigroup affiliated group of entities.

ON’s amended and restated certificate of incorporation requires the approval of not less than 66 2/3% of the voting power of all of the outstanding shares of capital stock of ON entitled to vote in the election of directors to amend or repeal the following articles:

•	Seventh (regarding amendments to bylaws);

•	Eighth (regarding amendments to the certificate of incorporation);

•	Ninth (regarding the size and classification of the board of directors);

•	Tenth (prohibiting stockholder actions by written consent);

•	Eleventh (regarding indemnification under Section 145 of the DGCL);

•	Twelfth (regarding the ability of the board of directors to issue shares of capital stock);

•	Thirteenth (regarding bylaw provisions that establish procedures for stockholder proposals); and

•	Fourteenth (opting out of Section 203 of the DGCL).

Amendments to Bylaws

ON

ON’s board of directors may amend or repeal ON’s bylaws by a majority vote at any regular or special meeting of the board of directors or by written consent, subject to the power of ON’s stockholders to amend or repeal the bylaws. However, the affirmative vote of 66 2/3% of the voting power of all of the outstanding shares of capital stock of ON entitled to vote in the election of directors is required to amend or repeal, or adopt any provision inconsistent with, the following sections:

•	Article II, Section 1 (regarding annual stockholder meetings), Section 2 (regarding special stockholder meetings) and Section 5 (regarding notice of stockholder meetings);

•	Article III, Section 1 (regarding the size of the board of directors); and

•	Article VI (regarding amendments to the bylaws).

AMI

AMI’s amended and restated bylaws provide that their amendment requires the affirmative approval of a majority of AMI’s board of directors, which majority must include at least one of the two non-independent designees of FP-McCartney, L.L.C. and at least one of the two non-independent designees of the Citigroup affiliated group of entities. AMI’s shareholders’ agreement imposes a similar requirement, except that the approval needed is the approval of a majority of the designees of each of FP-McCartney, L.L.C. and the Citigroup affiliated group of entities. Subject to the foregoing, AMI’s amended and restated bylaws also provide that they may be amended by action of AMI’s stockholders at any annual or special meeting.

Notice of Certain Stockholder Actions

ON

ON’s bylaws contain provisions requiring stockholders to give advance written notice to ON of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The written notice must usually be given not less than 90 nor more than 120 days before the first Tuesday in June (or, if the board of directors has designated another date for an annual meeting, not less than 90 nor more than 120 days before such date, or, if such other date has not been publicly disclosed or announced at least 105 days in advance, then not less than 15 days after the initial public disclosure or announcement of the date, and must set forth a brief description of the proposal, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in such proposal).

AMI

Neither AMI’s certificate of incorporation nor its bylaws contain special provisions regarding advance stockholder notice for proposals or director nominees. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, proposals must be received by AMI not less than 120 calendar days before the date AMI releases its proxy statement to its stockholders in connection with the previous year’s annual meeting. However, if AMI did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before AMI begins to print and send its proxy materials.

Special Stockholder Meetings

Delaware Corporation Law

Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s articles or certificate of incorporation or bylaws. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting.

ON

Under ON’s amended and restated bylaws, a special meeting of stockholders may be called only by the chairman of the board or the board of directors, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

AMI

Under AMI’s amended and restated bylaws, special meetings of stockholders may be called by the board of directors, the chairman of the board of directors or any two members of the board of directors by written request.

Limitation of Personal Liability of Directors and Indemnification

ON

Article Sixteenth of ON’s amended and restated certificate of incorporation provides that the personal liability of members of ON’s board of directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended or supplemented from time to time. Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Article Eleventh of ON’s amended and restated certificate of incorporation provides that ON shall indemnify all persons whom it may indemnify as permitted by Section 145 of the DGCL.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

AMI

Article 8 of AMI’s amended and restated certificate of incorporation provides that a director of AMI shall not be liable to AMI or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. In addition, Article 8 of AMI’s amended and restated certificate of incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AMI or is or was serving at the request of AMI as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by AMI to the fullest extent permitted by the DGCL. The right to indemnification conferred in Article 8 also includes the right to be paid by AMI the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

Article 8 of AMI’s amended and restated certificate of incorporation provides that AMI shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AMI, or is or was serving at the request of AMI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not AMI would have the power to indemnify such person against such liability under the DGCL.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ON or AMI pursuant to the foregoing provisions, ON and AMI have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers, Consolidations and Other Transactions

Under the DGCL, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

•	each share of stock of the constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

ON

Neither ON’s amended and restated certificate of incorporation nor its bylaws contains any super-majority voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

AMI

To approve a merger, consolidation, sale of substantially all of the assets, liquidation, reclassification or recapitalization, AMI’s amended and restated bylaws require the affirmative approval of a majority of AMI’s board of directors, which majority must include the approval of at least one of the two non-independent designees of FP-McCartney, L.L.C. and at least one of the two non-independent designees of the Citigroup affiliated group of entities. AMI’s shareholders’ agreement imposes a similar requirement, except that the approval needed is the approval of a majority of the designees of each of FP-McCartney, L.L.C. and the Citigroup affiliated group of entities.

AMI’s amended and restated certificate of incorporation does not contain any super-majority or class voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

State Anti-Takeover Statutes

Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period. Under Section 203, a corporation may under certain circumstances avoid the restrictions imposed by Section 203. Moreover, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Each of AMI and ON, in its respective certificate of incorporation, has opted out of Section 203 of the DGCL.

Appraisal Rights

None of the holders of any ON or AMI capital stock have appraisal rights in the merger.

Stockholder Rights Plan

Neither ON nor AMI had a stockholder rights plan in place as of the date of this Proxy Statement.

LEGAL MATTERS

The validity of the ON common stock and certain U.S. federal income tax consequences relating to the merger will be passed upon for ON by DLA Piper US LLP, and certain U.S. federal income tax consequences relating to the merger will be passed upon for AMI by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to ON Semiconductor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of AMIS Holdings, Inc. appearing in AMIS Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and AMIS Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

ON

To be eligible for inclusion in the proxy statement and form of proxy for ON’s next year’s annual meeting, stockholder proposals must have been submitted in writing by the close of business on December 13, 2007.

If any proposal that has not been submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) is instead sought to be presented directly at next year’s annual meeting, such proposal may be considered if written notice of such proposal is timely received by ON’s Secretary. Generally, a notice is timely given if received by ON’s Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then ON’s Secretary must have received the notice within 15 days of such initial public disclosure or announcement. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the ON 2008 annual meeting of stockholders but not included in the proxy statement.

AMI

Any proposal or proposals by a stockholder intended to be included in AMI’s proxy statement and form of proxy relating to the 2008 annual meeting of AMI stockholders must be received by AMI no later than January 28, 2008, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require AMI to include in its proxy statement and proxy relating to the 2008 annual meeting of AMI stockholders any stockholder proposal which may be omitted from AMI’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2008 annual meeting of AMI stockholders, notice of such proposal must be received in writing by the Secretary of AMI not less than 90 and not more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date not within 30 days before or after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure was made. Failure to provide notice in this manner and within this time period means that such proposal will be considered untimely. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the AMI 2008 annual meeting of stockholders but not included in the proxy statement.

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WHERE YOU CAN FIND MORE INFORMATION

ON and AMI file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including ON and AMI, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this Proxy Statement.

ON has filed with the SEC a registration statement of which this Proxy Statement forms a part. The registration statement registers the shares of ON common stock to be issued to AMI stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of ON and AMI, respectively. The rules and regulations of the SEC allow ON and AMI to omit certain information included in the registration statement from this Proxy Statement.

In addition, the SEC allows ON and AMI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this Proxy Statement, except for any information that is superseded by information included directly in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement as described below.

This Proxy Statement incorporates by reference the documents listed below that ON and AMI have previously filed with the SEC (excluding any current reports on Form 8-K, or portions thereof, to the extent disclosure is furnished and not filed). They contain important information about the companies and their financial condition.

ON SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly reports on Form 10-Q for the quarters ended March 30, 2007, June 29, 2007, and September 28, 2007; and

•

Current reports on Form 8-K filed on January 29, 2007, February 6, 2007, February 8, 2007, February 15, 2007, March 9, 2007, March 26, 2007, April 5, 2007 (two reports), May 4, 2007, May 9, 2007, May 15, 2007, May 21, 2007, August 21, 2007, August 22, 2007, August 27, 2007, October 1, 2007, October 12, 2007, November 13, 2007, November 19, 2007, December 13, 2007 and January 3, 2008.

AMI SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2006, and the amendment thereto filed on March 16, 2007;

•

Quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 29, 2007, and the amendments to the quarterly reports for the quarters ended March 31, 2007 and June 30, 2007, each of which was filed on November 13, 2007; and

•

Current reports on Form 8-K filed on February 1, 2007 (containing disclosure with respect to Item 5.02), February 22, 2007, March 12, 2007, March 13, 2007 (containing disclosure with respect to Items 1.01, 2.03 and 9.01), June 14, 2007 (amending the current report filed February 22, 2007 and providing disclosure with respect to Item 5.02), June 21, 2007, July 10, 2007, August 3, 2007, August 20, 2007, November 8, 2007 (but only with respect to the information disclosed under Item 4.02), December 6, 2007, and December 14, 2007.

In addition, ON and AMI incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the ON special meeting and the AMI special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this Proxy Statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from ON or AMI, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses:

By Mail:	By Mail:
ON Semiconductor Corporation 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008 Attn: Office of Investor Relations	AMIS Holdings, Inc. 2300 Buckskin Road Pocatello, Idaho 83201 Attention: Investor Relations

By Telephone: (602) 244-3437	By Telephone: (208) 233-4690

These documents are available from ON or AMI, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this Proxy Statement forms a part. You can also find information about ON and AMI at their Internet websites at www.onsemi.com and www.amis.com, respectively. Information contained on these websites does not constitute part of this Proxy Statement.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., ON’s proxy solicitation agent, or The Altman Group, AMI’s proxy solicitation agent, at the following addresses and telephone numbers:

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322–2885 (toll free) (212) 929–5500 (collect)	The Altman Group 1200 Wall Street West, 3rd Floor Lyndhurst, New Jersey 07071 (866) 406-2289 (toll free) (201) 806-7300 (collect)

If you are a stockholder of AMI and ON and would like to request documents, please do so by                    , 2008 to receive them before your special meeting. If you request any documents from ON or AMI, ON or AMI will mail them to you by first class mail, or another equally prompt means, within one business day after ON or AMI, as the case may be, receives your request.

This document is a prospectus of ON and is a joint proxy statement of ON and AMI for the ON special meeting and the AMI special meeting. Neither ON nor AMI has authorized anyone to give any information or make any representation about the merger or ON or AMI that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that ON or AMI has incorporated by reference into this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

The representations and warranties included in the merger agreement were made by ON and AMI to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by ON and AMI in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between ON and AMI rather than establishing matters as facts. The merger agreement is included as Annex A to this Proxy Statement only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding ON, AMI or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about ON or AMI, and you should read the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement for information regarding ON and AMI and their respective businesses.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

ON SEMICONDUCTOR CORPORATION, INC.,

a Delaware corporation;

ORANGE ACQUISITION CORPORATION, INC.,

a Delaware corporation; and

AMIS HOLDINGS, INC.,

a Delaware corporation

Dated as of December 13, 2007

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(continued)

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EXHIBITS

EXHIBIT A	Certain Definitions

EXHIBIT B	Form of Company Voting Undertaking

EXHIBIT C	Form of Parent Voting Undertaking

EXHIBIT D	Form of Certificate of Incorporation of Surviving Corporation

Schedule A	List of Signatories for Company Voting Undertakings

Schedule B	List of Signatories for Parent Voting Undertakings

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of December 13, 2007, by and among: ON SEMICONDUCTOR CORPORATION, Delaware corporation (“Parent”); ORANGE ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and AMIS HOLDINGS, INC. , a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger provided for herein.

C. For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

D. Concurrent with the execution of this Agreement and as a condition to and inducement of Parent’s willingness to enter into this Agreement, the directors, executive officers and stockholders of the Company set forth on Schedule A are entering into voting undertakings in substantially the form attached as EXHIBIT B (the “Company Voting Undertakings”).

E. Concurrent with the execution of this Agreement and as a condition to and inducement of the Company’s willingness to enter into this Agreement, the directors and executive officers of Parent set forth on Schedule B are entering into voting undertakings in substantially the form attached as EXHIBIT C (the “Parent Voting Undertakings,” and, with the Company Voting Undertakings, the “Voting Undertakings”).

F. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: DESCRIPTION OF TRANSACTION.

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

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1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of Parent. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

1.4(a) the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth in EXHIBIT D;

1.4(b) the Bylaws of the Company shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

1.4(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

1.5(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding shall be converted into the right to receive 1.15 shares of Parent Common Stock; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

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The number of shares of Parent Common Stock specified in Section 1.5(a)(iii) (as such number may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio.”

1.5(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

1.5(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on The NASDAQ Stock Market on the date the Merger becomes effective.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

1.7(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). Parent shall deposit with the Exchange Agent (i) at or prior to the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) at, prior to or promptly after the Effective Time, but in no event later than two (2) business days thereafter, cash sufficient to make payments in lieu of fractional shares of Parent Common Stock in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

1.7(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates and uncertificated shares of Company Common Stock (“Uncertificated Shares”) (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates or transfer of such Uncertificated Shares to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates and Uncertificated Shares in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate or Uncertificated Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in

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exchange therefor a certificate or evidence of shares in book entry form representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate or Uncertificated Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate and Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.7(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Uncertificated Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Uncertificated Shares in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property laws, escheat laws or similar laws, to receive all such dividends and distributions, without interest).

1.7(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Uncertificated Shares who have not theretofore surrendered their Company Stock Certificates or Uncertificated Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

1.7(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.7(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Treatment of Options and Other Stock-Based Awards.

1.8(a) At the Effective Time, each option granted (or previously assumed) by the Company to purchase shares of Company Common Stock (each, a “Company Option”), which is outstanding and unexercised immediately prior to the Effective Time (each an “Outstanding Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically, into an option to purchase shares of Parent Common Stock (a “Converted Option”) in an amount and at an exercise price determined as provided below (and each Converted Option otherwise shall remain subject to the terms of the Company’s 2000 Equity Incentive Plan, or other governing share-based plan document, including

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plan documents governing options that have previously been assumed by the Company as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”) and the applicable agreement, notice or letter evidencing the grant of the Company Option thereunder and any Benefit Plan providing for accelerated vesting).

(i) The number of shares of Parent Common Stock to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Outstanding Company Option and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Parent Common Stock under the Converted Option shall be equal to the exercise price per share of Company Common Stock under the Outstanding Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

In the case of any Outstanding Company Option which is, immediately prior to the Effective Time, an “incentive stock option” (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to the corresponding Converted Option and the terms and conditions of exercise of such Converted Option shall be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h). In all events, Outstanding Company Options shall be converted into Converted Options in such a manner as to be compliant with Section 409A of the Code (or an available exemption therefrom) and any guidance issued thereupon by the U.S. Department of Treasury. Except as otherwise provided in this section, the duration and other terms of each Converted Option shall be the same as those of the applicable Outstanding Company Option, except that all references to the Company shall be deemed to be references to Parent. Prior to the Effective Time, the Company shall take all action necessary to be taken by the Company in order to effect the foregoing provisions of this section.

1.8(b) At the Effective Time, each restricted stock unit award granted (or previously assumed) by the Company representing a right to receive upon a future date or dates shares of Company Common Stock (each a “Company RSU Award”) which is outstanding and which has not been settled by the issuance of shares of Company Common Stock immediately prior to the Effective Time (each an “Outstanding Company RSU Award”) shall cease to represent a right to receive upon settlement thereof shares of Company Common Stock and shall be assumed by Parent and converted automatically into a right to receive upon settlement thereof shares of Parent Common Stock (a “Converted RSU Award”) in an amount determined as provided below (and each Converted RSU Award otherwise shall remain subject to the terms of the applicable Company Stock Plan, and the applicable agreement, notice or letter evidencing the grant of the Company RSU Award thereunder and any Benefit Plan providing for accelerated vesting). The number of shares of Parent Common Stock to be subject to the Converted RSU Award shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Outstanding Company RSU Award and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. Prior to the Effective Time, the Company shall take all action necessary to be taken by the Company in order to effect the foregoing provisions of this Section.

1.8(c) Except as provided herein or as otherwise agreed to by the parties, the Company shall ensure that following the Effective Time no holder of a Company Option or a Company RSU Award nor any holder of any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation.

1.8(d) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Option or a Company RSU Award an appropriate notice evidencing the foregoing assumption of the option or restricted stock unit award by Parent. Parent shall comply with the terms of the Company Stock Plans, as applicable, and the agreements, notices or letters, subject to the adjustments pursuant to this Section. Each

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holder of a Converted Option or a Company RSU Award shall be credited with such holder’s service with Company or its Subsidiaries for purposes of determining such holder’s vesting under such Converted Option or a Company RSU Award, as applicable.

1.8(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Converted Options and settlement of the Converted RSU Awards, including the authorization for listing of such shares on The NASDAQ Stock Market. As soon as practicable after the Effective Time, but not more than ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted Options and Converted RSU Awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options and Converted RSU Awards remain outstanding.

1.8(f) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”)) that are necessary to (i) cause the ending date of the then current purchase period under the ESPP to occur on or before the last trading day prior to the Effective Time (the “Final Purchase Date”), (ii) cause all then existing offerings under the ESPP to terminate immediately following the purchase on the Final Purchase Date, (iii) suspend all future offerings that would otherwise commence under the ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, which shares shall be treated in the manner described in Section 1.5.

1.8(g) Employees of Company and its Subsidiaries as of the Effective Time shall be permitted to participate in Parent’s employee stock purchase plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Company or Parent or any of their respective Subsidiaries).

1.8(h) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase or grant agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase or grant agreement or other agreement.

1.8(i) The Company Stock Plans previously approved by the Company’s stockholders will not terminate by virtue of the Merger if Parent elects to assume the available share reserves under such plans (following adjustment by the Exchange Ratio) for use under Parent’s equity plans to grant awards following the Merger to former Company employees or others who were not Parent employees prior to the Merger.

1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

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1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Good Standing.

2.1(a) The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other entity and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.1(b) The Subsidiaries of the Company listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Company 10-K”) are all of the direct and indirect Subsidiaries of the Company as of the date hereof. There are no stockholders of any of the Company’s Subsidiaries other than the Company and its Subsidiaries. The Company has made available to Parent copies of its certificate or articles of incorporation, bylaws and other organizational documents (collectively, the “Organizational Documents”), as currently in effect. For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it has been (i) listed as an exhibit to the Company 10-K and filed by the Company on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) in unredacted form, (ii) filed by the Company on EDGAR in unredacted form between (and including) January 1, 2007 and the date that is two days prior to the date of this Agreement or (iii) produced by the Company in an electronic dataroom for purposes of review by Parent and its legal counsel and advisors in connection with the negotiation of this Agreement.

2.1(c) The Company has made available to Parent copies of the charters of each committee of the Company’s Board of Directors (the “Company Board”) and any code of conduct or similar policy adopted by the Company.

2.2 Authority; No Conflict.

2.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements relating to the Merger to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the transactions contemplated by the Company Voting Undertakings, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all

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necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the Required Company Stockholder Vote and the filing of appropriate merger documents as required by the DGCL). The Company Board has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to the stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of any Legal Requirements or any order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.2(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), (B) applicable requirements of the HSR Act and of non-United States competition, antitrust and investment laws analogous to the HSR Act and (C) the filing of the Certificate of Merger as required by the DGCL, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.3 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock. The Company does not have any authorized or outstanding shares of preferred stock. As of the date hereof, (a) 89,363,767 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 9,152,497 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options or exercise, settlement or conversion of any Company RSU Awards or any other equity-based awards outstanding under the Company Stock Plans, (c) 71,569 shares of Company Common Stock are held in the treasury of the Company, and (d) 1,446,885 shares of Company Common Stock are reserved for issuance and available for the future grant of equity-based awards under the Company Stock Plans. There are no bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 2.3, as of the date

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hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and, as of the date hereof, no shares of capital stock or other voting securities of the Company are obligated by the Company to be issued or become outstanding after the date hereof other than upon exercise of the Company Options or exercise, settlement or conversion of any Company RSU Awards or any other equity-based awards under the Company Stock Plans outstanding as of the date hereof or under the ESPP. Except as set forth in this Section 2.3, as of the date hereof, there are no Options relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries. Since September 29, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock or Options in respect thereof, except for the issuance of (a) Company RSU Awards and Company Options in the ordinary course of business and (b) Company Common Stock issued upon the valid exercise of Company Options or exercise, settlement or conversion of Company RSU Awards or other equity-based awards under the Company Stock Plans. All shares of Company Common Stock subject to issuance under the Company Stock Plans will, upon issuance on the terms and conditions specified in the respective Company Stock Plans pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or by the applicable Subsidiary of the Company free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership. Each Company Option or other right to acquire Company Common Stock or other equity of the Company has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements.

2.4 SEC Reports.

2.4(a) The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC since January 1, 2004. Except to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after January 1, 2004, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years beginning on or after January 1, 2004, (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the fiscal year started January 1, 2004, (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC on or after January 1, 2004 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two business days prior to the date of this Agreement, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or

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(ii) (collectively, the “Company Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC on or after January 1, 2004 and all responses to such comment letters by or on behalf of the Company. No Subsidiary of the Company is, or since January 1, 2004, has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

2.4(b) Each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.4(c) The Company Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder and the statements contained in the Company Certifications were true and correct as of the date of the filing thereof.

2.4(d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

2.4(e) The Company is, and since January 1, 2004 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, and (ii) the applicable provisions of SOX. The Company has made available to Parent true, correct and complete copies of (i) all correspondence between the Acquired Corporations and the SEC since January 1, 2004, and (ii) all material correspondence between the Acquired Corporations and the NASDAQ Stock Market since January 1, 2004.

2.4(f) The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 29, 2007, (a) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting; and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to the Company’s outside auditors and the audit committee of the Company Board.

2.5 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of

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the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports filed since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Company Balance Sheet”), and (ii) normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations, taken as a whole). The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since January 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Company.

2.6 Property; Assets. The Acquired Corporations (i) have good and valid title to all property that is reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances except such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and (ii) are collectively the lessee of all property that is reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, other than defaults that would not have a Material Adverse Effect on the Acquired Corporations, taken as a whole. For the avoidance of doubt, the representations and warranties set forth in this Section 2.6 do not apply to Proprietary Rights, which matters are specifically addressed in Section 2.8.

2.7 Real Property; Equipment; Leasehold. The material items of equipment and other material tangible assets owned by or leased to the Acquired Corporations, taken as a whole, are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

2.8 Proprietary Rights.

2.8(a) Part 2.8(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i) Part 2.8(a)(i)(A) lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.

(ii) Part 2.8(a)(ii)(A) lists all of the Registered Trademarks owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed.

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(iii) Part 2.8(a)(iii)(A) lists all of the Registered Copyrights owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

2.8(b) The Acquired Corporations are the owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 2.8(a)(i)(A), 2.8(a)(ii)(A) and 2.8(a)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Title Encumbrances, except for (i) any lien for current taxes not yet due and payable and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Rights and Technology sufficient in all material respects to conduct the business of the Acquired Corporations, taken as a whole, as conducted prior to or on the date of this Agreement.

2.8(c) Part 2.8(c) of the Company Disclosure Schedule lists all Contracts relating to any Acquired Corporation Proprietary Rights, any Acquired Corporation Technology or any Acquired Corporation Product, as follows:

(i) Part 2.8(c)(i) contains a complete and accurate list of all Contracts pursuant to which a third party has covenanted not to sue or granted any immunity from suit to any Acquired Corporation under any Proprietary Rights or Technology or licensed to any Acquired Corporation under any Proprietary Rights or Technology, provided that such licenses (a) are exclusive, (b) are in conjunction with patent cross licenses or are for rights in identified patent(s), or (c) have aggregate payments associated with such licenses that could reasonably be anticipated to exceed $250,000, and except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole. No Acquired Corporation or, to the Knowledge of the Company, any other party to any such Contract is in material breach of such Contract.

(ii) Except non-exclusive licenses granted in the Ordinary Course of Business, Part 2.8(c)(ii) contains a complete and accurate list of all Contracts pursuant to which any Acquired Corporation licensed, covenanted not to sue or granted any immunity from suit to any third party under any Proprietary Rights owned by an Acquired Corporation (“Owned Proprietary Rights”); except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole. No Acquired Corporation or, to the Knowledge of the Company, any other party to any such Contract is in material breach of such Contract.

(iii) Part 2.8(c)(iii) lists: (A) any Contract granting any third party a right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis, (B) any Contract under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $250,000 with respect to an Acquired Corporation Proprietary Right, (C) any Contract under which any Acquired Corporation grants an option or right of first refusal relating to any Owned Proprietary Rights, (D) any past due obligations to pay any amounts or provide other consideration to any other Person in connection with any Acquired Corporation Proprietary Rights, .and (E) any Contract limiting any of the Acquired Corporations’ rights under any Owned Proprietary Rights, or containing a obligation such as a non-compete clause restricting any Acquired Corporations ability, to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of any Owned Proprietary Rights; in each case, to the extent that such royalties, exclusivity, grant, limitation or restriction materially affects the operations of the Acquired Corporations taken as a whole.

2.8(d) Except as listed in Part 2.8(d) of the Company Disclosure Schedule:

(i) With respect to any Acquired Corporation Proprietary Rights or Acquired Corporation Technology jointly owned by any Acquired Corporation and any other Person, nothing restricts any Acquired

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Corporations right to exploit, license and transfer such jointly owned Acquired Corporation Proprietary Rights or Acquired Corporation Technology, without the need for consent from any such other Person or to account to any such other Person for any profits therefrom; except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole.

(ii) To the Knowledge of the Company, no current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Owned Proprietary Rights that has not been exclusively assigned, transferred or licensed to an Acquired Corporation;

(iii) No Person has asserted or threatened a claim, against an Acquired Corporation, challenging any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights or Acquired Corporation Technology;

(iv) None of the Acquired Corporations is subject to any pending proceeding, or any outstanding decree, order, judgment or stipulation, that does or would materially restrict the use, transfer or licensing of any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products by any of the Acquired Corporations, or which does or would materially adversely affect the validity or enforceability of any Owned Proprietary Rights;

(v) To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations;

(vi) To the Knowledge of the Company, all Issued Patents, Registered Copyrights, Registered Trademarks and domain names identified in Parts 2.8(a)(i)(A), 2.8(a)(ii)(A) and 2.8(a)(iii)(A) of the Company Disclosure Schedule: (A) have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned except as otherwise noted in said Schedule, and (C) no opposition proceedings, inventorship challenges, or interferences have been declared or commenced related thereto in any jurisdictions in which such procedures are available.

2.8(e) No Person has asserted or threatened a claim against an Acquired Corporation in writing that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right or Acquired Corporation Technology embodied in any Acquired Corporation Product) infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights, and to the Knowledge of the Company, no Person has notified any Acquired Corporation that the Acquired Corporation requires a license to any of that Person’s Proprietary Rights and no Acquired Corporation has received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights; except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.8(f) Each of the Acquired Corporations has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and restrict the use of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest, and to otherwise maintain and protect the Acquired Corporation Proprietary Rights and Acquired Corporation Technology, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations taken as a whole. Without limiting the generality of the foregoing, to the Knowledge of the Company and except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole:

(i) All current and former employees any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights and/

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or Acquired Corporation Technology have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent; and

(ii) All current and former consultants and independent contractors to any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Agreement previously delivered by the Company to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology.

2.8(g) To the Knowledge of the Company, none of the Acquired Corporations has committed, agreed or become obligated to license on a royalty-free basis, any Owned Proprietary Rights to any third party as a result of any participation in an industry association, standard setting organization or similar body, or otherwise, except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.8(h) To the Knowledge of the Company, the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not trigger any consent, obligation, restriction, notice or payment requirement with respect to, or contravene, conflict with or result in any limitation on, any Acquired Corporation’s, or the Parent’s right, title or interest in or to the Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology, excluding nonexclusively licensed or purchased “off the shelf” software and other Technology widely available through regular commercial distribution channels on standard terms and conditions and obtained by any of the Acquired Corporations in the Ordinary Course of Business, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations taken as a whole, and except as resulting from any agreements between Parent and third parties.

2.8(i) The Acquired Corporations own all mask works for the Acquired Corporations Products and, except for statutory rights and rights limited to use only in conjunction with Acquired Corporation Products manufactured and sold by or for an Acquired Corporation, no other Person has any rights to reproduce, import or distribute such mask works, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole.

2.8(j) Company Products.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and except for normal returns in the Ordinary Course of Business against which the Acquired Corporations have made adequate reserves, each Acquired Corporation Product conforms and complies in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Acquired Corporation Product and with all applicable Legal Requirements.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and except for normal returns in the Ordinary Course of Business, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any claim against any Acquired Corporation (i) under or based upon any warranty provided by or on behalf of any

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Acquired Corporation, or (ii) under or based upon any other warranty relating to any Acquired Corporation Product.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and except for defects attributable to specifications provided by customer of which Company has no Knowledge, each Acquired Corporation Product was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug that would not adversely affect in any material respect such Acquired Corporation Product or other asset, product or system (or the operation or performance of any of the foregoing).

(iv) To the Knowledge of the Company and except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, there are no facts which could give rise to a epidemic defect, product recall or hazard condition in an Acquired Corporation Product or a customer product in which such Acquired Corporation Product is incorporated. All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(v) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, no product liability claims have been threatened, alleged or filed against any Acquired Corporation related to any Acquired Corporation Product.

2.9 No Undisclosed Material Liabilities. The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Company Balance Sheet and (ii) liabilities and obligations that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.10 Taxes.

2.10(a) All material Tax Returns required by applicable Legal Requirements to be filed with any Governmental Body by, or on behalf of, the Acquired Corporations have been filed when due in accordance with all applicable Legal Requirements, and all such material Tax Returns are true and complete in all material respects.

2.10(b) Each of the Acquired Corporations has timely paid (or has had timely paid on its behalf), in a manner required by law, all material Taxes due and payable. The Acquired Corporations have complied with all applicable laws, rules and regulations related to the withholding of Taxes and have, within the times and in the manner prescribed by law, paid over (or have had paid over on their behalf), to the appropriate Governmental Body, all material amounts required to be remitted. With respect to material Taxes where payment is not yet due, each Acquired Corporation has established (or has had established on its behalf) adequate reserves and accruals, determined in accordance with GAAP, through the end of the last period for which such Acquired Corporation ordinarily records items on its books and records.

2.10(c) None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Return.

2.10(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Acquired Corporations in respect of any

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material Tax or Tax asset. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due or Tax Returns of any of the Acquired Corporations which have not been settled or paid, or for which an adequate reserve has not been established on applicable books and records in accordance with GAAP.

2.10(e) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect. None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

2.10(f) During the two-year period ending on the date hereof, none of the Acquired Corporations was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

2.10(g) None of the Acquired Corporations has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

2.10(h) Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

2.10(i) No Acquired Corporation is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

2.11 Employee Benefits.

2.11(a) Section 2.11(a) of the Company Disclosure Schedule contains a list of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other material benefits plan or arrangement or any material employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations (collectively, “Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations, and all Benefit Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant or other party.

2.11(b) For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans (as defined in Section 2.11(c)); “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes

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the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

2.11(c) The term “Plans” means all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance (or restriction on termination in the absence of a notice period), change of control and fringe benefit plans, programs or agreements, in each case maintained by the Company or any of its Subsidiaries.

2.11(d) With respect to each material Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan and any amendment thereto; (ii) the most recently filed Annual Report (Form 5500 Series) and accompanying schedules, if any, and audit reports; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable; and (vii) all discrimination tests for the three most recent plan years.

2.11(e) Part 2.11(e) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a currently applicable favorable determination letter with respect to each Qualified Plan that has not been revoked or the Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Plan, and, to the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No act or omission has occurred with respect to any Qualified Plan which could materially increase the cost of any such plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

2.11(f) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

2.11(g) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been maintained, funded, and administered in accordance with its terms in all material respects. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan.

2.11(h) Neither the Acquired Companies nor any ERISA Affiliate maintains, contributes to (or in the past six years has maintained, contributed to or been required to contribute to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)) or (e) welfare benefit fund (within the meaning of Code Section 419).

2.11(i) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be a liability of any Acquired Corporation following the Closing. Without limiting the

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generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

2.11(j) No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable non-U.S. statutory requirements.

2.11(k) All Plans covering foreign employees of the Acquired Corporations comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

2.11(l) No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied in all material respects with the Worker Adjustment and Retraining Notification Act.

2.11(m) There are no material pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any Acquired Corporation to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

2.11(n) Part 2.11(n) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than (i) such loans and advances worth less than $100,000 to any single individual in the aggregate, and (ii) routine travel and expense advances made to employees in the Ordinary Course of Business. The Acquired Corporations have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

2.11(o) Each of the Acquired Corporations has complied, and are presently in compliance with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole. During the three-year period prior to the date of this Agreement, none of the Acquired Corporations has been a party to any action (i) in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees and (ii) that resulted in a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.12 Compliance with Legal Requirements; Governmental Authorizations.

2.12(a) The Acquired Corporations are, and at all times since January 1, 2004 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except for violations that have not resulted, or

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would not reasonably be expected to result, in a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.12(b) Except for events or circumstances that would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature;

2.12(c) Except for notices or other communications pertaining to matters that would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, none of the Acquired Corporations has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company has made available to Parent copies of all reports made by any attorney to the Company’s chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

2.13 Environmental Matters.

2.13(a) Except as to matters that have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, (i) each of the Acquired Corporations is, and at all times has been, in compliance with, and has not been and is not in violation of or subject to any material liability under, any Environmental Law; and (ii) none of the Acquired Corporations has any basis to expect, nor has any of them or, to the Company’s Knowledge, any other Person for whose conduct they are responsible received, any written order, notice, or other communication from (A) any Governmental Body or private citizen acting in the public interest, or (B) the current or prior owner or operator of any Acquired Corporation Facilities, of any actual or potential violation by any of the Acquired Corporations of, or failure by any of the Acquired Corporations to comply with, any Environmental Law, or of any actual or, to the Knowledge of any Acquired Corporation, threatened, obligation by an Acquired Corporation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Acquired Corporation Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Acquired Corporation Facility at which Hazardous Materials were generated, manufactured, transferred, or used by any of the Acquired Corporations or any other Person for whose conduct any of the Acquired Corporations are legally responsible (“Acquired Corporations Hazardous Materials”), or from which Acquired Corporations Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2.13(b) The Acquired Corporations have made available to Parent copies of all material written investigations, reports, studies, audits, tests and sampling results (collectively, “Environmental Documents”) possessed by the Acquired Corporations pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Acquired Corporation Facilities, or locations to which the Acquired Companies have sent any Hazardous Material, or concerning compliance by the Acquired Corporations, or any other person for whose conduct the Acquired Corporations are legally responsible, with any Environmental Law, except for the failure to make available Environmental Documents the subject matter of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole.

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2.13(c) Parent, Merger Sub and the Company agree that the only representations and warranties of the Company in this Agreement as to Environmental, Health and Safety Liabilities, Hazardous Materials, Occupational Safety and Health Law, Environmental Law or other environmental matters are those contained in this Section 2.13.

2.14 Legal Proceedings.

2.14(a) There is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for Legal Proceedings that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, (ii) that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

2.14(b) To the Knowledge of the Company, no Legal Proceeding has been threatened that if pending would be required to be disclosed under the preceding paragraph.

2.15 Absence of Certain Changes and Events. Since September 29, 2007, the Acquired Corporations have conducted their businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect on the Acquired Corporations, taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, or:

2.15(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole;

2.15(b)(i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

2.15(c) prior to the date hereof and except as set forth in Schedule 2.15(c), any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation, (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation, in each case except for the issuance of Company Common Stock issued upon the valid exercise of Company Options or exercise, settlement or conversion of Company RSU Awards or other equity-based awards under the Company Stock Plans or under the ESPP;

2.15(d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company Stock Plans or (ii) any provision of any Contract evidencing any Company Option, Company RSU Award or other equity-based award;

2.15(e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

2.15(f) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

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2.15(g) any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

2.15(h) any material Tax election by any Acquired Corporation;

2.15(i) any commencement or settlement of any material Legal Proceeding by any Acquired Corporation; or

2.15(j) any agreement or commitment to take any of the actions referred to in clauses (a) through (i) above.

2.16 Contracts; No Defaults.

2.16(a) Part 2.16(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of each Acquired Corporation Contract and other instrument or document (including any amendment to any of the foregoing):

(i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii) with any director, executive officer or Affiliate of the Company;

(iii) evidencing, governing or relating to indebtedness for borrowed money in excess of $500,000,

(iv) not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $1,000,000;

(v) that in any way purports to limit the freedom of any Acquired Corporation or any of their affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi) that is a Benefit Plan;

(vii) providing for indemnification of any officer, director or employee;

(viii)(A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities other than under the Company Stock Plans or ESPP, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Options. Company RSU Awards or employment Contracts entered into in the Ordinary Course of Business which contemplate the issuance of Company Options or Company RSU Awards;

(ix) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction; and

(x) that is a contract with any of the 10 largest customers or the 10 largest suppliers of the Acquired Corporations, taken as a whole, as determined on a consolidated basis by dollar volume of sales to such customers or purchases from such suppliers, respectively, in each case during the nine months ended September 29, 2007.

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Each of the foregoing is a “Material Contract.”

2.16(b) Each Material Contract is valid and in full force and effect.

2.16(c) (i) None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole; and (iii) since September 29, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.17 Insurance. The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

2.18 Labor Matters. Except as disclosed in the Filed Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, (i) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (v) no grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (vi) none of the

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Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.19 Interests of Officers and Directors. None of the executive officers or directors of any of the Acquired Corporations or any of their respective affiliates (other than the Acquired Corporations) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Plans, the Company Options, Company RSU Awards, the ESPP and the Benefit Plans.

2.20 Encryption and Other Restricted Technology. Except as disclosed in the Filed Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole:

2.20(a) the Acquired Corporations have complied with all U.S. export control Legal Requirements regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State;

2.20(b) the Acquired Corporations’ business as currently conducted does not require any of the Acquired Corporations to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology; and

2.20(c) the Acquired Corporations have not received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

2.21 Rights Plan; DGCL Section 203. The Company does not now, nor has ever had, any shareholder rights plan or “poison pill” in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Parent or Merger Sub as a result of the execution, delivery or performance of this Agreement or the Voting Undertakings or the consummation of the Merger or the other Contemplated Transactions.

2.22 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Goldman, Sachs & Co. Inc. (“Goldman Sachs”) (a copy of whose engagement letter has been provided to Parent) dated as of the date of this Agreement, to the effect that as of the date thereof and based upon and subject to the matters and limitations set forth therein, the Exchange Ratio is fair to the Company’s stockholders from a financial point of view. A copy of such opinion has been delivered to Parent, for informational purposes only.

2.23 Brokers. No broker, finder, investment banker or other Person (other than Goldman Sachs) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. Except for the engagement letter referred to in Section 2.22 above, there are no Acquired Corporation Contracts between the Acquired Corporations and Goldman Sachs pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

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2.24 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF PARENT.

Except as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

3.1 Organization and Good Standing.

3.1(a) Parent and each of its Subsidiaries are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.1(b) Parent has made available to the Company copies of the Organizational Documents of Parent, as currently in effect.

3.2 Authority; No Conflict.

3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements relating to the Merger in connection with the Contemplated Transactions to which it is a party, to perform its obligations hereunder and to consummate the Contemplated Transactions. Except for the requirements (i) under Parent’s agreement with The NASDAQ Stock Market and The NASDAQ Stock Market’s rules incorporated by reference therein, to obtain the approval of Parent’s stockholders for the issuance of Parent Common Stock in the Merger by the holders of a majority of the shares of Parent Common Stock present (in person or by proxy) at the Parent Stockholders’ Meeting and constituting a quorum for the purpose of voting on such approval and (ii) under Section 242 of the DGCL, to obtain the approval of Parent’s stockholders for the

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amendment of the Parent’s Certificate of Incorporation to increase in the number of authorized shares of Parent Common Stock of 150 million shares by the holders of a majority of the outstanding shares of Parent Common Stock (such approvals collectively, the “Required Parent Stockholder Vote”), the execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of a certificate of merger required by the DGCL). The Board of Directors of Parent (the “Parent Board”) has approved this Agreement and declared it to be advisable. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent.

3.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the Parent Board or the stockholders of Parent or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of, any Legal Requirement or any order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.2(c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, The NASDAQ Stock Market and Blue Sky Laws, (B) applicable pre-merger notification requirements of the HSR Act and of non-United States competition, antitrust and investment laws analogous to the HSR Act, (C) filing of appropriate merger documents as required by the DGCL and (D) any applicable non-United States competition, antitrust and investment laws and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.2(d) The Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement and to perform its obligations hereunder and thereunder and to consummate the Merger and the other Contemplated Transactions. The execution and delivery of this Agreement by the Merger Sub and the consummation by the Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the Parent as the holder of a majority of the then outstanding shares of Merger Sub Common Stock and the

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filing of appropriate merger documents as required by the DGCL). The Board of Directors of Merger Sub has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Merger Sub and constitutes the legal, valid and binding obligations of the Merger Sub.

3.3 Capitalization. The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock. As of the date hereof, (a) 292,430,804 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 23,323,516 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Parent’s employee stock plans (the ”Parent Stock Options”), or exercise, settlement or conversion of any other equity-based awards outstanding under Parent’s employee stock plans, (c) there are no shares of Parent Common Stock reserved for issuance upon exercise of outstanding warrants of Parent, (d) 45,415,970 shares of Parent Common Stock are held in the treasury of Parent, and (e) 23,321,256 shares of Parent Common Stock are reserved for issuance pursuant to Parent Stock Options not yet granted. No shares of Parent Preferred Stock are outstanding. Except as set forth in this Section 3.3, there are no Options relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or one of its Subsidiaries is free and clear of all Encumbrances of any nature whatsoever. None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement.

3.4 SEC Reports. Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004. Parent has made available to the Company copies in the form filed with the SEC of all of the following that have been filed with the SEC prior to the date hereof, except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning on or after January 1, 2004, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each fiscal years started on or after January 1, 2004, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since on or after January 1, 2004, (iv) its Current Reports on Form 8-K filed on or after January 1, 2004, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.4) filed by Parent with the SEC on or after January 1, 2004 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (the “Parent Certifications”), and (vii) all comment letters received by Parent from the Staff of the SEC since January 1, 2004 and all responses to such comment letters by or on behalf of Parent. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.4(a) Each of Parent SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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3.4(b) Parent Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder and the statements contained in Parent Certifications were true and correct as of the date of the filing thereof.

3.4(c) Parent has established and maintains disclosure controls and procedures (as defined by Rule 13a-15 or 15d-15 under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by Parent and its Subsidiaries in the reports that it filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Parent has made available to the Company copies of all policies, manuals and other material documents promulgating such disclosure controls and procedures. Parent is, and since January 1, 2005 has been, in compliance with (i) the applicable listing and corporate governance rules of The NASDAQ Stock Market, and (ii) the applicable provisions of SOX. Since January 1, 2005 Parent has not received any notice from The NASDAQ Stock Market asserting any non-compliance with such rules.

3.4(d) Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 29, 2007, (a) there have not been any changes in Parent’s or its Subsidiaries’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Parent’s or its Subsidiaries’ internal control over financial reporting; and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to Parent’s outside auditors and the audit committee of the Parent Board.

3.5 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Parent and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Reports filed since Parent’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Parent Balance Sheet”), and (ii) normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to Parent). The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of Parent are, or, since January 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Company.

3.6 Absence of Certain Changes and Events. Since September 29, 2007, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business and there has not been any Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, and no event has occurred or circumstance exists that

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would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, or:

3.6(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent or any of its Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

3.6(b)(i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Parent or its Subsidiaries, or (ii) any repurchase, redemption or other acquisition by Parent or its Subsidiaries of any shares of capital stock or other securities;

3.6(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Parent, except for Parent Common Stock issued upon the valid exercise of each option granted (or previously assumed) by Parent to purchase shares of Parent Common Stock (each, a “Parent Option”) or exercise, settlement or conversion of each restricted stock unit award granted (or previously assumed) by Parent representing a right to receive upon a future date or dates shares of Parent Common Stock (each a “Parent RSU Award”) or other equity-based awards under governing share-based plan documents, including plan documents governing options that have previously been assumed by Parent as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case, the “Parent Stock Plans”), (ii) any option, warrant or right to acquire any capital stock or any other security of Parent and its Subsidiaries (except for Parent Options, Parent RSU Awards or other equity-based awards described in Section 2.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

3.6(d) any amendment or waiver of any of the rights of Parent under, or acceleration of vesting under, (i) any provision of any of Parent Stock Plans or (ii) any provision of any Contract evidencing any Company Option, Company RSU Award or other equity-based award;

3.6(e) any amendment to any Organizational Document of Parent, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Parent;

3.6(f) any change of the methods of accounting or accounting practices of Parent in any material respect;

3.6(g) any commencement or settlement of any material Legal Proceeding by Parent or any of its Subsidiaries; or

3.6(h) any agreement or commitment to take any of the actions referred to in clauses (a) through (g) above.

3.7 Operation of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any business activities and will have no assets, liabilities or obligations other than as contemplated by this Agreement.

3.8 Property; Assets. Parent and its Subsidiaries (i) have good and valid title to all property that is reflected in the latest audited financial statements included in the Parent SEC Reports as being owned by Parent or any of its Subsidiaries or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), and (ii) are collectively the lessee of all property which are reflected as leased in the latest audited financial statements included in the Parent SEC Reports (or on the books and records of Parent as of the date thereof) or acquired after the date thereof (except for leases that have expired

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by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of Parent, the lessor, other than defaults that would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. For the avoidance of doubt, the representations and warranties set forth in this Section 3.8 do not apply to Proprietary Rights, which matters are specifically addressed in Section 3.9.

3.9 Proprietary Rights.

3.9(a) Parent and its Subsidiaries own or have a valid right to use all Proprietary Rights sufficient in all material respects to conduct the business of the Parent and its Subsidiaries, taken as a whole, as conducted prior to or on the date of this Agreement.

3.9(b) Claims.

(i) No Person has asserted or threatened a claim, against Parent or its Subsidiaries, challenging any Parent’s or its Subsidiaries’ ownership rights to, or rights under, any Parent Proprietary Rights;

(ii) None of Parent or its Subsidiaries is subject to any pending proceeding or any outstanding decree, order, judgment or stipulation that does or would materially restrict the use, transfer or licensing of any Parent Proprietary Rights or Parent Products by Parent or its Subsidiaries, or which does or would materially adversely affect the validity or enforceability of any Parent Proprietary Rights owned by Parent or its Subsidiaries;

(iii) No Person has asserted or threatened a claim against Parent or its Subsidiaries in writing, that any Parent Product (or any Parent Proprietary Right embodied in any Parent Product) infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights and to the Knowledge of the Parent, no Person has notified Parent or its Subsidiaries that Parent requires a license to any of that Person’s Proprietary Rights and neither Parent or its Subsidiaries has received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights; except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.9(c) To the Knowledge of the Parent, the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on Parent’s right, title or interest in or to the Parent Proprietary Rights, excluding nonexclusively licensed or purchased “off the shelf” software and other Technology widely available through regular commercial distribution channels on standard terms and conditions and obtained by any of Parent or its Subsidiaries in the Ordinary Course of Business, except as would not reasonably be expected to materially affect the operations of Parent and its Subsidiaries, taken as a whole, and except as resulting from any agreements between any Acquired Corporation and third parties.

3.9(d) Except as would not reasonably be expected to have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole, no material product liability claims have been threatened, alleged or filed against Parent or its Subsidiaries related to any Parent Product.

3.10 No Undisclosed Material Liabilities. Parent and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Parent Balance Sheet, or (ii) current liabilities incurred since the date of the Parent Balance Sheet that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

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3.11 Taxes.

3.11(a) All material Tax Returns required by applicable Legal Requirements to be filed with any Governmental Body by, or on behalf of, the Parent or any of its Subsidiaries have been filed when due in accordance with all applicable Legal Requirements, and all such material Tax Returns are true and complete in all material respects.

3.11(b) The Parent and each of its Subsidiaries has timely paid (or has had timely paid on its behalf), in a manner required by law, all material Taxes due and payable. The Parent and each of its Subsidiaries has complied with all applicable laws, rules and regulations related to the withholding of Taxes and has, within the times and in the manner prescribed by law, paid over (or had paid over on its behalf), to the appropriate Governmental Body, all material amounts required to be remitted. With respect to material Taxes where payment is not yet due, the Parent and each of its Subsidiaries has established (or has had established on its behalf) adequate reserves and accruals, determined in accordance with GAAP, through the end of the last period for which Parent and its Subsidiaries ordinarily records items on its books and records.

3.11(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Parent’s Knowledge, threatened against or with respect to the Parent or its Subsidiaries in respect of any material Tax or Tax asset. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due or Tax Returns of any of the Parent and its Subsidiaries which have not been settled or paid, or for which an adequate reserve has not been established on applicable books and records in accordance with GAAP.

3.11(d) Neither the Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

3.11(e) Neither the Parent nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a 368 Reorganization.

3.12 Employee Benefits.

3.12(a) Parent has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to all of Parent’s employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of Parent or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person sponsored or maintained by Parent, to which Parent and any of its Subsidiaries contributes or is obligated to contribute, or with respect to which Parent has or may have any liability (each, a “Parent Plan”), and each Parent Plan has been maintained, funded, and administered in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Parent Plan or the imposition of any Encumbrance on the assets of Parent under ERISA or the Code. No prohibited transaction has occurred with respect to any Parent Plan.

3.12(b) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Parent Plan, any fiduciaries thereof with respect to their duties to any Parent Plan or the assets of any of the trusts under any Parent Plan which could reasonably be expected to result in any liability of Parent or its Subsidiaries to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

3.13 Compliance with Legal Requirements; Governmental Authorizations. Except as to matters that have not resulted, and would not reasonably be expected to result in, a Material Adverse Effect on Parent and its

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Subsidiaries, taken as a whole: Parent and its Subsidiaries are, and at all times since January 1, 2004 have been, in material compliance with each Legal Requirements that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of Parent or its Subsidiaries of, or a substantial failure on the part of any of Parent or its Subsidiaries to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of Parent or its Subsidiaries has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Parent has made available to Parent copies of, all reports made by any attorney to Parent’s chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

3.14 Environmental Matters.

3.14(a) Except as to matters that have not resulted and would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, (i) each of Parent and its Subsidiaries is, and at all times has been, in compliance with, and has not been and is not in violation of or subject to any material liability under, any Environmental Law, and (ii) none of Parent or its Subsidiaries has any basis to expect, nor has any of them or, to Parent’s Knowledge, any other Person for whose conduct they are responsible received, any written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Parent Facilities, of any actual or potential violation by any of Parent or its Subsidiaries, or failure by any of Parent or its Subsidiaries to comply with, any Environmental Law, or of any actual or, to the Knowledge of Parent or any of its Subsidiaries, threatened obligation by Parent or its Subsidiaries to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Parent Facilities or any other properties or assets (whether real, personal, or mixed) in which any of Parent or its Subsidiaries has or has had an interest, or with respect to any property or Parent Facility at which Hazardous Materials were generated, manufactured, transferred or used by any of Parent and its Subsidiaries or any other Person for whose conduct any of Parent and its Subsidiaries are legally responsible (“Parent Hazardous Materials”), or from which Parent Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.14(b) Parent has made available to the Acquired Corporations copies of all material written investigations, reports, studies, audits, tests and sampling results possessed by Parent or any of its Subsidiaries pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Parent Facilities, or locations to which Parent or any of its Subsidiaries has sent any Hazardous Material, or concerning compliance by Parent or any of its Subsidiaries, or any other person for whose conduct Parent or any of its Subsidiaries is legally responsible, with any Environmental Law, except for the failure to make available Environmental Documents the subject matter of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.14(c) Parent, Merger Sub and the Company agree that the only representations and warranties of the Parent and its Subsidiaries in this Agreement as to Environmental, Health and Safety Liabilities, Hazardous Materials, Occupational Safety and Health Law, Environmental Law or other environmental matters are those contained in this Section 3.14.

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3.15 Legal Proceedings.

3.15(a) There is no pending Legal Proceeding (i) that has been commenced by or against Parent or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries, except for such Legal Proceedings that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, (ii) that challenges, or that seeks to prevent, delay, make illegal, or otherwise interfere with, any of the Contemplated Transactions, or (iii) against any director or officer of Parent or any of its Subsidiaries pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

3.15(b) To the Knowledge of Parent, no Legal Proceeding has been threatened that if pending would be required to be disclosed under the preceding paragraph.

3.16 Opinion of Financial Advisor. The Parent Board received, from Credit Suisse Securities (USA) LLC, an oral opinion on December 12, 2007, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to the various considerations set forth in such opinion, the Exchange Ratio is fair to Parent from a financial point of view.

3.17 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S–4 Registration Statement will, at the time the Form S–4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S–4 Registration Statement or the Joint Proxy Statement/Prospectus.

SECTION 4: CONDUCT OF BUSINESS.

4.1 Covenants of the Company. Except as consented to in writing by Parent, as set forth in Section 4.1 of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply, in all material respects, with all applicable Legal Requirements, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as consented to in writing by Parent, as set forth on Section 4.1 of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to:

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4.1(a)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement;

4.1(b) except as permitted by Section 4.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise, settlement or conversion of Company Options, Company RSU Awards or other equity-based awards outstanding under the Company Stock Plans on the date of this Agreement in accordance with their present terms or under the ESPP;

4.1(c) amend its Organizational Documents, except as expressly provided by this Agreement;

4.1(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except purchases of inventory, components or, subject to clause Section 4.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

4.1(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale and/or licensing of products, inventory and other properties and assets in the Ordinary Course of Business and transactions related thereto;

4.1(f) adopt or implement any stockholder rights plan;

4.1(g) except for a confidentiality agreement as permitted by Section 5.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Acquired Corporations;

4.1(h)(A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of September 29, 2007 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

4.1(i) make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $5 million per month for the Acquired Corporations, taken as a whole, in the Ordinary Course of

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Business; provided, that in the event that the aggregate of such expenditures is less than $5 million in any given month, the amount of such difference shall be carried forward and added to the amount of permitted expenditures in subsequent months;

4.1(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Legal Requirement or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

4.1(k)(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party, except as provided in Section 5.1;

4.1(l) except in the Ordinary Course of Business, modify, amend or terminate any Material Contract to which any of the Acquired Corporations is a party or, knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of any of the Acquired Corporations);

4.1(m) except in the Ordinary Course of Business, (A) enter into any material contract or agreement or (B) license any material Proprietary Rights and/or Technology to or from any third party;

4.1(n) except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (i) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are no greater than the terms and conditions of the employees being replaced, (ii) with respect to any open requisitions for employment existing on the date hereof or (iii) other than temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 10 business days’ notice without severance or ongoing benefit obligations), (B) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (other than increases not in excess of five percent (5%) of base salary granted to non-officer employees pursuant to promotions or performance reviews held in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options, Company RSU Awards or other equity-based awards (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 250,000 shares in the aggregate or 25,000 shares to any one Person, and which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants)

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and which options shall otherwise be upon the Company’s customary terms, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

4.1(o) make or rescind any material election relating to Taxes, (ii) settle or compromise any proceeding related to Taxes, (iii) enter into a written and legally binding agreement with a Governmental Body relating to material Taxes, or (iv) except as required by Legal Requirements, change any of its methods of reporting income or deductions for federal income tax purposes;

4.1(p) initiate, compromise or settle any material litigation or arbitration proceeding;

4.1(q) open or close any facility or office;

4.1(r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

4.1(s) except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations of the Acquired Corporations in the Ordinary Course of Business; or

4.1(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair or prevent the satisfaction of any conditions in Section 6 hereof other than as specifically provided for in this Agreement.

4.2 Covenants of Parent. From the date hereof until the Effective Time, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable Legal Requirements, and shall use its commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Company, which consent shall not be unreasonably withheld, Parent shall not, nor shall it permit any of its Subsidiaries to:

4.2(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent);

4.2(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

4.2(c) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of securities pursuant to Parent’s employee benefits plans in the Ordinary Course of Business);

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4.2(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Parent and its Subsidiaries, taken as a whole, in each case such as would (i) require any vote by the stockholders of Parent beyond that contemplated by the Parent Voting Proposals, (ii) materially impair the ability of Parent to consummate, or materially delay the consummation of, the transactions contemplated by this Agreement or (iii) materially impair the parties’ ability to satisfy the conditions to closing set forth in Sections 6.1(b) and 6.1(c);

4.2(e) Parent shall not adopt or propose any material change in its Organizational Documents except for such amendments (A) as contemplated by this Agreement; (B) required by any Legal Requirement or the rules and regulations of the SEC or The NASDAQ Stock Market; or (C) that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of Parent; and Parent shall not permit its Subsidiaries to adopt or propose any material change in their Organizational Documents except for such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of any business thereof;

4.2(f) Parent shall not, and shall not permit its Subsidiaries to, change any method of accounting or accounting principles or practices by Parent or any Subsidiary, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or GAAP;

4.2(g) Parent shall not, and shall not permit its Subsidiaries to, fail to (A) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to filed or furnished (except those filings by affiliates of Parent required under Section 16(a) of the Exchange Act which do not have a Material Adverse Effect on Parent), or (B) comply in all material respects with the requirements of the Sarbanes-Oxley Act applicable to it;

4.2(h) Parent shall not, and shall not permit its Subsidiaries to, (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any proceeding related to Taxes, (iii) enter into a written and legally binding agreement with a Governmental Body relating to material Taxes, or (iv) except as required by Legal Requirements, change any of its methods of reporting income or deductions for federal income tax purposes; and

4.2(i) Parent shall not, and shall not permit any of its Subsidiaries, to agree or commit to do any of the foregoing.

4.3 Confidentiality. The parties acknowledge that Parent and Company have previously executed a confidentiality agreement dated as of January 24, 2006, as amended on October 15, 2007 and November 29, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 No Solicitation.

5.1(a) No Solicitation or Negotiation. From the date of this Agreement until the Effective Time, except as set forth in this Section 5.1, none of the Acquired Corporations shall, nor shall they authorize or permit any of the Acquired Corporations’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (including,

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without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock, except as expressly permitted by this Section); or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).

Notwithstanding the foregoing, prior to the time that the Required Company Stockholder Vote has been obtained (the “Company Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide written unsolicited Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of, or actions by its Representatives inconsistent with, this Section, and subject to compliance with Section 5.1(c), (x) furnish non-public information with respect to the Acquired Corporations to the Person making such Acquisition Proposal and its Representatives, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, if, in the case of either clause (x) or (y), prior to taking such action the Company enters into a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement. In addition, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, waive standstill provisions in effect with a third party whose identity has been disclosed to Parent, in response to an unsolicited request from such third party for such a waiver, provided such party has either made a Superior Proposal or has expressed to the Company an intention to make an Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal. Promptly following the execution of this Agreement, the Company shall instruct its Representatives as to the restrictions set forth in this Section 5.1(a) and direct them to comply with its provisions and shall thereafter use its reasonable best efforts to assure that the Company Representatives comply with such instructions.

5.1(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section, withdraw, qualify or modify, or publicly announce its intention to withdraw, qualify or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of the adoption of this Agreement (a “Company Adverse Recommendation Change”);

(ii) adopt, approve or recommend, or publicly announce its intention to adopt, approve or recommend, any Acquisition Proposal; or

(iii) authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.1(a) entered into in the circumstances referred to in Section 5.1(a)).

Notwithstanding the foregoing, at any time prior to the Company Specified Time and subject to compliance with Section 5.1(c), the Company Board may, in response to an unsolicited Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor)

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constitutes a Superior Proposal and that did not result from a breach of this Section 5.1, make a Company Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Company Board to effect a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) complied in all material respects with this Section, (B) provided to Parent five business days’ prior written notice (such notice, a “Notice of Superior Proposal”), which notice shall not be deemed to be a Company Adverse Recommendation Change, advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (C) during such five business day period (or three business day period, in the case of an amendment) if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (D) at the end of such period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

In addition, and notwithstanding any provision to the contrary in this Section 5.1, at any time prior to the Company Specified Time the Company Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, a “Company Intervening Event”) make a Company Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Company Intervening Event, the failure of the Company Board to effect such a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided that, the Company Board shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change. Any Company Adverse Recommendation Change shall not change the approval of this Agreement, the Company Voting Undertakings or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

Nothing in this Section 5.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.1(b), or (B) affect any other obligation of the Company under this Agreement or (C) except upon a termination of this Agreement pursuant to Section 7.1(j), limit the Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting, regardless of whether the Company Board has effected a Company Adverse Recommendation Change.

5.1(c) Notices to Parent; Additional Negotiations. The Company shall promptly (within 24 hours) advise Parent orally and in writing, upon the Company gaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or

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inquiry. The Company shall keep Parent reasonably informed in all material respects of the status of any such Acquisition Proposal and shall (i) promptly (within 24 hours) notify Parent orally and in writing if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal or inquiry and shall promptly (within 24 hours) advise Parent orally and in writing of any material change in the terms of any such Acquisition Proposal or inquiry and (ii) if Parent shall make a counterproposal (including, without limitation, following delivery of a written notice to Parent pursuant to Section 5.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any non-public information relating to the Company to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to Parent (to the extent not already previously provided). None of the Acquired Corporations shall enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

5.1(d) Certain Permitted Disclosure. Nothing contained in this Section 5.1, in Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be required under applicable Legal Requirements.

5.1(e) Cessation of Ongoing Discussions. The Acquired Corporations shall, and shall cause their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

5.2 Joint Proxy Statement/Prospectus; Registration Statement.

5.2(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other party’s counsel in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such party’s auditors in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other party in good faith) on any amendment or supplement on the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement prior to the filing thereof with the SEC. The Company and Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 5.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 5.2(b). Each of Parent and the Company shall use all commercially reasonable efforts to cause all

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documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all Legal Requirements.

5.2(b) If, at any time prior to the Company Specified Time, any information is discovered or any event occurs with respect to Parent or any of the Acquired Corporations, or any change occurs with respect to the other information included in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party learning of such information shall notify the other parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, respectively, Parent shall use its reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable, and, Parent and the Company shall, as required by Legal Requirements, disseminate the information contained in such amendment or supplement to holders of Company Common Stock; provided that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

5.2(c) Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.

5.3 NASDAQ Quotation. Parent and the Company each agree to use commercially reasonable efforts to continue the quotation of Parent Common Stock and Company Common Stock, respectively, on The NASDAQ Stock Market during the term of this Agreement.

5.4 Access to Information. Each of Parent and the Company shall afford to each other’s officers, employees, accountants, counsel and other representatives, reasonable access (subject to Legal Requirements regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date hereof through the Effective Time or the termination of this Agreement, to its properties, books, contracts, commitments, personnel and records in a manner commensurate with due diligence conducted by any party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the parties or their respective Subsidiaries, as the case may be, (ii) create a risk of damage or destruction to any property or assets of the parties or their respective Subsidiaries or (iii) involve any testing or sampling of the Environment (such as a Phase II Environmental Site Assessment). During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Parent and the Company, as the case may be, will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk of waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a contract to which any of the Acquired Corporations or Parent and its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such contract.

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5.5 Stockholders’ Meeting.

5.5(a) The Company, acting through the Company Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of the Company and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Form S-4 Registration Statement, the Company Stockholders’ Meeting for the purpose of considering and voting upon the Company Voting Proposal (as defined below). Subject to Section 5.1(b), to the fullest extent permitted by applicable Legal Requirements, (i) the Company Board shall recommend adoption of this Merger Agreement by the stockholders of the Company (the “Company Voting Proposal”) and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change and (iii) the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the Required Company Stockholder Vote. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section, shall not be affected by the withdrawal, amendment or modification of the recommendation by the Company Board or committee thereof and (ii) the Company agrees that its obligations pursuant to this Section shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

5.5(b) Parent, acting through Parent’s Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of Parent and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Form S-4 Registration Statement, the Parent Stockholders’ Meeting for the purpose of considering and voting upon (i) the issuance of Parent Common Stock in the Merger and (ii) the amendment of the Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock by 150 million shares (together, the “Parent Voting Proposals”). Except as expressly permitted by this Section 5.5(b), (i) the Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent’s stockholders vote in favor of the Parent Voting Proposals (any of the foregoing, a “Parent Adverse Recommendation Change”) and (iii) Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposals and shall take all other action necessary or advisable to secure the Required Parent Stockholder Vote. Notwithstanding the foregoing, at any time prior to the time that the Required Parent Stockholder Votes have been obtained (the “Parent Specified Time”), the Parent Board may, in response to (i) a proposal relating to an Alternative Acquisition Agreement providing for a Change of Control of Parent and requiring as a condition thereof that Parent terminate this Agreement (a “Parent Acquisition Proposal”) or (ii) a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Parent Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Parent Acquisition Proposal) (such material development or change in circumstances, a “Parent Intervening Event”), make a Parent Adverse Recommendation Change if the Parent Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Parent Acquisition Proposal or such Parent Intervening Event, the failure of the Parent Board to effect such a Parent Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided that, the Parent Board shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change pursuant to this sentence unless Parent has (x) provided to the Company at least three business days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for a Parent Adverse Recommendation Change. Any Parent Adverse Recommendation Change shall not change the approval of this

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Agreement, the Parent Voting Undertakings or any other approval of the Parent Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

5.5(c) Nothing in Section 5.5(b) shall be deemed to (A) affect any other obligation of Parent under this Agreement or (B) except upon a termination of this Agreement pursuant to Section 7.1(k), limit Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders’ Meeting, regardless of whether the Parent Board has effected a Parent Adverse Recommendation Change.

5.5(d) Nothing contained in this Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit Parent from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, such action is required under applicable Legal Requirements.

5.5(e) Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Stockholders Meeting and for the Parent Shareholders Meeting shall be the same.

5.5(f) Except to the extent required by Legal Requirements, the Company shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Company Stockholders’ Meeting or (ii) postpone, delay or adjourn the Company Stockholders’ Meeting, except, in each case, after consultation with Parent, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of the Company sufficiently in advance of the Company Stockholders’ Meeting or (B) if there are an insufficient number of shares of Company Common Stock represented in person or by proxy at the Company Stockholders’ Meeting to constitute a quorum or to adopt this Agreement, in which case the Company may adjourn the Company Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Company Stockholder Vote as promptly as practicable in the prevailing circumstances. Except to the extent required by Legal Requirements, Parent shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Parent Stockholders’ Meeting or (ii) postpone, delay or adjourn the Parent Stockholders’ Meeting, except, in each case, after consultation with the Company, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders’ Meeting or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders’ Meeting to constitute a quorum, in which case Parent may adjourn the Parent Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Parent Stockholder Votes as promptly as practicable in the prevailing circumstances.

5.6 Legal Conditions to the Merger.

5.6(a) Subject to the terms hereof, including Section 5.6(b), the Company and the Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required or reasonably necessary submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act, with respect to which a Notification and Report Form with respect to the transactions contemplated hereby

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shall be filed no later than 10 business days after the date of this Agreement, and any related governmental request thereunder, (C) any foreign antitrust laws or regulations, with respect to which appropriate filings relating to the transactions contemplated hereby shall be made as promptly as practicable after the date of this Agreement, and any related governmental request under, and (D) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall each use their reasonable best efforts (subject to Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 5.6(a) shall modify or affect their respective rights and responsibilities under Section 5.6(b).

5.6(b) Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances, approvals, actions, or non-actions required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) keep the other party informed of any communication received from, or given to, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body and of any communication received from or given to any Person (other than such party’s employees, agents, attorneys, representatives, advisors, consultants, or affiliates) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit the other party to review in advance any communication given by the first party to, and consult with the other party in advance of any meeting or conference with, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or affiliates of Parent, the Company, or their affiliates, as the case may be) and, to the extent permitted by the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

5.6(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders

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providing for the sale, license, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its affiliates or the Company or any of its affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), except in each case as would not involve any assets that are material to Parent and its Subsidiaries, taken as a whole.

5.6(d) At the request of Parent (which request shall be at Parent’s sole discretion), the Acquired Corporations shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section, none of the Acquired Corporations shall, without Parent’s prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets.

5.6(e) Each of Parent and the Acquired Corporations shall give any notices to third parties, and use its reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, prior to or after the Effective Time.

5.7 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

5.8 Section 368(a) Reorganization. Parent and Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

5.9 NASDAQ Stock Market Listing. Parent shall, if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

5.10 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent, which will not be unreasonably withheld or delayed.

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5.11 Indemnification.

5.11(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Corporations (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist at the Effective Time.

5.11(b) Prior to the Effective Time, the Company shall purchase “tail” officers’ and directors’ liability insurance policies, which by their terms shall survive the Merger and shall provide each Indemnified Person with coverage for six years following the Effective Time on terms and conditions no less favorable than the Company’s existing directors’ and officers’ liability insurance (“Tail Policies”), provided that the aggregate premium for such Tail Policies shall not be greater than 225% of the annual premium paid by the Company for such existing insurance, and provided, further, that if 225% of the annual premium paid by the Company for such existing insurance is not sufficient for such coverage, the Company shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. The Tail Policies shall be endorsed, or follow form with an endorsement, to be approved by Parent prior to the Effective Time, which expressly provides Parent and Merger Sub with direct rights to access the Tail Policies for Side B coverage and does not impair Side C rights of Parent and Merger Sub as they may exist by operation of this Merger (as it is the full intent of this Agreement that all insurance policy rights of Company that are transferable shall be transferred). Parent and the Surviving Corporation shall maintain such Tail Policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

5.11(c) Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar Organizational Documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar Organizational Documents) of the Acquired Corporations immediately prior to the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Legal Requirements.

5.11(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.11.

5.11(e) The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.

5.11(f) The provisions of this Section 5.11 shall survive consummation of the Merger.

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5.12 Employee Matters. With respect to the employees of the Acquired Corporations who remain employed after the Effective Time by the Acquired Corporations following the Effective Time (the “Continuing Employees”), and to the extent not prohibited under the terms of Parent’s applicable benefit plans, Parent shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Acquired Corporations prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, and solely for purpose of welfare plans such as vacation and severance, for benefit accrual. Continuing Employees shall receive employee benefits no less favorable then those provided to similarly situated Parent employees. Parent shall, or shall cause its applicable subsidiary to, assume and perform the Company’s employment and change in control agreements. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Acquired Corporation’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation and to provide credit for any coinsurance and deductibles prior to the Effective Time but in the same plan year. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Parent benefit plans. Furthermore, nothing contained in this Section shall require or imply that the employment of the employees of the Acquired Corporations who are employed at the Effective Time will continue for any particular period of time following the Effective Time. This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any Affiliate of Parent.

5.13 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality or that makes reference to a Material Adverse Effect to be untrue or inaccurate in any respect that would cause any of the conditions set forth in Sections 6.1, 6.2 or 6.3 not to be satisfied or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect that would cause any of the conditions set forth in Sections 6.1, 6.2 or 6.3 not to be satisfied, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

5.14 Exemption from Liability Under Section 16(b).

5.14(a) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the Company Insiders (as defined below) of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.14(b) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Parent Insiders (as defined below) of Parent Common Stock, Converted Options or Converted RSU Awards, as applicable, in exchange for shares of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards pursuant to the transactions

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contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.14(c) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock, Converted Options or Converted RSU Awards in connection with the Merger, which shall be provided by the Company to Parent within ten (10) business days after the date of this Agreement.

5.14(d) For purposes of this Agreement, “Company Insiders” mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company equity securities, as listed in the Section 16 Information, and “Parent Insiders” mean those Company Insiders, if any, who after the consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent equity securities.

5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

5.16 Appointment of Parent Directors. Effective as of the Effective Time, Parent shall increase the size of the Parent Board by one member, and cause to be appointed to the Parent Board a current director of the Company designated by the Company and acceptable to Parent.

5.17 Termination of AMI Semiconductor Retirement Investment Plan. In the event not later than ten (10) Business Days prior to the Closing Date (or such shorter time as may be permitted by the Company) Parent submitted a written request to the Company to terminate the AMI Semiconductor Retirement Investment Plan prior to the Effective Time, the Company shall prior to the Closing Date deliver to Parent (a) a true, correct and complete copy of resolutions (which shall be subject to reasonable approval by Parent) adopted by the board of directors of the Company (or such committee of the board as shall have been delegated authority), certified by the Secretary of the Company, authorizing the termination of the AMI Semiconductor Retirement Investment Plan as of the end of the last full payroll period prior to the Effective Time and (b) an amendment to the AMI Semiconductor Retirement Investment Plan reflecting the foregoing resolutions.

SECTION 6: CONDITIONS TO MERGER.

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

6.1(a) Stockholder Approval. The Company Voting Proposal shall have been approved at the Company Stockholders’ Meeting by the Required Company Stockholder Vote and the Parent Voting Proposals shall have been approved at the Parent Stockholders’ Meeting by the applicable Required Parent Stockholder Votes.

6.1(b) HSR Act and other Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other necessary Consents under applicable Antitrust Laws shall have been obtained.

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6.1(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Material Adverse Effect on the Company or Parent.

6.1(d) Registration Statement; Joint Proxy Statement/Prospectus. The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

6.1(e) No Injunctions. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or Legal Requirement, including without limitation an Antitrust Order, which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

6.1(f) Tax-Free Reorganization. Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Parent, Merger Sub and the Company shall each execute and deliver to such counsel tax representation letters requested by such counsel, and upon which such counsel can rely, in connection with such written opinions.

6.2 Additional Conditions to Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Sub:

6.2(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) the representations and warranties of the Company set forth in Section 2.3 shall be true and correct in all material respects and (iii) as to all representations and warranties of the Company other than those set forth in Section 2.3, where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Acquired Corporations, taken as a whole, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

6.2(b) Performance of Obligations of the Acquired Corporations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

6.2(c) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Body (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any material portion of the business of the Acquired Corporations or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Acquired Corporations or of the Parent or any

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of its Subsidiaries, except in each case for any action or proceeding seeking a remedy as to which Section 5.6.(c) requires Parent to agree, (ii) seeking to impose limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

6.3(a) Representations and Warranties. The representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(b) Performance of Obligations of Parent and the Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(c) NASDAQ. The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

SECTION 7: TERMINATION AND AMENDMENT.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of the Company Voting Proposal by the stockholders of the Company or the sole stockholder of the Merger Sub:

7.1(a) by mutual written consent of Parent, Merger Sub and the Company;

7.1(b) by either Parent or Company if the Merger shall not have been consummated by the six (6)-month anniversary of the date of this Agreement (such date as it may be extended in accordance with this Section 7.1(b), the “Outside Date”), which date may be extended to the nine (9) month anniversary of the date of this Agreement upon written notice of either Parent or the Company to the other party on or prior to the six (6) month anniversary of the date of this Agreement, provided that (i) all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or any other approval under applicable Antitrust Laws as set forth in Section 6.1(b) shall not have been obtained, in each case on or prior to the six (6) -month anniversary of the date of this Agreement and (ii) all other conditions to the closing of the Merger set forth in Section 6 shall have been satisfied, other than those that by their nature can be satisfied only at closing; provided that the right to terminate this Agreement under this

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Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

7.1(c) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, regulation or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

7.1(d) by either Parent or the Company if at the Company Stockholders’ Meeting (including any adjournment or postponement thereof) if the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has materially failed to fulfill its obligations under this Agreement);

7.1(e) by either Parent or the Company if at the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) at which a vote on the Parent Voting Proposals is taken, either of the Parent Voting Proposals shall not have been approved by the applicable Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has materially failed to fulfill its obligations under this Agreement);

7.1(f) by Parent, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus, or shall have made a Company Adverse Recommendation Change; (ii) the Company Board or any committee thereof shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) the Company shall have entered into any Alternative Acquisition Agreement relating to any Acquisition Proposal; (iv) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after Parent requests in writing that the Company Board (or any committee thereof) do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or any amendment to an Acquisition Proposal; or (v) the Company shall have willfully and materially breached its obligations under Section 5.1 or Section 5.5(a);

7.1(g) by the Company, if: (i) Parent’s Board (or any committee thereof) shall have failed to recommend approval of the Parent Voting Proposals in the Joint Proxy Statement/Prospectus, or shall have made a Parent Adverse Recommendation Change; (ii) Parent’s Board or any committee thereof shall have approved or recommended to the stockholders of Parent a Parent Acquisition Proposal; (iii) Parent shall have entered into an acquisition agreement relating to a Parent Acquisition Proposal; or (iv) Parent’s Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Parent Voting Proposals within ten business days after the Company requests in writing that Parent’s Board (or any committee thereof) do so, provided such request may only be made in the event that Parent has received a Parent Acquisition Proposal or any amendment to a Parent Acquisition Proposal;

7.1(h) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 6.1 or 6.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date;

7.1(i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, which breach or

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failure to perform (i) would cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform from the Company or the Outside Date;

7.1(j) by the Company, if the Company Board shall have made a Company Adverse Recommendation Change in response to a Superior Proposal in accordance with the terms and conditions of Section 5.1(b), the Company shall have paid Parent the Termination Fee as provided under Section 7.3 and immediately following the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal which was the subject of such Company Adverse Recommendation Change; or

7.1(k) by the Parent, if the Parent Board (or any committee thereof) shall have determined to accept a Parent Acquisition Proposal in accordance with the terms and conditions of Section 5.5(b), and Parent shall have paid the Company the Termination Fee as provided under Section 7.3.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, the Merger Sub or their respective officers, directors, stockholders, stockholders or affiliates; provided that (i) any such termination shall not relieve any party from liability for any breach of this Agreement, fraud or knowing misrepresentation and (ii) the provisions of Section 4.3 (Confidentiality), Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses) and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

7.3 Fees and Expenses.

7.3(a) Except as set forth in this Section, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and Parent shall share equally (i) the filing fee of Parent’s pre-merger notification report under the HSR Act and all fees and expenses incurred by Parent or the Company in seeking approvals under all other applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement and any amendments or supplements thereto.

7.3(b) The Company shall pay Parent a termination fee equal to $30,200,000 (which amount is approximately equal to 2.75% of the enterprise value of the Company at the Exchange Ratio, including assumed debt but deducting cash as of the date of the balance sheet included in the Company’s most recently filed Quarterly Report on Form 10-Q) (the “Termination Fee”) in the event of the termination of this Agreement:

(i) by Parent pursuant to Section 7.1(f);

(ii) by the Company pursuant to Section 7.1(j);or

(iii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) if, at or prior to the time of such termination, there shall have been publicly announced an Acquisition Proposal relating to the Company, and within twelve (12) months after such termination there shall have been consummated any Acquisition Transaction, or the Company shall have entered into an Alternative Acquisition Agreement relating to an Acquisition Proposal (a “Company Tail Transaction”), provided, however, that for purposes of this Section, the references to “20%” in the definition of “Acquisition Proposal” and “Acquisition Transaction” shall be deemed to be references to “50%.”

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7.3(c) Parent shall pay the Company the Termination Fee in the event of a termination of this Agreement:

(i) by the Company pursuant to Section 7.1(g);

(ii) by Parent pursuant to Section 7.1(k); or

(iii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), if, at or prior to the time of such termination, there shall have been publicly announced a Parent Acquisition Proposal and within twelve (12) months after such termination, there shall have been consummated any Change of Control of Parent or Parent shall have entered into an Alternative Acquisition Agreement providing for a Change of Control of Parent (a “Parent Tail Transaction”).

7.3(d) Any fee due under Section 7.3(b)(i) shall be paid by wire transfer of same-day funds within one (1) business day after the date of termination of this Agreement. Any fee due under Section 7.3(b)(ii) shall be paid by wire transfer of same-day funds at or prior to the termination of this Agreement. Any fee due under Section 7.3(b)(iii) shall be paid by wire transfer of same-day funds on the same business day as the date of the Alternative Acquisition Agreement providing for a Company Tail Transaction, or if there is no Alternative Acquisition Agreement relating to the Company Tail Transaction, on the same business day as the consummation of the Company Tail Transaction. Any fee due under Section 7.3(c)(i) shall be paid by wire transfer of same day funds within one (1) business day after the date of termination of this Agreement. Any fee due under Section 7.3(c)(ii) shall be paid by wire transfer of same-day funds at or prior to the termination of this Agreement. Any fee due under Section 7.3(c)(iii) shall be paid by wire transfer of same-day funds on the same business day as the date of the Alternative Acquisition Agreement providing for the Change of Control of Parent , or if there is no Alternative Acquisition Agreement relating to the Parent Tail Transaction, on the same business day as within one business day after the consummation of the Parent Tail Transaction.

7.3(e) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party any fee due hereunder, the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of liability pursuant to clause (i) of Section 7.2.

SECTION 8: MISCELLANEOUS PROVISIONS.

8. 1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2 Remedies Cumulative; Waiver.

8.2(a) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement

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or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.2(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

8.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

8.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” “.pdf” format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

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8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9 Disclosure Schedules.

8.9(a) The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as the case may be, and each other section or subsection as to which its relevance is reasonably apparent, and shall not be deemed to relate to or to qualify any other representation or warranty.

8.9(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement or Parent Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule or Parent Disclosure Schedule), the statements in this Agreement will control.

8.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of any party’s rights hereunder may be assigned without the prior written consent of each of the other parties hereto. Any attempted assignment of this Agreement or of any such rights without such consent shall be void and of no effect.

8.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 5.11 “Indemnification.”

8.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address

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by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company (before the Closing):	AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, Idaho 83201

Attention:	General Counsel
Fax no.:	(208) 234-6035

with a copy to:	Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025

Attention:	William M. Kelly, Esq.
Mischa Travers, Esq.
Fax no.:	(650) 752-2111

Parent and Merger Sub:	ON Semiconductor Corporation
5005 East McDowell
Phoenix, AZ 85008

Attention:	General Counsel
Fax no.:	(602) 244-5500

with a copy to:	DLA Piper US LLP
2000 University Avenue
East Palo Alto, California 94301

Attention:	Diane Holt Frankle, Esq.
Fax no.:	(650) 833-2001

8.14 Construction; Usage.

8.14(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

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(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(xi) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

(xii) the phrase “would reasonably be likely to have” and similar phrases, when used in reference to the term “Material Adverse Effect” in a manner that is completely duplicative as between the provision in which such phrase appears and the definition of “Material Adverse Effect,” shall be read without such duplication.

8.14(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.14(c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.15 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Keith D. Jackson
Name:	Keith D. Jackson
Title:	President and Chief Executive Officer

ORANGE ACQUISITION CORPORATION

By:	/s/ Donald A. Colvin
Name:	Donald A. Colvin
Title:	President and Chief Executive Officer

AMIS HOLDINGS, INC.

By:	/s/ Christine King
Name:	Christine King
Title:	Chief Executive Officer

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Acquired Corporation(s). An “Acquired Corporation” means the Company or any of its Subsidiaries, and the “Acquired Corporations” means the Company and all of its Subsidiaries.

Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract with respect to which there are any remaining obligations: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquisition Corporation Facilities. “Acquisition Corporation Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Corporation.

Acquired Corporation Product(s). “Acquired Corporation Product(s)” means each and all of the products developed or distributed by any Acquired Corporation (including without limitation all software products), whether currently being distributed, or currently under development.

Acquired Corporation Proprietary Rights. “Acquired Corporation Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

Acquired Corporation Source Code. “Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code that forms part of or is included in any Acquired Corporation Product or that is owned by any of the Acquired Corporations.

Acquired Corporation Technology. “Acquired Corporation Technology” means all Technology owned by any Acquired Corporation or used in the conduct of the business of any Acquired Corporation as currently conducted.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the Acquired Corporations, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; (ii) the issuance by any of the Acquired Corporations of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering); (iii) the acquisition (including, without limitation, through any license or lease, other than nonexclusive licenses in the Ordinary Course of Business) in any manner, directly or indirectly, of assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of any of the Acquired Corporations; (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined under Section 13(d) under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Stock; (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the

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Acquired Corporations in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly shall acquire beneficial ownership of 20% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the transactions contemplated by this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving an Acquisition Proposal.

Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Change of Control of Parent. “Change of Control of Parent” shall mean (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving Parent, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of more than 50% of the outstanding shares of Parent Common Stock; or (ii) the sale or disposition of all or substantially all of the assets of Parent,

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

Company Stockholders’ Meeting. “Company Stockholders’ Meeting” shall mean a meeting of the holders of Company Common Stock to vote on the Company Voting Proposal.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Copyrights. “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether

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accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), in each case other than Permitted Encumbrances.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environment. “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental, Health, and Safety Liabilities. “Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability or obligation arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including exposure thereto and any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to the Environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including exposure thereto, including, but only to the extent relating to the Environment:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or hazardous materials, violations of hazardous substance discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, in each case that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or hazardous materials into the Environment;

(c) reducing the quantities of, or preventing the release of, wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to the Environment or human health as it relates to human exposure to Hazardous Materials when used or disposed of;

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(e) protecting the Environment;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants or oil, or other Hazardous Materials;

(g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such pollutant clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to the Environment or to humans as a result of exposure to Hazardous Materials, or permitting self-appointed representatives of the public interest to recover for environmental injuries done to public assets.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Sections 2.5 and 3.5 were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, action, non-action or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, subdivision or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined prior to the Closing Date to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Issued Patents. “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to the Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if, after reasonable investigation, such individual is or would be actually aware of such fact or other matter. The

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Company and Parent, respectively, will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company or Parent, respectively, has, or at any time had, Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The NASDAQ Stock Market).

Material Adverse Effect.

“Material Adverse Effect” means, with respect to any of the Acquired Corporations, any event, violation, inaccuracy, circumstance or development which has or would reasonably be likely to have a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Corporations, taken as a whole, or (ii) the ability of the Company to consummate the Merger, , except to the extent that, with respect to clause (i) above, such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such Material Adverse Effect has occurred with respect to clause (i) above: (A) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events, in each case except to the extent that the same disproportionately affect the Acquired Corporations, taken as a whole, as compared to other similarly situated companies; (B) conditions affecting the industries or industry sectors in which the Acquired Corporations operate, except to the extent that the same disproportionately affect the Acquired Corporations as compared to other companies in the industries or industry sectors in which the Acquired Corporations operate; (C) changes arising out of the announcement, pendency or consummation of the Merger; (D) changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded pursuant to this clause (D)); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately affect any of the Acquired Corporations as compared to other companies affected by the change in Legal Requirements or GAAP; (F) any failure of the Company to meet internal projections or analysts’ expectations for any period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (F)); (G) any actions taken (or omitted to be taken) at the request of Parent; (H) any actions taken by the Acquired Corporations that are required pursuant to this Agreement or (I) any Legal Proceeding made or brought by any holder of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to the Merger, this Agreement or any of the transactions contemplated hereby.

“Material Adverse Effect” means, with respect to the Parent, any event, violation, inaccuracy, circumstance or development which has or would reasonably be likely to have a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; or (ii) the ability of Parent to consummate the Merger to consummate the Merger, except to the extent that, with respect to clause (i) above, such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such Material Adverse Effect has occurred with respect to clause (i) above: (A) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events, in each case except to the extent that the same disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated companies; (B) conditions affecting the industries or industry sectors in which the Acquired

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Corporations operate, except to the extent that the same disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industries or industry sectors in which Parent and its Subsidiaries operate; (C) changes arising out of the announcement, pendency or consummation of the Merger; (D) changes in the market price or trading volume of Parent Common Stock (provided that the underlying causes of such changes shall not be excluded pursuant to this clause (D)); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately affect any Parent and its Subsidiaries as compared to other companies affected by the change in Legal Requirements or GAAP; (F) any failure of Parent to meet internal projections or analysts’ expectations for any period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (F)); or (G) any Legal Proceeding made or brought by any holder of Parent Common Stock (on the holder’s own behalf or on behalf of the Parent) arising out of or related to the Merger, this Agreement or any of the transactions contemplated hereby.

Occupational Safety and Health Law. “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Options. “Options” shall mean any options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character for the issuance of equity.

Ordinary Course of Business. “Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice (including with respect to frequency and amount).

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 10.9 and that has been delivered by Parent to the Company on the date of this Agreement.

Parent Facilities. “Parent Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by Parent or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Parent or any of its Subsidiaries.

Parent Product(s). “Parent Product(s)” means each and all of the products developed or distributed by Parent and its Subsidiaries (including without limitation all software products), whether currently being distributed or currently under development.

Parent Proprietary Rights. “Parent Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Parent Corporations or otherwise used in the business of any Parent Corporation.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on the Parent Voting Proposals.

Part. “Part” shall mean a part or section of the Company Disclosure Letter or Parent Disclosure Letter.

Patents. “Patents” shall mean the Issued Patents and the Patent Applications.

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Patent Applications. “Patent Applications” shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) statutory liens for Taxes that are not yet due and payable, that are due but not delinquent or that are being contested in good faith; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances imposed on the underlying fee interest in leased property; (f) Encumbrances that are reflected in the Company Balance Sheet (including in the notes thereto); (g) restrictions on transfers of securities under applicable Legal Requirements; or (h) other Encumbrances that do not materially impair the use or operation of the property and assets of the Acquired Corporations (in the case of each of clauses (e), (f) and (h), that but for such exceptions would otherwise constitute Encumbrances).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proprietary Rights. “Proprietary Rights” shall mean any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) protections or rights under neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances, and all other intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); (b) renewals, extensions and restorations of any of the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions; or (c) any right to use or exploit any of the foregoing.

Registered Copyrights. “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body, including mask work and/or semiconductor topography registrations.

Registered Trademarks. “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall mean the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders’ Meeting.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

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Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Proposal. “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, after receiving advice from its financial advisor and taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement), the likelihood of consummation and all financial, regulatory, legal and other factors; provided, however, that for purposes of this definition, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technology. “Technology” means all manufacturing and operating specifications, data processes, process technology, plans, drawings, blueprints, formulae, designs, algorithms, data, databases, data collections and compilations, models, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, improvements, logic, code, work of authorship and any other tangible or intangible form of technology, information or know-how.

Title Encumbrance. “Title Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, equitable interest, security interest, encumbrance, title retention or title reversion agreement, preemptive ownership right, or community property interest, whether accrued, absolute, contingent or otherwise.

Trade Secrets. “Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, including fabrication process architecture and process flow, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

Trademarks. “Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations have been obtained.

EXHIBIT B

VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2007, by and among ON SEMICONDUCTOR CORPORATION, a Delaware corporation (“Parent”), AMIS HOLDINGS, INC., a Delaware corporation (the “Company”) (only with respect to Section 2(b) hereof), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Apple Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially reducing the economic benefits or risks of ownership.

“Shares” means (i) all outstanding shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of the Company that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of the Company.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Proposed Transaction, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Parent and each of its executive officers and any of them, in their capacities as officers of Parent (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(e) Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

5. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

6. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of the Company (provided Parent shall have been provided with copies of the relevant documentation related thereto) ; (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against

Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (b) at any time upon notice by Parent to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

8. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

9. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Parent under this Section 9(f) shall relieve Parent of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

By:	By:
Its:	Its:

Address:

Shares Beneficially Owned by Stockholder:

shares of Company Common Stock

No shares of Company Preferred Stock
Options to acquire Company Common Stock

COMPANY:

By:
Its:

EXHIBIT C

PARENT VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2007, by and among ON SEMICONDUCTOR CORPORATION, INC., a Delaware corporation (“Parent”) (only with respect to Section 2(b) hereof), AMIS HOLDINGS, INC., a Delaware corporation (the “Company”) and the undersigned stockholder (“Stockholder”) of Parent.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Apple Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of Parent beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by the Company, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

10. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially reducing the economic benefits or risks of ownership.

“Shares” means (i) all outstanding shares of capital stock of Parent owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of Parent acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of Parent that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of Parent.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers: (i) by testamentary or intestate succession, (ii) otherwise by operation of law, or (iii) under any written trading plan adopted prior to the date of this Agreement under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

11. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as the Company may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs Parent to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

12. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of Parent called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote in favor of (i) approval of the issuance of shares of Parent Common Stock in the Merger, (ii) approval of an amendment of the Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock by 150 million shares, and (iii) any adjournment or postponement recommended by Parent with respect to any stockholder meeting in connection with the issuance of shares of Parent Common Stock pursuant to the Merger Agreement.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

13. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, the Company and each of its executive officers and any of them, in their capacities as officers of the Company (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of stockholders of Parent at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to Parent’s stockholders generally.

(e) Company may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

14. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of Parent. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of Parent from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

15. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to the Company as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of Parent (provided the Company shall have been provided with copies of the relevant documentation related thereto); (ii) Stockholder does not beneficially own any securities of Parent other than the shares of capital stock and rights to purchase shares of capital stock of Parent set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify the Company promptly of any additional shares of capital stock of Parent of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Parent Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

16. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (b) at any time upon notice by the Company to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

17. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

18. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that the Company, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by the Company under this Section 9(f) shall relieve the Company of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with the Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

By:	By:
Its:	Its:

Address:

Shares Beneficially Owned by Stockholder:

shares of Parent Common Stock

No shares of Parent Preferred Stock
Options to acquire Parent Common Stock
COMPANY:

By:
Its:

Exhibit D Form of Certificate of Incorporation

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “ORANGE ACQUISITION CORPORATION”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF DECEMBER, A.D. 2007, AT 5:03 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 05:12 PM 12/11/2007 FILED 05:03 PM 12/11/2007 SRV 07130905 – 4471689 FILE

CERTIFICATE OF INCORPORATION

OF

ORANGE ACQUISITION CORPORATION

FIRST: The name of the corporation is:

Orange Acquisition Corporation

SECOND: The address of its registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 100.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The Stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Adrienne V. Jones DLA Piper US LLP 2000 University Avenue East Palo Alto, CA 94303

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of December, 2007.

/s/ Adrienne V. Jones
Adrienne V. Jones, Incorporator

SCHEDULE A

LIST OF SIGNATORIES FOR COMPANY VOTING UNDERTAKINGS

Christine King

Charlie Lesko

Joe Passarello

Jon Stoner

Theodore L. Tewksbury III

Dipanjan Deb

Paul C. Schorr, IV

J. Donald Sherman

Colin L. Slade

David Stanton

William N. Starling, Jr.

James A. Urry

Citigroup Venture Capital Equity Partners, L.P.,

CVC Executive Fund, LLC and

CVC/SSB Employee Fund, L.P.

FP-McCartney, L.L.C.

SCHEDULE B

LIST OF SIGNATORIES FOR PARENT VOTING UNDERTAKINGS

Keith D. Jackson

George H. Cave

Donald A. Colvin

William George

William M. Hall

John Nelson

William Schromm

Michael Williams

Robert Charles Mahoney

Dr. Curtis J. Crawford

Emmanuel T. Hernandez

Phillip D. Hester

J. Daniel McCranie

John W. Marren

Robert H. Smith

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to the Merger Agreement have been omitted from this Annex A:

Company Disclosure Schedules

Schedule 2.1	- Organization and Good Standing
Schedule 2.2	- Authority; No Conflict
Schedule 2.3	- Capitalization
Schedule 2.4	- SEC Reports
Schedule 2.5	- Financial Statements
Schedule 2.6	- Property; Sufficiency of Assets
Schedule 2.7	- Real Property; Equipment; Leasehold
Schedule 2.8	- Proprietary Rights
Schedule 2.10	- Taxes
Schedule 2.11	- Employee Benefits
Schedule 2.12	- Compliance with Legal Requirements; Governmental Authorizations
Schedule 2.13	- Environmental Matters
Schedule 2.14	- Legal Proceedings
Schedule 2.15	- Absence of Certain Changes and Events
Schedule 2.16	- Contracts; No Defaults
Schedule 2.18	- Labor Matters
Schedule 2.19	- Interests of Officers and Directors
Schedule 2.20	- Encryption and Other Restricted Technology
Schedule 2.23	- Opinion of Financial Advisor
Schedule 4.1	- Covenants of the Company

Parent Disclosure Schedules

Schedule 3.3	- Capitalization
Schedule 3.6	- Absence of Certain Changes or Events
Schedule 3.8	- Property; Assets
Schedule 3.9	- Proprietary Rights
Schedule 3.10	- No Undisclosed Material Liabilities
Schedule 3.14	- Environmental Matters
Schedule 3.15	- Legal Proceedings

ANNEX B

PARENT VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2007, by and among ON SEMICONDUCTOR CORPORATION, a Delaware corporation (“Parent”) (only with respect to Section 2(b) hereof), AMIS HOLDINGS, INC., a Delaware corporation (the “Company”) and the undersigned stockholder (“Stockholder”) of Parent.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Apple Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of Parent beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by the Company, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.	Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially reducing the economic benefits or risks of ownership.

“Shares” means (i) all outstanding shares of capital stock of Parent owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of Parent acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of Parent that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of Parent.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers: (i) by testamentary or intestate succession, (ii) otherwise by operation of law, or (iii) under any written trading plan adopted prior to the date of this Agreement under Rule 10b5-1 of the Securities Exchange Act of 1934 as amended) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.	Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as the Company may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs Parent to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

3.	Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of Parent called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote in favor of (i) approval of the issuance of shares of Parent Common Stock in the Merger, (ii) approval of an amendment of the Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock by 150 million shares, and (iii) any adjournment or postponement recommended by Parent with respect to any stockholder meeting in connection with the issuance of shares of Parent Common Stock pursuant to the Merger Agreement.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4.	Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, the Company and each of its executive officers and any of them, in their capacities as officers of the Company (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of stockholders of Parent at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to Parent’s stockholders generally.

(e) Company may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

5.     Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of Parent. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of Parent from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

6.	Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to the Company as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of Parent (provided the Company shall have been provided with copies of the relevant documentation related thereto); (ii) Stockholder does not beneficially own any securities of Parent other than the shares of capital stock and rights to purchase shares of capital stock of Parent set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify the Company promptly of any additional shares of capital stock of Parent of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Parent Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7.     Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (b) at any time upon notice by the Company to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

8.     Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

9.	Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that the Company, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by the Company under this Section 9(f) shall relieve the Company of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with the Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT: By: Its:	STOCKHOLDER: By: Its: Address: Shares Beneficially Owned by Stockholder: shares of Parent Common Stock No shares of Parent Preferred Stock Options to acquire Parent Common Stock

COMPANY: By: Its:

ANNEX C

VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2007, by and among ON SEMICONDUCTOR CORPORATION, a Delaware corporation (“Parent”), AMIS HOLDINGS, INC., a Delaware corporation (the “Company”) (only with respect to Section 2(b) hereof), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Apple Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially reducing the economic benefits or risks of ownership.

“Shares” means (i) all outstanding shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of the Company that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of the Company.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Proposed Transaction, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Parent and each of its executive officers and any of them, in their capacities as officers of Parent (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(e) Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

5. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

6. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of the Company (provided Parent shall have been provided with copies of the relevant documentation related thereto) ; (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (b) at any time upon notice by Parent to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

8. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

9. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Parent under this Section 9(f) shall relieve Parent of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

By:	By:
Its:	Its:
Address:

Shares Beneficially Owned by Stockholder:

shares of Company Common Stock

No shares of Company Preferred Stock

Options to acquire Company Common Stock

COMPANY:

By:
Its:

ANNEX D

CERTIFICATE OF INCORPORATION

OF

ORANGE ACQUISITION CORPORATION

FIRST: The name of the corporation is:

Orange Acquisition Corporation

SECOND: The address of its registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 100.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The Stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Adrienne V. Jones DLA Piper US LLP 2000 University Avenue East Palo Alto, CA 94303

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of December, 2007.

/s/ Adrienne V. Jones
Adrienne V. Jones, Incorporator

D-1

ANNEX E

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

December 12, 2007

Board of Directors

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Orange Corporation (the “Acquiror”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to be entered into by and among the Acquiror, Orange Acquisition Corporation, a wholly owned subsidiary of the Acquiror (“Merger Sub”), and AMIS Holdings, Inc. (the “Company”). The Merger Agreement will provide for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive 1.15 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror.

In arriving at our opinion, we have reviewed a draft of the Merger Agreement received by us on December 10, 2007 and drafts of certain related documents, as well as certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including certain financial forecasts relating to the Company and the Acquiror, provided to or discussed with us by the Company and the Acquiror, and we have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the Acquiror that we have used in our analysis, the management of the Acquiror has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Company and the Acquiror. With respect to the estimates provided to us by the management of the Acquiror with respect to the cost savings and synergies anticipated to result from the Merger, we have been advised by the management of the Acquiror, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby. In addition, we have relied upon, without independent verification, the assessment of the management of the Acquiror as to (i) its ability to retain key employees, (ii) the existing technology, products and services of the Company and the Acquiror and the validity of, and risks associated with, the future technology, products and services of the Company and the Acquiror, and (iii) its ability to integrate the businesses of the Company and the Acquiror. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in

Board of Directors

ON Semiconductor Corporation

December 12, 2007

connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Acquiror or the Company or the contemplated benefits of the Merger, that the Merger Agreement when signed will conform to the draft Merger Agreement reviewed by us in all respects material to our analyses, and that the Merger will be consummated in accordance with the terms of the draft Merger Agreement reviewed by us, without waiver, modification or amendment of any material term, condition or agreement. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, including any ongoing litigation, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to Acquiror of the Exchange Ratio and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. The issuance of this opinion was approved by an authorized internal committee. Our opinion is necessarily based upon information made available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the shares of Acquiror Common Stock actually will be when issued to holders of Company Common Stock pursuant to the Merger or the prices at which such shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Acquiror has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates have in the past provided and are currently providing investment banking and other financial services to the Company for which we and our affiliates have received and would expect to receive compensation, including acting as sole lead arranger and sole bookrunner on a $110 million tack-on term loan, acting as joint bookrunner on a $206 million secondary offering of common stock, and acting as administrative agent and collateral agent on the Company’s $320 million term loan and $90 million revolving credit facility. We and our affiliates also have in the past provided and are currently providing investment banking and other financial services to the Acquiror and its affiliates, including acting as co-manager on a $484 million convertible notes offering, and may potentially act as lead arranger on a up to $480 million term loan in connection with the Merger. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and the Acquiror’s affiliates for which we and our affiliates have received, and would expect to receive, compensation. We and our affiliates have in the past provided and are currently providing and may in the future provide investment banking and other financial services to affiliates of the Company. In addition, we and certain of our affiliates, and certain of our and their respective employees, including members of the team performing services for the Acquiror, and certain investment funds affiliated or associated with us, have invested in the Company and affiliates of the Company and investment funds managed or advised by the investment firms whose affiliates are stockholders of the Company. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other entity that may be involved in the Merger, and, accordingly, may at any time hold a long or a short position in such

Board of Directors

ON Semiconductor Corporation

December 12, 2007

securities, as well as provide investment banking and other financial services to such companies. In addition, one of our affiliates, owns shares of Company Common Stock and may be deemed to be a member of a group (within the meaning of U.S. federal securities laws) with respect to the securities of the Company as a result of being a signatory to that certain First Amended and Restated Shareholders’ Agreement, dated as of September 26, 2003, as amended from time to time, as described in the Schedule 13G/A filed by Credit Suisse, on behalf of its investment banking division, with the Securities and Exchange Commission on February 14, 2006.

It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Acquiror, from a financial point of view.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

ANNEX F

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000

Goldman Sachs

PERSONAL AND CONFIDENTIAL

December 13, 2007

Board of Directors

AMIS Holdings, Inc.

2300 Buckskin Road

Pocatello, ID 83201

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AMIS Holdings, Inc. (the “Company”) of the exchange ratio of 1.15 shares of common stock, par value $0.01 per share (the “ON Semi Common Stock), of ON Semiconductor Corporation (“ON Semi”) to be received for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007 (the “Agreement”), by and among ON Semi, Orange Acquisition Corporation, a wholly owned subsidiary of ON Semi, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, ON Semi, portfolio companies of Francisco Partners, L,P. (“FP”) and Citigroup Venture Capital Equity Partners, L.P. (“CVC”), each of which are, together with their affiliates, significant stockholders of the Company, and any of their respective affiliates, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as joint bookrunner in connection with the Company’s registered public offering of 19,188,002 Shares, sold by affiliates of FP and CVC, in March 2007. We also have provided and are currently providing extensive investment banking and other financial services to FP, CVC and their respective affiliates and portfolio companies, including having acted as co-lead manager with respect to an offering of high yield notes by MagnaChip Semiconductor Limited, a portfolio company of affiliates of CVC and FP (aggregate principal amount of $750,000,000), in December 2004; as co-manager of a senior credit facility and an offering of high yield notes by Worldspan, L.P., a portfolio company of an affiliate of CVC (aggregate principal amount of $700,000,000), in February 2005; as financial advisor to Flender Holding GmbH, a former portfolio company of an affiliate of CVC, in connection with its sale to Siemens AG in July 2005; as joint lead

Board of Directors

AMIS Holdings, Inc.

December 13, 2007

Page Two

manager with respect to a bank and bridge loan extended to Matrix Acquisition Corp., a portfolio company of an affiliate of CVC (“Matrix”), and joint bookrunner in connection with an offering of high yield notes by Matrix (with a combined aggregate principal amount of $1,025,000,000) in April 2007; and as co-manager with respect to various investment-grade bond, medium-term note and preferred stock offerings by Citigroup Inc. and Beta Finance Corporation, each an affiliate of CVC, in 2004, 2005, 2006 and 2007; and are currently acting as joint bookrunner in connection with the pending initial public offering of shares of common stock of MagnaChip Semiconductor Corporation, a portfolio company of affiliates of CVC and FP (proposed aggregate offering size of $575,000,000). We also may provide investment banking and other financial services to the Company, FP, CVC, ON Semi and their respective affiliates and portfolio companies in the future. In connection with the above-described services, we have received, and may receive, compensation. In addition, affiliates of Goldman, Sachs & Co. have co-invested with FP and CVC and their respective affiliates from time to time and may do so in the future. Affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of FP and CVC.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2006; annual reports to stockholders and Annual Reports on Form 10-K of ON Semi for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and ON Semi; certain other communications from the Company and ON Semi to their respective stockholders-certain publicly available research analyst reports for the Company and ON Semi; and certain internal financial analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for ON Semi prepared by its management, as reviewed and approved for our use by the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and ON Semi to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and ON Semi regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and ON Semi. In addition, we have reviewed the reported price and trading activity for the Shares and ON Semi Common Stock, compared certain financial and stock market information for the Company and ON Semi with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the semiconductor industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and ON Semi, and that the Synergies will be realized. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or ON Semi or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or ON Semi or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Board of Directors

AMIS Holdings, Inc.

December 13, 2007

Page Three

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or ON Semi; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or ON Semi, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of ON Semi Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

ANNEX G

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ON SEMICONDUCTOR CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

ON Semiconductor Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:

“Fourth: (1) The aggregate number of shares which the Corporation shall have authority to issue is 750,100,000 of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 750,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.”

SECOND: The foregoing amendment was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ON Semiconductor Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of this     day of                 .

ON SEMICONDUCTOR CORPORATION

By:
Name:
Title:

G-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. ON’s amended and restated certificate of incorporation provides that we, to the full extent permitted by law, shall indemnify any of ON’s past and present directors, officers, employees or any person that is or was serving at ON’s request as a director, officer or employee of another enterprise if they were or are a party to, or are threatened to be made a party to, any threatened, pending or complete action, suit or proceeding. The indemnification provided therein includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and may be paid by us in advance of the final disposition of such action, suit or proceeding. In addition, ON’s amended and restated certificate of incorporation provides that ON may, to the full extent permitted by law, indemnify any other person for any such expenses as to actions in their official capacity or actions in another capacity while holding such office.

As permitted by Section 102(b)(7) of the DGCL, ON’s amended and restated certificate of incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

(i) for any breach of the director’s duty of loyalty;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) for the unlawful payment of dividends on or redemption of ON’s capital stock; or

(iv) for any transaction from which the director derived an improper personal benefit.

ON has obtained policies insuring ON and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit Description
2.1*	Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semiconductor Corporation, Orange Acquisition Corporation, and AMIS Holdings, Inc. (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation, as further amended through May 30, 2006 (incorporated by reference from Exhibit 3.1(a) to ON Semiconductor Corporation’s Second Quarter Form 10-Q filed with the Securities and Exchange Commission on July 28, 2006).

3.2	Form of Amendment to Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation (included as Annex G to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.3	Amended and Restated Bylaws of ON Semiconductor Corporation (incorporated by reference from Exhibit 3.2 to ON Semiconductor Corporation’s Form 10-K filed with the Securities and Exchange Commission on March 10, 2004).

3.4	Certificate of Incorporation of Orange Acquisition Corporation (included as Annex D to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

4.1	Specimen of share certificate of Common Stock, par value $0.01, ON Semiconductor Corporation (incorporated by reference from Exhibit 4.1 to ON Semiconductor Corporation’s Form 10-K filed with the Securities and Exchange Commission on March 10, 2004).

5.1**	Opinion of DLA Piper US LLP regarding legality of securities being registered.

8.1**	Opinion of DLA Piper US LLP regarding certain U.S. income tax aspects of the merger.

8.2**	Opinion of Davis Polk & Wardwell regarding certain U.S. income tax aspects of the merger.

10.1	Form of Voting Agreement, dated December 13, 2007, by and among ON Semiconductor Corporation, AMIS Holdings, Inc. and certain ON Semiconductor Corporation stockholders (included as Annex B to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.2	Form of Voting Agreement, dated December 13, 2007, by and among ON Semiconductor Corporation, AMIS Holdings, Inc. and executive officers, directors, and certain other stockholders of AMIS Holdings, Inc., other than Christine King (included as Annex C to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.3	Voting Agreement for Christine King, dated December 13, 2007, by and among ON Semiconductor Corporation, AMIS Holdings, Inc. and Christine King (incorporated by reference from Exhibit 10.1 to ON Semiconductor Corporation’s Form 8-K filed with the Securities and Exchange Commission on December 13, 2007).

23.1***	Consent of PricewaterhouseCoopers LLP.

23.2***	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of DLA Piper US LLP (included as part of Exhibit 5.1).

23.4**	Consent of DLA Piper US LLP (included as part of Exhibit 8.1).

23.5**	Consent of Davis Polk & Wardwell (included as part of Exhibit 8.1).

24.1***	Powers of Attorney for ON Semiconductor Corporation (included on signature page).

99.1**	Form of Proxy for ON Semiconductor Corporation.

99.2**	Form of Proxy for AMIS Holdings, Inc.

99.3	Opinion of Credit Suisse Securities (USA) LLC (included as Annex E to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

99.4	Opinion of Goldman, Sachs & Co. (included as Annex F to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

99.5***	Consent of Credit Suisse Securities (USA) LLC.

99.6***	Consent of Goldman, Sachs & Co.

*	Certain schedules have been omitted and ON agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.

**	To be filed by amendment.

***	Filed herewith.

Item 22.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 11th day of January, 2008.

ON SEMICONDUCTOR CORPORATION

By:	/s/ KEITH D. JACKSON
Title:	Keith D. Jackson President and Chief Executive Officer

Know all men by these presents, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Keith D. Jackson, Donald A. Colvin, and George H. Cave, and each of them, the individual’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KEITH D. JACKSON Keith D. Jackson	President, Chief Executive Officer, and Director (Principal Executive Officer)	January 11, 2008

/S/ DONALD A. COLVIN Donald A. Colvin	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Principal Accounting Officer)	January 11, 2008

/S/ J. DANIEL MCCRANIE J. Daniel McCranie	Chairman of the Board of Directors	January 11, 2008

/S/ CURTIS J. CRAWFORD Curtis J. Crawford	Director	January 11, 2008

/S/ EMMANUEL T. HERNANDEZ Emmanuel T. Hernandez	Director	January 11, 2008

/S/ PHIL D. HESTER Phil D. Hester	Director	January 11, 2008

Signature	Title	Date

/S/ JOHN W. MARREN John W. Marren	Director	January 11, 2008

/S/ ROBERT H. SMITH Robert H. Smith	Director	January 11, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1*	Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semiconductor Corporation, Orange Acquisition Corporation, and AMIS Holdings, Inc. (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation, as further amended through May 30, 2006 (incorporated by reference from Exhibit 3.1(a) to ON Semiconductor Corporation’s Second Quarter Form 10-Q filed with the Securities and Exchange Commission on July 28, 2006).

3.2	Form of Amendment to Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation (included as Annex G to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

3.3	Amended and Restated Bylaws of ON Semiconductor Corporation (incorporated by reference from Exhibit 3.2 to ON Semiconductor Corporation’s Form 10-K filed with the Securities and Exchange Commission on March 10, 2004).

3.4	Certificate of Incorporation of Orange Acquisition Corporation (included as Annex D to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

4.1	Specimen of share certificate of Common Stock, par value $0.01, ON Semiconductor Corporation (incorporated by reference from Exhibit 4.1 to ON Semiconductor Corporation’s Form 10-K filed with the Securities and Exchange Commission on March 10, 2004).

5.1**	Opinion of DLA Piper US LLP regarding legality of securities being registered.

8.1**	Opinion of DLA Piper US LLP regarding certain U.S. income tax aspects of the merger.

8.2**	Opinion of Davis Polk & Wardwell regarding certain U.S. income tax aspects of the merger.

10.1	Form of Voting Agreement, dated December 13, 2007, by and among ON Semiconductor Corporation, AMIS Holdings, Inc. and certain ON Semiconductor Corporation stockholders (included as Annex B to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.2	Form of Voting Agreement, dated December 13, 2007, by and among ON Semiconductor Corporation, AMIS Holdings, Inc. and executive officers, directors, and certain other stockholders of AMIS Holdings, Inc., other than Christine King (included as Annex C to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

10.3	Voting Agreement for Christine King, dated December 13, 2007, by and among ON Semiconductor Corporation, AMIS Holdings, Inc. and Christine King (incorporated by reference from Exhibit 10.1 to ON Semiconductor Corporation’s Form 8-K filed with the Securities and Exchange Commission on December 13, 2007).

23.1***	Consent of PricewaterhouseCoopers LLP.

23.2***	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of DLA Piper US LLP (included as part of Exhibit 5.1).

23.4**	Consent of DLA Piper US LLP (included as part of Exhibit 8.1).

23.5**	Consent of Davis Polk & Wardwell (included as part of Exhibit 8.1).

24.1***	Powers of Attorney for ON Semiconductor Corporation (included on signature page).

99.1**	Form of Proxy for ON Semiconductor Corporation.

99.2**	Form of Proxy for AMIS Holdings, Inc.

Exhibit Number	Exhibit Description
99.3	Opinion of Credit Suisse Securities (USA) LLC (included as Annex E to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

99.4	Opinion of Goldman, Sachs & Co. (included as Annex F to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

99.5***	Consent of Credit Suisse Securities (USA) LLC.

99.6***	Consent of Goldman, Sachs & Co.

*	Certain schedules have been omitted and ON agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.

**	To be filed by amendment.

***	Filed herewith.